Exhibit 99.1

1.	Executive summary

Western Digital overview

Western Digital (“WD”) is a leading developer, manufacturer and provider of data storage solutions that enable consumers, businesses, governments and other organizations to create, manage, experience and preserve digital content. Western Digital’s product portfolio includes hard disk drives (“HDDs”), solid state drives (“SSDs”), direct attached storage solutions, personal cloud network attached storage solutions, and public and private cloud data center storage solutions. HDDs are Western Digital’s principal products and are today’s primary storage medium for the vast majority of digital content, with the use of solid-state storage products growing rapidly. Western Digital’s products are marketed under the HGST and WD brand names.

Western Digital focuses its HDD and SSD product offerings on four main end markets:

Enterprise storage: Devices consist of performance and capacity HDDs and SSDs. These devices are used in multiple types of enterprise datacenters that provide storage for a range of cloud and corporate applications. Western Digital’s enterprise storage offerings include:

•	Performance HDDs that are optimized for performance applications providing a range of capacity and performance levels primarily for use in enterprise servers, supporting high volume on-line transactions, data analysis and other enterprise applications;

•	Capacity drives that provide enterprise class reliability at the lowest cost per gigabyte (“GB”) and are primarily for use in data storage systems, in tiered storage models and where data must be stored reliably for years; and

•	Solid-state solutions which feature high read/write speeds and include high capacities.

Client storage: Devices consist of HDDs for desktop and notebook PCs. These solutions are designed for use in desktop and notebook PCs requiring high performance, reliability and capacity with various ranges of performance and attributes.

Western Digital also offers Serial Advanced Technology Attachment (“SATA”) HDDs specifically designed for home and small office network attached storage systems and optimized for energy efficiency and reliability, hard drives for video recording applications, including surveillance, as well as HDDs designed for advanced single-user computing systems such as professional systems for video editing and computer-aided design/computer-aided manufacturing (“CAD/CAM”) applications and high-end desktop PC applications including gaming, which require high performance and high reliability.

Branded product: Solutions consist of HDDs embedded into WD and HGST branded external storage appliances with capacities ranging from 500 GB to 24 terabyte (“TB”) and using interfaces such as USB 2.0, USB 3.0, FireWireTM, ThunderboltTM and Ethernet network connections.

Consumer Electronics: Solutions are used in DVRs, gaming consoles, security surveillance, systems, set top boxes, camcorders, multi-function printers and entertainment and automobile navigation systems. These solutions include HDDs optimized for video streaming and continuous digital video recording.

For the 12 months ended January 1, 2016, Western Digital generated revenue of $13.4bn and Adjusted EBITDA of $2.7bn.1

[1]	For Adjusted EBITDA reconciliation, please refer to p. 85

WD + HGST synergies

The estimated WD + HGST synergies are approximations based upon a number of assumptions and estimates that are in turn based on our analysis of the various factors which currently, and could in the future, impact our business. These assumptions and estimates are inherently uncertain and subject to significant business, operational, economic and competitive uncertainties and contingencies. We cannot assure you that any or all of these synergies will be achieved.

In connection with the regulatory approval process of the Hitachi Global Storage Technologies Holdings Pte. Ltd. (“HGST”) acquisition, which closed on March 8, 2012, Western Digital agreed to certain conditions required by the Ministry of Commerce People’s Republic of China (“MOFCOM”), the competition regulator in China. These conditions included adopting measures to maintain HGST as an independent competitor until MOFCOM agreed otherwise. Accordingly, since March 2012, Western Digital operated its global business through two independent subsidiaries—HGST and WD. In March 2014, Western Digital submitted an application to MOFCOM to lift the condition it imposed on Western Digital to operate these businesses separately. On October 19, 2015, MOFCOM issued a decision in response to Western Digital’s application that permits Western Digital to integrate its HGST and WD subsidiaries, except that Western Digital committed to maintain two sales teams that will separately offer products under the WD or HGST product brand names for two years from the date of the decision. Western Digital began integration activities immediately following the MOFCOM decision and integration is expected to occur in phases over 24 months following receipt of MOFCOM’s decision. Western Digital has been able to identify up to approximately $650mm of annual run rate cost synergies to be achieved over a two year period. Total annual run-rate synergies are expected to be comprised of approximately $400mm of operating expense savings and approximately $250mm in savings from reduction in the cost of goods sold. Of the total annual run-rate synergies, approximately two thirds is expected to come from head count reduction and the remaining approximately one third is expected to come from non-headcount expense rationalization. In total, Western Digital expects to achieve 50% of the run-rate of the approximately $650mm synergy by the end of CY2016 and the balance by the end of CY2017. Western Digital also estimates the cash costs to achieve these savings to be approximately $800mm with about 75% of these costs to be incurred in CY2016 and the balance in CY2017.

There are three main components in realizing these cost savings including product roadmap consolidation, asset and footprint reduction and organization rationalization. Integrating the HDD product roadmap across Western Digital and HGST will enable consolidation of legacy subsidiaries and reduce overlap. Additionally, fewer R&D programs will need to be supported as both companies have committed substantial resources to the development of next generation storage solutions. Western Digital also expects to benefit from savings on material procurement costs from volume concentration, supplier rationalization and HDD parts standardization. Related supporting functions such as site administration and other support resources for legacy subsidiaries that were required due to MOFCOM regulations can now be consolidated further driving cost savings.

SanDisk overview

SanDisk Corporation (“SanDisk”) is a global leader in flash storage solutions with a strong history of innovative product offerings. Flash storage technology allows digital information to be stored in a durable, compact format that retains data even without power. NAND flash-based products enable businesses and consumers to efficiently and effectively capture, share and preserve digital content. SanDisk designs, develops and manufactures data storage solutions in a variety of form factors using flash memory, controller, firmware and software technologies. SanDisk’s solutions include a broad range of SSDs, embedded products, removable cards, universal serial bus, or USB, drives, wireless media drives, digital media players, and wafers and components.

SanDisk’s solutions are sold in four main end markets:

Enterprise and Hyperscale Data Centers: Solutions consist of enterprise SSDs (“eSSD”) designed for mission critical environments and include solutions optimized for storage in write intensive, read intensive and mixed use applications. SanDisk also provides enterprise software solutions designed to improve the performance of SSDs in various enterprise environments. eSSD solutions will be a key NAND flash growth driver over the next several years as SSDs increasingly replace HDDs in enterprise and hyperscale data centers.

Client Computing: Consists of client SSD (“cSSD”) solutions designed to enhance the user experience in notebooks, thin-and-light laptops and desktop computers. These include SATA and Peripheral Component Interconnect Express (“PCIe”) interfaces. cSSDs are expected to increasingly replace hard disk drives in both corporate and consumer client computing platforms over the next several years.

Mobile and Connected Applications: Consists of embedded and removable storage for mobile and connected applications. SanDisk is a leading supplier of microSD removable storage cards and embedded products, such as custom embedded solutions, iNAND and MCP solutions, for use in mobile phones, tablets, notebooks, global positioning system, or GPS, devices, eReaders, wearable products and other mobile or computing devices. SanDisk also provides removable storage cards and embedded storage solutions for use in automotive, industrial and connected home applications.

Consumer Electronics: Consists of embedded and removable flash storage solutions for multiple consumer markets, including imaging, USB drive, gaming, audio/video and others.

SanDisk’s products are made by combining NAND flash memory with a controller and firmware. SanDisk purchases substantially all of their NAND flash supply through joint venture relationships with Toshiba Corporation (“Flash Ventures”), which manufactures and provides SanDisk with leading-edge, high-quality NAND wafers. Flash Ventures operates in four fabrication facilities based in Yokkaichi, Japan, including the “New Fab 2” facility that is primarily intended to provide space to convert existing 2D NAND capacity to 3D NAND. Wafer production at this facility began in January 2016. SanDisk uses controllers that are designed in-house as well as controllers purchased from third-parties.

For the 12 months ended January 3, 2016, SanDisk generated revenue of $5.6bn and Adjusted EBITDA of $1.4bn.1

Transaction overview

On October 21, 2015, Western Digital and SanDisk announced that they have entered into a definitive agreement pursuant to which Western Digital Technologies, Inc., a wholly owned subsidiary of Western

[1]	For Adjusted EBITDA reconciliation, please refer to p. 93

Digital, will acquire all of the outstanding shares of SanDisk for a combination of cash and stock (the “Merger”). The offer values SanDisk common stock at $78.80 per share for a total equity value of approximately $17bn based on Western Digital’s closing price of $47.35 on March 2, 2016. Assuming no closing cash shortfall (please refer to third paragraph of ‘Transaction overview’ Section), Western Digital will pay $67.50 in cash and 0.2387 shares of Western Digital common stock per share of SanDisk common stock (the “Merger Consideration”).

The transaction will be financed by a mix of cash on hand, new debt financing and Western Digital common stock. In connection with the transaction, Western Digital expects to incur new debt totaling $15.1bn (including $1bn revolving credit facility, from which up to $300mm will be drawn at transaction close) and a $3bn short-term bridge which will be repaid shortly after transaction close. Western Digital has received commitments for $18.1bn in total financing from lead banks J.P. Morgan, Bank of America and others. The proceeds from the new debt facilities are expected to be used to pay part of the purchase price, refinance existing debt of Western Digital and SanDisk and pay transaction related fees and expenses. The borrowings of new debt, the refinancing of existing debt and the repayment of the short-term bridge are referred to as the “Financing Transactions”.

The allocation between cash and shares of Western Digital common stock is subject to reallocation, at Western Digital’s election, if the amount of cash and cash equivalents, including short-term marketable securities, held by SanDisk or any of its subsidiaries available for use or that can be repatriated in the United States, in each case without the payment of withholding tax or U.S. income tax (the “Available Cash”) on the closing date falls short of a target cash amount of $4.049bn (if the closing occurs before June 30, 2016), or $4.139bn (if the closing occurs on or after June 30, 2016) (the “Closing Cash Shortfall”). If Western Digital so elects, the cash portion of the per share Merger Consideration will be reduced by the Closing Cash Shortfall, divided by the number of shares of SanDisk common stock outstanding as of the closing date (the “Per Share Cash Reduction Amount”), and the Western Digital common stock portion of the per share Merger Consideration will be increased by a number of shares of Western Digital common stock equal to the Per Share Cash Reduction Amount divided by $79.5957.

Steve Milligan will continue to serve as chief executive officer of the combined company, and the combined company will remain headquartered in Irvine, California. Upon closing, Sanjay Mehrotra, SanDisk’s Co-Founder and CEO, is expected to join the Western Digital Board of Directors.

Led by a seasoned management team, Western Digital has a strong track record of integrating acquisitions to create value. Western Digital expects to achieve annual run-rate synergies of approximately $500mm within 18 months post-closing and annual run-rate synergies of approximately $1.1bn by 2020. The transaction is expected to be EPS accretive on a non-GAAP basis in CY 2017. Pending the closing of the transaction, Western Digital expects to continue paying its quarterly dividend and has already suspended its share buyback program.

Acquisition rationale

The Merger would create a global leader in storage technology, with enhanced scale and diversity enabling the ability to capture opportunities in an evolving landscape. The combination will be a media-agnostic storage solutions company with global scale, extensive product, technology and intellectual property assets, and a combination of deep expertise in non-volatile memory (“NVM”) and rotating magnetic storage, with the prospects for an expanded customer base and optimized product offering to allow for new business relationships and transactions not available to either company on a stand-alone basis.

The combination doubles the addressable TAM from $35bn in 2015 to $77bn by 2020 driven by expanded participation in high growth NVM market segments. The combined company will be a leader in the HDD market, which is seeing strong growth in segments like capacity enterprise HDDs (28% CAGR from CY2015 to CY2020) which will continue to be the dominant storage media in data centers. As solid state storage finds increasing use in data centers for performance workloads, the combined company will have a leading position in eSSDs which are used for performance intensive workloads, in some cases replacing performance HDDs (e.g., in traditional enterprise data centers). On the client devices side, the combined company will have a leading position in cSSDs and embedded NAND, where growth is being driven by a shift to mobile form factors (e.g., ultrabooks, smartphones). This will enable the combined company to address the needs of its customers (such as PC OEMs and ODMs) as it introduces new form factors for its devices, building on a long successful track record in providing HDD solutions to the combined company’s customers.

The combination allows the combined company to achieve immediate scale, with pro forma CY2015 revenues of approximately $19bn, making it one of the top players in the industry. The complementary nature of Western Digital’s and SanDisk’s product lines, including HDDs, SSDs, embedded NVM storage, branded retail products, cloud data centers storage solutions and flash storage solutions, is expected to provide the foundation for a broader set of products and technologies that provide an increased value proposition for customer segments ranging from consumer to datacenter. As hyperscale cloud service providers become the largest data center customers, the portfolio breadth and depth as well as the technical expertise of both companies will allow the combined company to address its needs.

The combination achieves a key strategic goal of having a captive NAND supply to enable technology, operational and financial advantages. NAND and other NVM are more complex than a simple commodity, and the Merger enables Western Digital to vertically integrate into NVM, securing long-term access to NVM and manufacturing processes needed to achieve advantaged time to market, tune media specifications to desired levels, and optimize media to the application layer. The SanDisk and Toshiba joint ventures have had a successful 15 year history through a time-tested business model, providing stable NAND supply at scale through a capital efficient business model, which extends across NVM technologies such as 3D NAND and resistive random-access memory (“ReRAM”). At the storage system level, maximum innovation requires deep understanding and control over intricacies of the underlying NAND, including the architecture and its application optimization which the combination will further enhance. Furthermore, the combination provides a strong position across the storage stack, strengthening the ability of the combined company to move up the stack.

Sources & Uses

Sources	($ in billions)	Uses	($ in billions)
New debt issuance	$17.4	Purchase price of equity	$16.6
Cash consideration	2.6	Refinancing of estimated debt and fees and expenses	6.3
Equity consideration	2.9
Total sources	$22.9	Total uses	$22.9

Note: Purchase price of equity based on implied offer price as of 3/2/16; actual amounts are likely to be different on the actual closing date

Pro forma capitalization

		Pro forma: Projected PRE-bridge pay down		Pro forma: Projected POST-bridge pay down
($ in billions)	Expected Tenor	Pro forma	xLTM 1/1/2016 PF Leverageable Adj. EBITDA	Pro forma post bridge pay down	xLTM 1/1/2016 PF Leverageable Adj. EBITDA
Cash & equivalents		$6.9		$3.9
Additional bridge	45 days	3.0		—
New $1.0 RC	5 years	0.3		0.3
New term loan A	5 years	3.0		3.0
New term loan B	7 years	6.0		6.0
New secured bridge / notes	1/7 years	1.0		1.0
Total secured debt		$13.3	2.5x	$10.3	2.0x
Net secured debt		$6.4	1.2x	$6.4	1.2x
New unsecured bridge / notes	1/8 years	4.1		4.1
Total debt		$17.4	3.3x	$14.4	2.7x
Net debt		$10.5	2.0x	$10.5	2.0x

Note: Capitalization structure as shown above is based on financing commitment received from all lenders at the time of SanDisk acquisition announcement; actual amounts and debt tranches may differ at time of launch of debt financing transaction

LTM 1/1/2016 Pro forma Leverageable Adjusted EBITDA reconciliation

	($ in millions)
Western Digital Adjusted EBITDA	$2,729	[1]
SanDisk Adjusted EBITDA	1,396
Pro forma Adjusted EBITDA	$4,125	[1]
WD + HGST synergies	650
SanDisk synergies	500
Pro forma Leverageable Adjusted EBITDA	$5,275

Note: For detailed reconciliation, refer to p. 18 for Pro forma Leverageable Adjusted EBITDA, p. 85 for Western Digital Adjusted EBITDA and p. 93 for SanDisk Adjusted EBITDA

[1]	Excludes $10mm of realized WD + HGST synergies

Corporate and tax structure

Note: Capitalization structure as shown above is based on financing commitment received from all lenders at the time of SanDisk acquisition announcement; actual amounts and debt tranches may differ at time of launch of debt financing transaction

Western Digital expects to undertake an organizational restructuring shortly after the closing of the SanDisk acquisition. The organizational restructuring is expected to relocate SanDisk’s intellectual property offshore where it will be used, and is expected to enable the combined company to align the SanDisk structure with the Western Digital structure. Western Digital expects that aligning the structures will (a) facilitate the integration of SanDisk’s and Western Digital’s non-U.S. operations, including the supply chains and workforces, and (b) allow SanDisk to achieve tax results that are similar to Western Digital’s tax results.

Western Digital expects that the organizational restructuring will also allow tax efficient use of approximately $8.0bn to $10.0bn of offshore cash. The principal cost of the organizational restructuring is expected to be the recognition of income by Western Digital Technologies in the form of contingent amounts equal to the value of the SanDisk intellectual property held directly by the U.S. entities over the life of the intellectual property. We estimate these amounts to be approximately $1.0bn per year for approximately seven years.

Western Digital Technologies will need to pay tax on these amounts. To the extent permissible under local law, Western Digital Technologies will receive cash from the foreign structure equal to these amounts.

Industry overview

Western Digital believes it is well positioned to capitalize on important long-term growth trends in the rapidly changing storage industry, including the ongoing expansion in digital content and the growth in the amount of that content being stored. These trends are linked directly to consumers’ and commercial enterprises’ increasingly ubiquitous experience with data and the increasing value of that data. The confluence of data growth and the ability to expand the extraction of value from data is driving the need for the long-term retention of as much data as possible for legal and regulatory purposes and for potential future refinements in a wide range of fields, including advertising, aerospace, e-commerce, energy, medical, mining, and security surveillance. Western Digital believes the ways in which people and organizations are creating and using data are changing and that the amount of data considered useful to store is expanding.

The growth and changes in the global ecosystem for digital content storage solutions are being driven by several factors including:

•	Proliferation of data. The proliferation of consumer electronics (“CE”), computing devices, social media and cloud-related infrastructure is driving rapid growth in the creation, sharing and retention of high definition video, high resolution images, e-mail and big data files.

•	Evolution in data access and distribution. Increasing demand for data access and distribution anytime and anywhere, facilitated by rapidly improving network accessibility, big data analytics and higher bandwidth, is powering a dramatic increase in the need for data storage at both the local level and at the off-site, network-accessed or “cloud” levels.

•	Advancements in storage devices. Technological improvements in the capacity, size, performance, connectivity and power requirements of storage devices continue to meet the demand for higher density and higher performance storage in increasingly diverse applications.

•	Growth in consumers’ use of mobile computing and storage and use of digital content in the home and small office.

•	Rise of hyperscale cloud service providers to service the needs of consumers and enterprises shifting more of their workloads to the cloud. Hyperscale service providers are leading major shifts in data center architectures and are becoming the largest segment of storage demand for the data center.

•	Adoption of tiered storage architectures. With the significant increase in data storage demand, enterprises and cloud infrastructure players have adopted tiered storage architectures to improve storage performance and manage the costs of this growth as they cope with increasingly large, growing pools of digital content. Tiered storage architectures optimize data storage to the most appropriate storage device, driving increasing demand for high capacity HDDs and high performance flash-based solid-state storage.

•	The development of advanced storage solutions that bypass tiered architectures while delivering the same benefits.

The ability to store large amounts of data is an ongoing enabler of the large amount of digital content being created and utilized. Growth in the number of computing users and connected mobile devices in the world continues unabated, creating more usage and more digital content to be stored. Cloud computing applications are especially noteworthy given that they create multiple copies of photos, videos and other content to ensure efficient distribution and security. Exabytes shipped in the HDD industry reached 533EB, in calendar year 2015, driven by demand for capacity HDDs to support cloud applications in data center. In addition, revenue in the NAND industry reached ~$31bn in calendar year 2015, surpassing revenue in HDDs, reflecting continued strength in SSDs from client and enterprise segments, and growth in embedded.1

[1]	Source: Western Digital, IDC

Source: Western Digital, IDC

Note: Totals may not add up due to rounding

Enterprise

Enterprise storage devices consist of HDDs (performance and capacity) and eSSDs. These devices are used in multiple types of datacenters that provide storage for a range of cloud and corporate applications. There are also newer enterprise systems level products that provide cost-efficient solutions for performance intensive workloads (using eSSD) and capacity intensive workloads (using capacity HDDs).

Petabyte shipments into the enterprise storage industry were up 29% in calendar year 2015 from calendar year 2014.1 Future growth in the enterprise segment is expected to occur based on public and private cloud-related projects to address the continued growth in data being created and the demand to store much of that data. Hyperscale cloud service providers are emerging as the largest drivers of demand growth as they build out data center infrastructure to support the massive growth in cloud workloads from consumers and enterprises.

HDDs and SSDs are essential to the operations of a data center and require the greatest capabilities and reliability. These drives are the most highly engineered product line in the storage industry. The infrastructure to support cloud computing storage is driving the demand for multi-platter high capacity HDDs as well as enterprise class SSDs in tiered storage architectures. Capacity HDDs are expected to continue to be the dominant storage media (in terms of EB) in the data center as hyperscale cloud services providers and enterprises continue to search for the most cost-efficient solutions for their long term storage needs. Companies such as Facebook, Inc. store user data for a very long time, but most of the access happens within the first 100 days. Capacity HDDs are the underlying storage media for such longer term storage needs (beyond the first few days). Further, there is an increasing need for highly efficient system solutions to store data that historically lacked a means of storage that was both cost effective and easily accessible. (e.g., to be able to drive more insightful analytics from broader data set).

Concurrently, the rapid growth in performance intensive workloads (e.g., analytics, search) is driving increasing use of eSSDs in the data center. Traditional enterprises are adopting eSSD-based solutions to

[1]	Source: Western Digital, IDC

better support high performance workloads, while migrating away from performance HDDs. Hyperscale cloud service providers are emerging as the largest eSSD customer segment driven by new workloads that require very high performance (e.g., real time analytics, search, etc.), as they build out new services and features in their offerings for consumers and enterprises. Additionally, flash platforms are emerging as a new category of systems as data center customers look to deploy new architectures leveraging flash.

Client: Desktop and Notebook PCs

Client storage devices consist of internal HDDs and cSSDs for desktop and notebook PCs. Notebook computers are used both in and away from homes and businesses. The demand for HDDs in desktop and notebook PCs is in decline due to the slow-down in PC sales, the increased use of cSSDs as replacements for HDDs in notebook PC, and the growing shift of storage workloads to the cloud. HDD unit shipments into client computer storage devices will be driven primarily by demand in emerging countries, corporate and consumer refreshes and the enduring nature of PCs as the most fully functional computing device. At the same time, cSSD demand will continue to see strong growth driven primarily by the increasing shift to more mobile form factors.

Embedded Storage for Mobile Devices

Embedded products are designed to meet the increasing demand for embedded NAND storage for mobile phones, tablets, notebooks and other portable and wearable devices, as well as in automotive and connected home applications. As smartphones and other ultramobile devices continue to grow and the Internet of Things drives the need to store data on all types of devices, the demand for embedded NAND storage is expected to show strong growth.

Branded Products

External storage devices supplement the storage space on PC systems for home and small office networks and, through wireless connections, they are the fastest growing category in this segment, providing remote access to personal content.

Consumer Electronics

HDDs for CE products are primarily used in digital video recorders (“DVRs”), game consoles and security video recording systems. Demand for greater storage capacity in these applications will continue to drive growth for higher capacity HDDs. These same trends are driving increased use of flash as well, particularly in performance intensive or space constrained environments.

Removable Products

Removable products are NAND flash based products and include removable cards, USB flash drives, Wireless Drives and Digital Media Players and are sold through retail channels. They are primarily used in smartphones, tablets, action, surveillance, digital cameras and camcorders.

Large and growing TAM

As overall storage needs continue to expand driven by a broad spectrum of end-markets, the total addressable market for storage is expected to grow from $60bn in 2015 to $77bn in 2020. This is driven primarily by growth in SSD/NAND flash and growth in capacity HDD storage segments.

Source: Gartner, IDC

Note: Totals may not add up due to rounding

Competition

The combined company will compete with manufacturers of rotating magnetic and solid state storage solutions including NAND, SSD and HDD. Competitors include:

HDD: The HDD industry is highly competitive. Western Digital has two strong competitors in Seagate and Toshiba.

SSD/NAND flash: The SSD/NAND flash industry continues to be competitive with several players. The combined company will compete with NAND flash memory manufacturers, removable product manufacturers and resellers, client storage solution manufacturers, enterprise storage solution manufacturers and digital media player and drive manufacturers.

The combined company will be able to compete more effectively given the improved breadth of the portfolio and depth of technical expertise across HDD and SSD/NAND flash segments.

SanDisk synergies

The estimated SanDisk synergies are approximations based upon a number of assumptions and estimates that are in turn based on our analysis of the various factors which currently, and could in the future, impact our and SanDisk’s business. These assumptions and estimates are inherently uncertain and subject to significant business, operational, economic and competitive uncertainties and contingencies. We cannot assure you that any or all of these synergies will be achieved.

The combination of Western Digital and SanDisk is expected to provide approximately $500mm in annual run-rate synergies within 18 months of closing the acquisition, which is expected to rise to approximately $1.1bn in annual run-rate synergies by 2020. Synergy opportunities are expected to come from vertical integration, operational consolidation and stronger position in certain product segments.

Vertically integrating SanDisk’s NAND flash memory operations with Western Digital’s storage system business provides substantial cost savings. Currently Western Digital procures NAND flash memory from third-party manufacturers such as Intel Corporation and Toshiba for its eSSD products, paying the prevailing market prices and margins. The integrated company would be able to source its NAND flash supply from Flash Ventures, increasing the margins and profits on Western Digital’s sales of eSSD solutions. Additionally, Western Digital will be able to bring SanDisk’s SATA eSSD solutions to its customers and improve gross margins for the combined retail/branded business due to logistics savings.

The combined company is expected to realize substantial operational cost savings given overlapping sales and marketing, G&A and R&D functions. Western Digital and SanDisk currently market and sell their products to many of the same customers including PC OEMs, enterprise customers, consumers and cloud service providers. Through the combination, the two companies will be able to reduce the overlapping sales force and eliminate redundant marketing expenses. There is also opportunity for additional cost savings in R&D as both companies have committed substantial resources to the development of eSSDs and NVM solutions. Eliminating duplicative engineering resources and aligning product roadmaps and further consolidation in support functions is expected to drive additional synergies.

SanDisk synergy overview ($ in millions)

Synergy lever	Rationale / assumption	Anticipated annual run-rate synergies within 18 months post-closing	Anticipated annual run- rate synergies by 2020
Vertical integration	• Lower cost of NAND for WD eSSDs • Align supply chain for retail / branded business • SATA eSSD uplift from selling into Western Digital	$200	$750
G&A consolidation	• Reduction of fixed costs • Consolidation of overlapping variable costs	$55	$90
Go-To-Market (GTM) consolidation	• Western Digital and SanDisk provide different products to same customers in both storage and retail • Reduction in retail and device sales costs • Savings on marketing cost due to scale	$55	$60
R&D consolidation	• More efficient eSSD R&D from eliminating duplication • emNVM overlapping R&D consolidation	$70	$75
Uplift in cSSD business	• cSSD uplift from Western Digital into client OEMs	$150	$375
SAS dis-synergies	• Customers limiting combined market share	($5)	($205)

Finally, the combined company is expected to compete more successfully in certain markets driving incremental customer traction beyond what they could achieve on a standalone basis. The cSSD market is one in which the combined company is particularly well positioned to become a leading player. cSSDs are rapidly replacing HDDs as the storage medium of choice for notebooks and ultrabooks. As the transaction combines SanDisk’s leading cSSD technology with Western Digital’s long-term relationship with leading PC OEMs, the combined company is expected to have strong market adoption of its cSSD products.

Go-to-market

The combined company will focus on continued strengthening of its go-to-market (“GTM”) capabilities to support its broad portfolio of storage solutions. The combined company will seek to benefit from the strong complementary GTM capabilities of both companies in selling into client and enterprise OEMs, end-consumers (through the retail and online channel) and cloud service providers. The combined company will have strong capabilities to address the needs of hyperscale cloud service providers, enabled by the breadth of the portfolio, depth of technical expertise across media types (critical to address their leading edge architectural needs) and successful track record of serving them over the past years. Additionally, this includes continued investment in building out GTM for data center customers for systems and solutions by leveraging strong starting points of both companies. The combined company will continue building their respective partnerships (e.g. SanDisk’s partnership for systems with players like Nexenta Systems, Inc. and Dell, Inc., and Western Digital’s announced China JV with Unisplendour Corporation Limited or “Unis”).

Integration

Western Digital has significant experience in integrating large acquisitions given its history within the storage space and has been well underway planning the integration with SanDisk. Western Digital has an integration team comprising of over 200 members put in place and a detailed framework for integration planning to maximize success of the SanDisk integration. Western Digital’s detailed integration framework can be broken into the following four key categories:

•	Growth acceleration: Both Western Digital and SanDisk bring unique product portfolios and technology roadmaps to the combined business. Management will focus on combining technology and product roadmaps and focusing on design and R&D investments to be made in the combined business with the goal of maximizing growth and minimizing disruption.

•	Achievement of synergies: Given the amount of time spent by Western Digital in analyzing this potential combination, the management team has a granular view on potential synergies between both businesses. Technology qualification to enable NAND flash sourcing from SanDisk for Western Digital is well under way and is expected to provide a significant synergy opportunity. Additionally, from working extensively with operational consultants, management believes in its ability to achieve operational expense synergies and has a detailed plan in place.

•	Organizational design and management change: Based on prior integrations of large technology companies, the management team at Western Digital has a fairly extensive understanding of steps needed to ensure a successful integration. Western Digital currently contemplates working with SanDisk to design a future state organization to optimally place people for success. This will entail a transformation across all levels of the organization, particularly management to ensure success. Western Digital is focused as well on mitigating potential disruption to both companies’ customers throughout this integration.

•	Focus on retaining talent and unifying both cultures: Talent and culture have been and will continue to be critical elements of the Western Digital business so there is a large degree of focus on this part of the integration. After a thorough analysis of both Western Digital and SanDisk, Western Digital plans to develop an organization that leverages cultural strengths of both teams. Additionally, by emphasizing cultural themes and creating a unique identity, Western Digital believes it can retain the right talent and work with SanDisk to redefine the culture.

Western Digital management has designated three sets of teams to drive the integration process to optimize the execution and achievement of synergies:

•	Steering committee: The Steering committee’s goal is to set integration objectives, make key strategic decisions, clear roadblocks through the process and approve integration plans.

•	Integration Management Office (IMO): The IMO is the core team accountable to deliver the integration objectives of the overall process. This team is assigned the responsibility for deliverables across functional teams and monitoring progress of all work streams and mapping and tracking interdependencies.

•	Functional teams: All functional teams are accountable to the IMO and are responsible for the execution of the integration through sub-deliverables provided by the IMO as well as providing support to the IMO cross-functional workstreams.

Through tight coordination, Western Digital aims to execute the following seven workstreams across the functional teams involved in the integration process:

Ventures with Toshiba

Note: Images not to scale

SanDisk and Toshiba currently operate three business ventures in 300-millimeter NAND flash manufacturing facilities in Yokkaichi, Japan, that provide SanDisk leading-edge, cost- competitive NAND wafers for its end products. Flash Partners Ltd., which operates primarily in Toshiba’s Fab 3 facility, or Fab 3, was formed in September 2004. Flash Alliance Ltd., which operates primarily in Toshiba’s Fab 4 facility, or Fab 4, was formed in July 2006. Flash Forward Ltd., which operates primarily in Toshiba’s Fab 5 facility, or Fab 5, was formed in July 2010. SanDisk refers to Flash Partners, Flash Alliance and Flash Forward collectively as Flash Ventures. SanDisk and Toshiba combined shipped almost 40% of total global NAND bits in calendar year 2015 per Gartner. Through Flash Ventures, SanDisk and Toshiba collaborate in the development and manufacture of 2D and 3D NAND flash wafers using semiconductor manufacturing equipment owned or leased by each of the Flash Venture entities. In addition, SanDisk and Toshiba collaborate on joint R&D activities for next generation technologies.

In October 2015, SanDisk entered into a facility agreement, the New Fab 2 Agreement, with Toshiba related to the construction and operation of Toshiba’s “New Fab 2” fabrication facility, which is primarily intended to provide space to convert 2D NAND capacity to 3D NAND. SanDisk expects that the New Fab 2 space will accommodate conversion of somewhat less than half of the current Fab 3, Fab 4 and Fab 5 2D NAND capacity to 3D NAND. In calendar Q4 2015, SanDisk achieved record yields on its 2D NAND 15nm technology. SanDisk also began shipping initial quantities of 48-layer X3 3D NAND in retail products and shipped its first OEM customer samples of this technology. Additionally, SanDisk began conversion of 2D to 3D NAND at New Fab 2 in January 2016. 3D NAND production began in calendar Q4 2015 and is expected to ramp across CY2016, with the majority of the output expected in the second half of the year. SanDisk expects its 3D NAND cost per bit to achieve lower cost per bit compared to its 15-nm 2D NAND in 2017 with its next-generation 3D NAND.

SanDisk holds a 49.9% ownership position in each of the Flash Venture entities. Each Flash Venture entity purchases wafers from Toshiba at cost and then resells those wafers to SanDisk and Toshiba at cost plus a mark-up. SanDisk is committed to purchase half of Flash Ventures’ NAND wafer supply or pay for half of Flash Ventures’ fixed costs regardless of the output SanDisk chooses to purchase. SanDisk is also committed to fund 49.9% to 50% of Flash Ventures’ costs to the extent that Flash Ventures’ revenue from wafer sales to SanDisk and Toshiba are insufficient to cover these costs.

Each Flash Venture entity’s board is comprised of 6 members with equal representation from SanDisk and Toshiba. Additionally, Flash Ventures have operating committees for each fabrication facility, with a representative from each of SanDisk and Toshiba on each operating committee. The operating committees oversee the day-to-day operations of Flash Ventures and the fabrication facilities.

[1]	~95% of memory COGS paid to Flash Ventures

SanDisk’s approximately 50% portion of Flash Ventures’ capital expenditure is funded from three sources: (1) operating cash flow generated by Flash Ventures; (2) equipment lease financing guaranteed by SanDisk; and (3) cash outlay from SanDisk in the form of loans or capital contributions. Operating cash flow is generated at Flash Ventures as Flash Ventures sell output to SanDisk and Toshiba at the all-in cost plus a markup. Together, cash inflow from the operating cash flow and equipment lease financing generally fund a substantial majority of Flash Ventures’ capital investments.

While Toshiba is restructuring many of its businesses including its semiconductor operations, Toshiba has announced that it positions the memory business as a core business and will continue to make focused investments that enhance its market competitiveness. The memory business is the second largest and the most profitable division of Toshiba. For the first nine months of Toshiba’s fiscal year ended March 31, 2015, Toshiba reported that its memory business generated ~14% of its total revenue. In February 2016, Toshiba announced that it is gearing up for future expanded production of BiCS FLASH, its proprietary 3D flash memory, by acquiring 150,000 square meters of land adjacent to its Yokkaichi Operations memory production complex. Additionally, Western Digital has had continued discussions with Toshiba since the SanDisk transaction announcement where Toshiba has reiterated their commitment to the Flash Ventures.

Combined company strategy

Western Digital’s business strategy is to be an industry-leading developer, manufacturer and provider of innovative storage solutions that enable people to create, manage, experience and preserve digital content. The combined company will strive to achieve its business strategy through the following elements:

Key strategy highlights

Operational excellence

•  Relentless focus on operational excellence in all aspects of its business

•  Align strategic plan across the organization, focus and consolidate product roadmap and streamline and implement lean business processes

Leadership across storage and memory technologies

•  Provide a broad portfolio of compelling, high quality storage solutions across hard disk drives, solid state drives, embedded NVM storage, branded retail products, cloud data centers storage solutions and flash storage solutions

•  Create products that offer effective technology deployment, high efficiency, flexibility and speed across all HDD and NVM technologies

Compelling value for customers

•  Develop collaborative relationships with customers that create value by solving their data management needs through innovative solutions

•  Develop solutions tailored to address customer needs by leveraging the breadth of portfolio of combined company and depth of technical expertise across storage media types and software capabilities

Leverage vertical integration

•  Leverage NAND access to enable innovation, strengthen competitive positioning and better serve customer needs

•  Continue to deepen and expand the strong JV capabilities between SanDisk and Toshiba through next-generation technology investments, such as 3D NAND and next-generation NVM

•  Drive cost leadership through captive HDD and NAND supply

Growth in higher value segments

•  Continue to enhance the mix of higher margin segments, given the revenue composition of the combined company

•  Enhance focus on higher margin segments like enterprise SSDs and data center solutions building on strength of both companies

Optimize and ensure future growth

•  Broaden and strengthen direct and channel customer engagements across client (e.g., PC, smartphone) and enterprise, OEMs, hyperscale cloud service providers, and distribution channel

•  Continue diversification of storage solutions portfolio and entry into additional growing adjacent markets

Historical financial summary

Western Digital

($ in millions)
	FY13	FY14	FY15	LTM
HDD	$14,996	$14,622	$13,761	$12,447
SSD	$355	$508	$811	$971
Revenue	$15,351	$15,130	$14,572	$13,418
% growth	23%	(1%)	(4%)	(8%)
Non-GAAP Gross profit[1]	$4,512	$4,524	$4,395	$3,936
% margin	29%	30%	30%	29%
Adjusted EBITDA[2]	$3,473	$3,340	$3,099	$2,739
% margin	23%	22%	21%	20%

Note: Fiscal year ends on the Friday nearest to 6/30, LTM as of 1/1/2016; the items included above are only for demonstration and comparability purposes and are not necessarily indicative of the items that will appear in future GAAP to Non-GAAP reconciliations. For example, WDC currently does not exclude stock-based compensation expense from its Non-GAAP results, but it has done so here solely to achieve comparability with SanDisk’s past practice.

1.	Non-GAAP gross profit excludes acquisition-related adjustments, amortization of acquired intangible assets and other one time charges; please refer to p. 85 for detailed reconciliation
2.	Adjusted EBITDA defined as GAAP operating income, plus D&A, stock-based compensation and other one-time charges; please refer to p. 85 for detailed reconciliation

SanDisk

($ in millions)
	FY13	FY14	FY15
Embedded[1]	27%	22%	24%
Removable[2]	43%	38%	40%
Client SSD Solutions[3]	15%	19%	11%
Enterprise Solutions[4]	4%	10%	13%
Other[5]	11%	11%	12%
Revenue	$6,170	$6,628	$5,565
% growth	22%	7%	(16%)
Non-GAAP Gross profit[6]	$2,927	$3,191	$2,387
% margin	47%	48%	43%
Adjusted EBITDA[7]	$2,056	$2,157	$1,396
% margin	33%	33%	24%

Note: Fiscal year ends on Sunday closest to 12/31; Revenue by category is calculated based on analysis of the information that SanDisk collects in its sales reporting processes.

1.	Embedded includes products that attach to a host system board.
2.	Removable includes products such as cards, USB flash drives and audio/video players
3.	Enterprise Solutions includes SSDs, system solutions and software used in data center applications.
4.	Client SSD Solutions includes SSDs used in client devices and associated software.
5.	Other includes wafers, components, accessories, and license and royalties.
6.	Non-GAAP gross profit excludes stock-based compensation, amortization of acquisition-related intangible assets and other one time charges; please refer to p. 93 for detailed reconciliation
7.	Adjusted EBITDA defined as GAAP operating income, plus D&A, stock-based compensation and other one-time charges; please refer to p. 93 for detailed reconciliation

LTM 1/1/2016 Pro forma Leverageable Adjusted EBITDA

($ in millions)
GAAP operating income	$1,565
Depreciation & amortization[1]	1,828

Pro forma EBITDA	$3,393

Stock-based compensation	346
Charges related to cost saving initiatives	37
Employee termination, asset impairment and other charges[2]	311
Charges related to arbitration award	32
Other charges[3]	16

Pro forma Adjusted EBITDA	$4,135
Less: Already realized WD + HSGT[4] synergies	(10)

Add: Est. WD + HGST COGS Run-rate Synergies[5]	250
Add: Est. WD + HGST Operating Expense Run-rate Synergies[5]	400
Add: Est. SanDisk Annual Run-Rate Synergies (within 18 months post closing)[6]	500

Pro forma Leverageable Adjusted EBITDA	$5,275

Note: Totals may not add up due to rounding

[1]	Depreciation and amortization consists of WD LTM depreciation of $895mm and amortization of $128mm, SanDisk depreciation of $280mm and amortization of $185mm (consisting of amortization of acquired intangible assets and amortization of an IP patent license within R&D), and incremental pro forma adjustments for depreciation of $139mm and amortization of $201mm.
[2]	Represents WDC LTM expenses of $197mm, SanDisk LTM impairment of acquisition-related intangible assets of $61mm, and SanDisk LTM restructuring expenses of $53mm.
[3]	Represents acquisition-related charges other than SanDisk and additional one-time non-GAAP charges.
[4]	Represents estimated savings from integration of WD and HGST Inc. subsidiaries following the October 19, 2015 decision by MOFCOM.
[5]	Refer to p. 2.
[6]	Refer to p. 12.

2.	Key credit highlights

Key highlights of combined business

Leading global storage solutions provider

•   Combination creates a global leader in storage solutions with scale, extensive product portfolio and deep expertise in HDD & SSD technology

•   Combined company had $19bn of pro forma revenue in CY2015

Doubles addressable market and enhances growth	• Doubles addressable market from $35bn currently to $77bn by 2020 • Enhances position in segments such as eSSDs, cSSDs, and Embedded NAND solutions

Increases diversification and creates technology hedge

•   Increases revenue diversification by product and end markets

•   SSD/NAND revenue contribution will increase from 7% to 35%

•   Improves ability to navigate the adoption of different media types in key segments (client HDD to cSSD, performance enterprise HDDs to eSSDs)

Robust data storage product portfolio

•   Complete storage technology portfolio with wide applicability for both consumers & enterprise customers in an increasingly data-centric world

•   Industry leading presence in next-gen NVM media, device & system technology

Technology leadership driven by IP and talent

•   Western Digital is the first supplier of helium-filled HDDs and has a history of technological leadership and innovation

•   SanDisk has the world’s most advanced and cost competitive 2D NAND (15nm), industry competitive 48-layer 3D NAND and is actively investing in next generation NVM technologies such as ReRAM

•   Combined company to have more than 17,100 patents & applications across a wide variety of storage technologies and more than 12,700 engineers

Benefits from vertical integration

•   Continued partnership with Toshiba enables vertical integration with stable, competitive, captive NAND flash memory supply and technology

•   Enables innovation in rapidly evolving landscape including deep optimization of storage solution stack

•   Provides earlier and deeper technology access, leading to better economics and features for customers

•   Significantly improves economics for SanDisk (due to allocation of bits to higher margin segments) and Western Digital (due to lower cost of NAND)

Strong financial profile	• Significant scale with an attractive margin profile • Strong PF Adjusted EBITDA generation of $4.1bn in CY2015 • Significant PF FCF generation of $2.3bn in CY2015

Significant synergy opportunity

•   Approximately $500mm expected annual run-rate synergies within 18 months post-closing; expected to ramp to approximately $1.1bn annual run-rate by 2020

•   Significant cost benefits expected from vertical integration of eSSD portfolio, G&A consolidation, overlapping GTM consolidation and R&D efficiency

•   Additional upside expected from improved cross-selling opportunities in cSSD

Disciplined capital structure

•   Optimized capital structure to maximize flexibility and value creation

•   Committed to rapidly deleverage to target leverage of <1.5x in ~3 years

•   Conservative financial policies with commitment to rapid deleveraging

Experienced management	• Visionary team with deep industry expertise • Strong track record of operational excellence • History of successfully integrating large M&A transactions and driving synergies

Leading global storage solutions provider

The combination creates a leading storage solutions provider with $19bn of pro forma revenue in CY2015. The combined company will be a global leader in storage solutions with scale, extensive product and technology assets and deep expertise in both HDDs and SSDs. This combination also strengthens the combined company’s ability to capture opportunities presented by an evolving landscape, such as (i) growth in global data storage capacity demand, (ii) Big Data analytics, (iii) increasing adoption of digital media, (iv) widespread adoption of mobile devices and cloud computing, (v) adoption of hybrid architectures and flash technologies within the data center, and (vi) financial wherewithal to capture growth opportunities in a rapidly evolving storage ecosystem.

[1]	LTM revenues based on most recent public filings, Wall Street research and Gartner; Western Digital LTM as of 1/1/2016 and SanDisk LTM as of 1/3/2016; Intel represents 2014 numbers

Doubles addressable market and enhances position in high growth segments

This acquisition enables Western Digital to leverage industry growth drivers across both HDDs and SSDs. This combination will more than double its total addressable market from $35bn currently to $77bn by 2020. While core HDD fundamentals remain strong, adoption of eSSDs in data centers is accelerating, driving significant demand from modern enterprise workloads and hyperscale cloud service providers. Additionally, the shift to mobile form factors is driving increased adoption of cSSDs in notebooks and growth of embedded NAND in devices such as smartphones, tablets, 2-in-1s and ultrabooks. This acquisition positions Western Digital well in these higher-growth segments and enables the combined company to achieve a leading position in NVM as it looks to drive value for the ecosystem going forward.

Source: Gartner, IDC

¹	Represents Cloud revenues of Google, Amazon, Salesforce, Oracle and Microsoft.

Increases diversification and creates technology hedge

The combination will significantly increase Western Digital’s revenue diversification by product and end markets. SSD/NAND revenue contribution will increase from 7% to 35% while PC contribution will come down from 36% to 29%.

Note: Western Digital LTM as of 1/1/2016 and SanDisk LTM as of 1/3/2016

[1]	PC revenues for SanDisk represents revenues from Client SSD

The combined company will have a broad portfolio across HDD and SSD solutions that allow it to navigate the adoption of different media types in key markets. One example is the PC industry where the combined company is better positioned to manage the transition from client HDDs to cSSDs than either standalone company. Similarly in enterprise, the combined company is better positioned to navigate the transition from performance enterprise HDDs to eSSDs.

Robust data storage product portfolio

The combination will create one of the most comprehensive storage technology platforms, with wide applicability in an increasingly data-centric world. The combined company will be equipped to address a diversified storage industry regardless of media. The product portfolio will be strongly positioned in diverse end-uses, covering every aspect of the data-driven world targeting an entire spectrum of customers – OEMs, enterprise, hyperscale and retail – as well as products – desktops, notebooks, smartphones, cameras, tablets, connected devices and data centers. The combined platform provides strong up-the-stack positioning with standards-defining technology, creating new opportunities in high-value software and systems segments. The combination will also benefit from an extensive multi-channel distribution platform underpinned by leadership across multiple channels.

Technology leadership driven by IP and talent

The combined company will be an R&D leader with more than 17,100 patents and applications across a wide variety of storage technologies. Western Digital and SanDisk drive innovation by building IP capabilities and committing to engineering talent with over 12,700 engineers. Western Digital is a sustained market leader and the world’s first supplier of helium-filled HDDs. SanDisk has a strong IP portfolio that drives leadership in 2D NAND (15nm), which includes its strength in three bits per cell (X3) NAND architecture and the usage of it in its removable offerings, and increasingly in embedded and SSD applications. SanDisk has the industry’s smallest 2D NAND die size with the lowest bit cost today, which is at par or better than 3D cost from its competition. SanDisk has begun initial production of its 48-layer X3 3D NAND technology and shipped initial quantities of retail products as well as OEM samples using this technology in the fourth quarter of 2015. SanDisk expects to further ramp commercial production in 2016 of its 48-layer X3 3D NAND technology. SanDisk also has deep systems expertise in flash management, such as ECC, wear leveling and other algorithms.

Benefits from vertical integration

The acquisition of SanDisk will provide increased product breadth and economic benefits which will strengthen Western Digital’s position as a vendor of choice for customers of storage devices and solutions. Vertically integrating into NAND enables innovation and continued expansion of Western Digital’s role in the storage industry, and keeps it competitive in an industry with many vertically integrated competitors. Vertical integration maximizes Western Digital’s product value proposition through earlier and deeper technology access, translating into better economics and product features for customers. It will significantly improve the economics for Western Digital (due to lower cost of NAND) and for SanDisk (due to allocation of bits to higher margin products like eSSDs). NAND can be customized for different uses. Manufacturers have larger degrees of freedom to tune and optimize NAND for particular applications and use cases. Technology access to media and manufacturing is key to maximize innovation and achieve best time to market.

Toshiba has been a long-term strategic partner of SanDisk for 15 years. The partnership provides significant strategic benefit and extends across next-generation technology investments, such as 3D NAND and ReRAM. The combined technology leadership through the JVs drives deep collaboration across design and process capabilities. SanDisk and Toshiba work very closely as part of the JV to create NAND supply at scale in a capital-efficient manner. The JVs will facilitate NAND sourcing and create secure access to stable NAND supply. Additionally this will allow the combined company to increase innovation in a rapidly evolving landscape while at the same time offering significant cost benefits and ensuring design-level optimization.

Strong financial profile

The combined company will achieve significant scale with pro forma LTM revenues of $19bn while retaining an attractive margin profile. The combined company generated $4.1bn in LTM Pro forma Adjusted EBITDA. Including annual run-rate WD + HGST and SanDisk synergies totaling approximately $1.15bn, Pro forma Leverageable Adjusted EBITDA margin increases from 22% to 28%. Additionally, the combined company generated significant free cash flow of $2.3bn on LTM basis.

LTM financials ($ in billions)

	Western Digital non-GAAP LTM	SanDisk non-GAAP LTM	Pro forma non-GAAP LTM
CY2015 Revenue	$13.4	$5.6	$19.0
CY2015 Gross Margin	29%	43%	33%
CY2015 Adj. EBITDA	$2.7	$1.4	$4.1
CY2015 PF Leverageable Adj. EBITDA	—	—	$5.3	[1]
CY2015 Free Cash Flow[2]	$1.7	$0.6	$2.3

Note: Non-GAAP financials exclude amortization of acquired intangible assets, stock-based compensation expense and one-time charges; please refer to p. 85 and p. 93 for non-GAAP reconciliations

[1]	PF Leverageable Adjusted EBITDA includes WD + HGST annual run-rate synergies of approximately $650mm and SanDisk annual run-rate synergies of approximately $500mm
[2]	Free cash flow is defined as cash flow from operations less capital expenditures for Western Digital; Free cash flow is defined as cash flow from operations less capital expenditures and net investment and notes receivables activity with Flash Ventures for SanDisk

Significant synergy opportunity

The estimated SanDisk synergies are approximations based upon a number of assumptions and estimates that are in turn based on our analysis of the various factors which currently, and could in the future, impact our and SanDisk’s business. These assumptions and estimates are inherently uncertain and subject to significant business, operational, economic and competitive uncertainties and contingencies. We cannot assure you that any or all of these synergies will be achieved.

Western Digital expects to achieve annual run-rate synergies of approximately $500mm within 18 months post-closing. These synergies are expected to come from significant cost benefits derived from the vertical integration of Western Digital’s eSSD portfolio with SanDisk (SATA), improved cross-selling opportunities of cSSD and operational synergies from G&A consolidation, overlapping go to market consolidation and R&D efficiency. The combined company will also benefit from new joint product development activities and faster time-to-market. Improved cross-selling opportunities to data center and client device customers could offer additional upside.

SanDisk synergy overview ($ in millions)

Synergy lever	Rationale / assumption		Anticipated annual run-rate synergies within 18 months post-closing	Anticipated annual run-rate synergies by 2020
Vertical integration	•	Lower cost of NAND for WD eSSDs	$200	$750
	•	Align supply chain for retail / branded business
	•	SATA eSSD uplift from selling into Western Digital
G&A consolidation	•	Reduction of fixed costs	$55	$90
	•	Consolidation of overlapping variable costs
Go-To-Market (GTM) consolidation	•	Western Digital and SanDisk provide different products to same customers in both storage and retail	$55	$60
	•	Reduction in retail and device sales costs
	•	Savings on marketing cost due to scale
R&D consolidation	•	More efficient eSSD R&D from eliminating duplication	$70	$75
	•	emNVM overlapping R&D consolidation
Uplift in cSSD business	•	cSSD uplift from Western Digital into client OEMs	$150	$375
SAS dis-synergies	•	Customers limiting combined market share	($5)	($205)

Disciplined capital structure

•	Ample liquidity. Western Digital is expected to have total liquidity of $4.6bn including $700mm availability under its new revolving credit facility

•	Conservative leverage. Historically Western Digital has maintained a conservative leverage profile (current LTM leverage of 0.9x)

•	Anticipated rapid deleveraging. Pro forma for the transaction, leverage will be 2.7x (3.3x before retirement of cash bridge). Western Digital is committed to deleveraging and is targeting leverage of less than 1.5x in ~3 years.

•	Capital allocation. Western Digital will maintain its quarterly dividend policy (consistent with past practice) and has temporarily suspended its share repurchase program. Additionally, Western Digital has a disciplined M&A strategy with focus on value creation. Western Digital will continue to evaluate opportunities to drive growth and expand capabilities.

Visionary management team with deep industry expertise

Western Digital’s management team has significant experience in the storage industry and has an extensive record of successfully integrating acquisitions. The management has successfully executed M&A transactions in excess of $5bn since 2011, driving strong operational metrics and financial returns, including revenue growth of 50% and cumulative FCF generation of ~$10bn since FY2012. The SanDisk acquisition represents a continuation of Western Digital’s strategy dating back to 2008, one of becoming a media-agnostic, fully vertically-integrated storage solutions provider.

3.	Industry overview

Industry

Western Digital believes it is well positioned to capitalize on important long-term growth trends in the rapidly changing storage industry, including the ongoing expansion in digital content and the growth in the amount of that content being stored. These trends are linked directly to consumers’ and commercial enterprises’ increasingly ubiquitous experience with data and the increasing value of that data. The confluence of data growth and the ability to expand the extraction of value from data is driving the need for the long-term retention of as much data as possible for legal and regulatory purposes and for potential future refinements in a wide range of fields, including advertising, aerospace, e-commerce, energy, medical, mining, and security surveillance. Western Digital believes the ways in which people and organizations are creating and using data are changing and that the amount of data considered useful to store is expanding.

The growth and changes in the global ecosystem for digital content storage solutions are being driven by several factors including:

Source: IDC: “The Digital Universe of Opportunities: Rich Data and the Increasing Value of the Internet of Things,” sponsored by EMC Corp., April 2014

•	Proliferation of data. The proliferation of consumer electronics (“CE”), computing devices, social media and cloud-related infrastructure is driving rapid growth in the creation, sharing and retention of high definition video, high resolution images, e-mail and big data files.

•	Evolution in data access and distribution. Increasing demand for data access and distribution anytime and anywhere, facilitated by rapidly improving network accessibility, big data analytics and higher bandwidth, is powering a dramatic increase in the need for data storage at both the local level and at the off-site, network-accessed or “cloud” levels.

•	Advancements in storage devices. Technological improvements in the capacity, size, performance, connectivity and power requirements of storage devices continue to meet the demand for higher density and higher performance storage in increasingly diverse applications.

•	Growth in consumers’ use of mobile computing and storage and use of digital content in the home and small office.

•	Rise of hyperscale cloud service providers to service the needs of consumers and enterprises shifting more of their workloads to the cloud. Hyperscale service providers are leading major shifts in data center architectures and are becoming the largest segment of storage demand for the data center.

•	Adoption of tiered storage architectures. With the significant increase in data storage demand, enterprises and cloud infrastructure players have adopted tiered storage architectures to improve storage performance and manage the costs of this growth as they cope with increasingly large, growing pools of digital content. Tiered storage architectures optimize data storage to the most appropriate storage device, driving increasing demand for high capacity HDDs and high performance flash-based solid-state storage.

•	The development of advanced storage solutions that bypass tiered architectures while delivering the same benefits.

The ability to store large amounts of data is an ongoing enabler of the large amount of digital content being created and utilized. Growth in the number of computing users and connected mobile devices in the world continues unabated, creating more usage and more digital content to be stored. Cloud computing applications are especially noteworthy given that they create multiple copies of photos, videos and other content to ensure efficient distribution and security. Exabytes shipped in the HDD industry reached 533EB, in calendar year 2015, driven by demand for capacity HDDs to support cloud applications in data center. In addition, revenue in the NAND industry reached ~$31bn in calendar year 2015, surpassing revenue in HDDs, reflecting continued strength in SSDs from client and enterprise segments, and growth in embedded.1

Source: Western Digital, IDC

Note: Totals may not add up due to rounding

[1]	Source: Western Digital, IDC

Enterprise

Enterprise storage devices consist of HDDs (performance and capacity) and eSSDs. These devices are used in multiple types of datacenters that provide storage for a range of cloud and corporate applications. There are also newer enterprise systems level products that provide cost-efficient solutions for performance intensive workloads (using eSSD) and capacity intensive workloads (using capacity HDDs).

Petabyte shipments into the enterprise storage industry were up 29% in calendar year 2015 from calendar year 2014.1 Future growth in the enterprise segment is expected to occur based on public and private cloud-related projects to address the continued growth in data being created and the demand to store much of that data. Hyperscale cloud service providers are emerging as the largest drivers of demand growth as they build out data center infrastructure to support the massive growth in cloud workloads from consumers and enterprises.

HDDs and SSDs are essential to the operations of a data center and require the greatest capabilities and reliability. These drives are the most highly engineered product line in the storage industry. The infrastructure to support cloud computing storage is driving the demand for multi-platter high capacity HDDs as well as enterprise class SSDs in tiered storage architectures. Capacity HDDs are expected to continue to be the dominant storage media (in terms of EB) in the data center as hyperscale cloud services providers and enterprises continue to search for the most cost-efficient solutions for their long term storage needs. Companies such as Facebook Inc. store user data for a very long time, but most of the access happens within the first 100 days. Capacity HDDs are the underlying storage media for such longer term storage needs (beyond the first few days). Further, there is an increasing need for highly efficient system solutions that can store data that was previously deemed too expensive to store in an easily accessible manner (e.g., to be able to drive more insightful analytics from broader data set).

At the same time, the rapid growth in performance intensive workloads (e.g., analytics, search) is driving increasing use of eSSDs in the data center. Traditional enterprises are adopting eSSD based solutions to better support high performance workloads, while migrating away from performance HDDs. Hyperscale cloud service providers are emerging as the largest eSSD customer segment driven by new workloads that require very high performance (e.g., real time analytics, search), as they build out new services and features in their offerings for consumers and enterprises. Additionally, flash platforms are emerging as a new category of systems as data center customers look to deploy new architectures leveraging flash.

Client: Desktop and Notebook PCs

Client storage devices consist of internal HDDs and cSSDs for desktop and notebook PCs. Notebook computers are used both in and away from homes and businesses. The demand for HDDs in desktop and notebook PCs is in decline due to the slow-down in PC sales, the increased use of cSSDs as replacements for HDDs in notebook PCs, and the growing shift of storage workloads to the cloud. HDD unit shipments into client computer storage devices will be driven primarily by demand in emerging countries, corporate and consumer refreshes and the enduring nature of PCs as the most fully functional computing device. At the same time, cSSD demand will continue to see strong growth driven primarily by the increasing shift to more mobile form factors.

Embedded Storage for Mobile Devices

Embedded products are designed to meet the increasing demand for embedded NAND storage for mobile phones, tablets, notebooks and other portable and wearable devices, as well as in automotive and connected home applications. As smartphones and other ultramobile devices continue to grow and Internet of Things drives need to store data on all types of devices, embedded NAND storage is expected to show strong growth.

[1]	Source: Western Digital, IDC

Branded Products

External storage devices supplement the storage space on PC systems for home and small office networks and, through wireless connections, they are the fastest growing category in this segment, providing remote access to personal content.

Consumer Electronics

HDDs for CE products are primarily used in digital video recorders (“DVRs”), game consoles and security video recording systems. Demand for greater storage capacity in these applications will continue to drive growth for higher capacity HDDs. These same trends are driving increased use of flash as well, particularly in performance intensive or space constrained environments.

Removable Products

Removable products are NAND flash based products and include removable cards, USB flash drives, Wireless Drives and Digital Media Players and are sold through retail channels. They are primarily used in smartphones, tablets, action, surveillance, digital cameras and camcorders.

Large and growing TAM

As overall storage needs continue to expand driven by a broad spectrum of end-markets, the total addressable market for storage is expected to grow from $60bn in 2015 to $77bn in 2020. This is driven primarily by growth in SSD/NAND flash and growth in capacity HDD storage segments.

Source: Gartner, IDC

Note: Totals may not add up due to rounding

NAND Supply/Demand

Over the next several years, the largest growth areas for NAND flash are expected to be SSD solutions for the enterprise and hyperscale data center and client computing segments. Within the market for mobile and connected applications, there is expected to be long-term growth in the adoption of smartphones and other mobile devices, as well as increasing storage capacity in these devices, to continue to drive increasing NAND flash storage demand. In addition, the industry is expected to see growth in the usage of NAND flash memory in new applications, such as automobiles, connected homes and industrial applications. The market for removable NAND flash memory solutions in consumer electronics, such as imaging devices and USB drives, is expected to modestly decline over the next several years.

Based upon public announcements, NAND manufacturers are in various stages of development and commercialization of their 3D NAND technologies, including shipping products or samples based on 3D NAND. At this time, these technologies are still emerging. 2D NAND, 3D NAND and potential future technologies, including 3D ReRAM, are expected to co-exist for an extended period of time.

Source: Gartner NAND forecast

[1]	Sufficiency is defined as the ratio of Demand and Supply

Technology

Hard Disk Drives

HDDs provide non-volatile data storage, which means that the data remains present when power is no longer applied to the device. The primary measures of hard drive performance include:

•	Acoustics – sound power emitted during hard drive operation, commonly expressed in decibels, and perceived loudness due to sound pressure, commonly expressed in sones;

•	Data transfer rate – sustained rate of data transfer to and from the disk, commonly expressed in gigabits per second;

•	Power consumption – which is the amount of electricity required to operate the drive, measured in watts;

•	Seek time – time needed to position the heads over a selected track on the disk surface, commonly expressed in milliseconds;

•	Spindle rotation speed – nominal rotation speed of the disks inside the hard drive, commonly expressed in RPM or latency. Spindle rotation speeds commonly stated as 5,400, 7,200, 10,000 and 15,000 revolutions per minute (“RPM”) are sometimes approximations; and

•	Storage capacity – which is the amount of data that can be stored on the hard drive, commonly expressed in GB or TB.

The storage capacity of a hard drive is determined by the number of disks and each disk’s areal density (track density multiplied by bit density), which is a measure of the amount of data that can be stored on the recording surface of the disk per unit area. Head and magnetic media technologies are two of the key technology components of hard drives affecting areal density. Western Digital develops and manufactures a substantial portion of the heads and magnetic media used in its hard drive products. As areal density increases, achieving a given drive capacity potentially reduces product costs over time through reduced component requirements. Western Digital also invests considerable resources in research and development, manufacturing infrastructure and capital equipment of head and magnetic media components in order to secure its competitive position and cost structure.

Industry-standard interfaces allow the drives to communicate with the host system. The primary interface for PCs is SATA and the primary interfaces for enterprise systems are Fibre Channel, Serial Attached SCSI (“SAS”), SATA and PCIe.

Solid-State Drives

SSDs use semiconductor, non-volatile media, rather than magnetic media and magnetic heads, to store and allow fast access to data without any moving parts. The cost per bit of SSDs is more expensive than

HDDs, but the higher input/output (“IO”) performance makes SSDs an attractive new tier of storage that fits between DRAM memory and hard drives. SSDs are finding growing usage in enterprise storage systems and servers in applications that demand the highest IO performance.

The non-volatile memory in use today for SSDs is NAND flash technology. While single-level cell flash provides the highest endurance and performance, the optimal balance of price and performance is usually achieved through the use of multi-level cell flash. Multiple NAND flash die are used on a single printed circuit board assembly (“PCBA”) and connected in parallel through a controller to the host bus. Various performance classes of SSDs are created by varying the number of parallel NAND channels and the speed of controller logic and firmware. The controller contains hardware logic and firmware to buffer the data flow to and from the host, to the NAND flash, and to manage the reliability and performance of the NAND flash media.

The typical host interfaces for SSDs include PCIe, SAS and SATA. PCIe defines the hardware and electrical interface but the software protocols are still proprietary today. New standards such as NVMe and SCSI express are emerging to bring more standardized software protocols for communicating with PCIe SSDs. SAS and SATA products utilize standardized interfaces similar to hard drives and come in 2.5-inch form factors with differing package heights depending on the application and usage.

The storage industry is increasingly utilizing tiered architectures with HDDs and SSDs to address an expanding set of uses and applications. HDD attributes include product quality and reliability, storage capacity, unit price, product performance, production volume capabilities, delivery capability, leadership in time-to market, time-to-volume and time-to-quality, service and support and ease of doing business. Semiconductor media or solid-state technology provides high performance attributes in some enterprise-class applications and client notebook designs and attractive functionality in consumer handheld applications requiring smaller form factors, lower power and less storage capacity, such as smart phones and tablets. Both these technologies will continue to form important components of the data-center infrastructure.

4.	Western Digital business overview

Note: Fiscal year ends on Friday closest to 6/30

Western Digital is a leading developer, manufacturer and provider of data storage solutions that enable consumers, businesses, governments and other organizations to create, manage, experience and preserve digital content. Its product portfolio includes HDDs, SSDs, direct attached storage solutions, personal cloud network attached storage solutions, and public and private cloud data center storage solutions. HDDs are its principal products and are today’s primary storage medium for the vast majority of digital content, with the use of solid-state storage products growing rapidly. Western Digital’s products are marketed under the HGST and WD brand names.

Western Digital believes it is well positioned to capitalize on important long-term growth trends in the rapidly changing storage industry - the ongoing expansion in digital content and the growth in the amount of that content being stored. These trends are linked directly to consumers’ and commercial enterprises’ increasingly ubiquitous experience with data and the increasing value of that data. The confluence of data growth and the ability to expand the extraction of value from data is driving the need for the long-term retention of as much data as possible for legal and regulatory purposes and for potential future refinements in a wide range of fields, including advertising, aerospace, e-commerce, energy, medical, mining, and security surveillance. It believes the ways in which people and organizations are creating and using data are changing and that the amount of data considered useful to store is expanding. Increasingly, more and more digital content is being stored and managed on hard drives and solid state drives in the cloud environment and Western Digital believe it is strongly positioned to continue to play a role in this transition.

With a focus on innovation and value creation, Western Digital’s goal is to grow through continued strong execution and with targeted investments in datacenter infrastructure, mobility and the cloud.

In connection with the regulatory approval process of the Hitachi Global Storage Technologies Holdings Pte. Ltd. (“HGST”) acquisition, which closed on March 8, 2012, Western Digital agreed to certain conditions required by the Ministry of Commerce People’s Republic of China (“MOFCOM”), the competition regulator in China. These conditions included adopting measures to maintain HGST as an independent competitor until MOFCOM agreed otherwise. Accordingly, since March 2012, Western Digital operated its global business through two independent subsidiaries—HGST and WD. In March 2014, Western Digital submitted an application to MOFCOM to lift the condition it imposed on Western Digital to operate these businesses separately. On October 19, 2015, MOFCOM issued a decision in response to Western Digital’s application that permits Western Digital to integrate its HGST and WD subsidiaries, except that Western Digital committed to maintain two sales teams that will separately offer products under the WD or HGST product brand names for two years from the date of the decision. Western Digital began integration activities immediately following the MOFCOM decision and integration is expected to occur in phases over 24 months following receipt of MOFCOM’s decision. Western Digital has been able to identify up to approximately $650mm of annual run rate cost synergies to be achieved over a two year period. Total annual run-rate synergies are expected to be comprised of approximately $400mm of operating expense savings and approximately $250mm in savings from reduction in the cost of goods sold. Of the total annual run-rate synergies, approximately two thirds is expected to come from head count reduction and the remaining approximately one third is expected to come from non-headcount expense rationalization. In total, Western Digital expects to achieve 50% of the run-rate of the approximately $650mm synergy by the end of CY2016 and the balance by the end of CY2017. Western Digital also estimates the cash costs to achieve these savings to be approximately $800mm with about 75% of these costs to be incurred in CY2016 and the balance in CY2017.

In November 2015, Western Digital entered into an agreement to form a joint venture with Unis to market and sell its current data center storage systems in China and to develop data storage systems for the Chinese market in the future. The joint venture will be 51% owned by Unis and its subsidiary, Unissoft (Wuxi) Group Co. Ltd., and 49% by Western Digital. The joint venture is expected to become operational by the fourth quarter of fiscal 2016, pending regulatory approvals.

Western Digital’s headquarters are located in Irvine, California. WDC was founded in 1970 as a specialized semiconductor manufacturer and since entering the hard drive industry in 1988, its WD subsidiary has been a technology standard-setter in the industry’s highest volume segments. HGST, a provider of high-value storage in enterprise segments, was acquired by WDC in March 2012. HGST was founded in 2003 through the combination of the HDD businesses of International Business Machines Corporation, the inventor of the HDD, and Hitachi, Ltd. (“Hitachi”). As of July 3, 2015, WDC had approximately 9,700 engineers and one of the industry’s largest patent portfolios with more than 7,000 active patents worldwide.

Western Digital has relationships with the full range of customers currently addressing storage opportunities. These include storage subsystem suppliers, major server original equipment manufacturers (“OEMs”), Internet and social media infrastructure players, and personal computer (“PC”) and Mac™ OEMs. Western Digital sells its products to OEMs, distributors, resellers, cloud infrastructure players, and consumers. Western Digital has a strong consumer brand heritage with its WD branded products business.

The storage industry in which Western Digital operates is rapidly changing and evolving. To address these dynamics, Western Digital regularly reviews opportunities to apply its knowledge of data storage technology to segments that it does not currently serve or in segments where it seeks to broaden its participation and augment its resources and capabilities. Investments and acquisitions are a key part of Western Digital’s overall strategy to create long-term value within the storage ecosystem. For example, since the beginning of fiscal 2014, Western Digital has strengthened its eSSD business with acquisitions of companies such as Virident Systems, Inc. (“Virident”), sTec, Inc. (“sTec”) and VeloBit, Inc. (“VeloBit”). In March 2015, Western Digital acquired Amplidata, NV (“Amplidata”), a developer of object storage software for public and private cloud data centers, a key building block in a new systems business that Western Digital has entered called active archive storage that is addressing a new greenfield opportunity in the object storage space. With this strategy, Western Digital is assembling the technology building blocks to increase its overall market participation and be a full-line data storage solutions supplier, balancing its core hard drive business with growing investments in newer areas that it believes will provide it with higher growth opportunities. Consistent with Western Digital’s measured and deliberate approach to new market entries in the past, its approach to additional new markets will be based on a careful assessment of the risks, rewards, requirements and profit potential of such actions.

Competition

Western Digital competes with manufacturers of HDDs and SSDs for client compute, client non-compute and enterprise applications. There are five main competing HDD brands: HGST, Samsung, Seagate, Toshiba and Western Digital. In solid-state products, Western Digital competes with a wide range of manufacturers, from small startup companies to multinational corporations, including Intel, Micron, Samsung, Seagate and Toshiba.

The storage industry is increasingly utilizing tiered architectures with HDDs and SSDs to address an expanding set of uses and applications. HDDs are highly substitutable due to industry standards that mandate the technical form, fit and function of HDDs, and Western Digital believes there are no substantial barriers for existing HDD competitors to offer competing products. HDD attributes include product quality and reliability, storage capacity, unit price, product performance, production volume capabilities, delivery capability, leadership in time-to-market, time-to-volume and time-to-quality, service and support and ease of doing business. The relative importance of these factors varies by customer, segment and use, and Western Digital believes that it is generally competitive in all of these factors. Semiconductor media or solid-state technology provides high performance attributes in some enterprise-class applications and client notebook designs and attractive functionality in consumer handheld applications requiring smaller form factors, lower power and less storage capacity, such as smart phones and tablets. With advances in solid-state enterprise business, coupled with actions to strengthen those resources through acquisitions and investments, Western Digital believes it is well positioned to compete successfully in the enterprise-class solid-state space. Advances in magnetic, optical or other data storage technologies could also result in competitive products for storing digital content with better performance or lower cost per unit of capacity than its products. Western Digital monitors the advantages, disadvantages and advances of the full array of storage technologies on an ongoing basis.

Business strategy

Western Digital’s business strategy is to be an industry-leading developer, manufacturer and provider of innovative storage solutions that enable people to create, manage, experience and preserve digital content. Western Digital strives to achieve its business strategy through the following elements:

•	relentless focus on operational excellence in all aspects of its business;

•	providing a full portfolio of compelling, high quality storage products with effective technology deployment, high efficiency, flexibility and speed;

•	developing collaborative engineering relationships with customers that create value by solving their data management needs through innovative solutions; and

•	strategically aligning its investments in profitable and growing markets beyond its core HDD business, to ensure future growth in storage businesses related to mobility, solid-state and cloud computing.

Western Digital believes its strategy provides the following benefits, which distinguish it in the dynamic and competitive storage industry:

•	enables continued diversification of its storage solutions portfolio and entry into additional growing adjacent markets;

•	allows Western Digital to achieve strong financial performance, including healthy returns on invested capital and cash generation, thereby enabling efficient allocation of capital to shareholders and strategic investments in innovation; and

•	creates compelling value for its customers and makes them more successful, while providing growth opportunities for its suppliers, employees, and shareholders.

Data storage solutions

Western Digital offers a broad line of data storage solutions to meet the evolving storage needs of its end users. HGST’s HDD offerings include: high performance 10,000/15,000 RPM drives targeting server and storage system OEMs, enterprise capacity drives for bulk storage applications for both hyperscale cloud customers and OEMs, the industry’s first helium sealed drives featuring capacities of up to 10 TB to deliver total cost of ownership, mobile drives for the notebook, PC and gaming segments, a line of branded products for professional content producers, enterprise storage software and a fully integrated active archive system. HGST also delivers a line of SSDs for servers and storage systems applications that includes 2.5” SAS drives as well as peripheral component interconnect express (“PCIe”) NVMe SSDs. Western Digital’s WD subsidiary designs, manufacturers and provides hard drives for a wide range of digital storage uses, from PCs and data centers to video recording systems, home network storage devices, and video surveillance. WD also packages these hard drives into consumer appliances, which offer portable, desktop and personal cloud storage for accessibility from anywhere and sharing functionality.

Enterprise Storage. Enterprise storage solutions consist of HDDs and SSDs for performance enterprise and capacity enterprise applications. Western Digital’s enterprise storage offerings include performance HDDs which are optimized for performance applications providing a range of capacity and performance levels primarily for use in enterprise servers, supporting high volume on-line transactions, data analysis and other enterprise applications. Its enterprise storage devices also include capacity drives which provide enterprise class reliability at the lowest cost per GB and are primarily for use in data storage systems, in tiered storage models and where data must be stored reliably for years. Western Digital recently launched the world’s first 10TB drive, a helium sealed HDD designed for active archive applications where the highest possible capacity is required while maintaining enterprise level reliability. Lastly, Western Digital’s enterprise storage solutions include solid-state solutions which feature high read/write speeds and include high capacities.

For 2015, Western Digital’s HGST subsidiary continued its leadership as the first supplier of helium-filled HDDs. This advanced technology allows HGST to pack seven-platters in a standard 3.5” form factor providing up to 10TB capacity. This drives down total cost of ownership at the data center level by providing significant improvements in capacity, power, cooling and storage density. HGST reached an important milestone in March 2015, shipping its one millionth helium drive.

Western Digital’s enterprise HDD unit shipments were 31mm, 30mm and 28mm for FY2015, FY2014 and FY2013, respectively.

Through the calendar 2014 extension of the joint development agreement with Intel Corporation for SAS eSSDs, the calendar 2013 acquisitions of sTec, Virident and Velobit, and the calendar 2014 acquisition of Skyera, Western Digital has strengthened its position in the fast growing enterprise class SSDs and SSD-based solutions segment. Western Digital now offers a broad range of SSDs for the enterprise applications based on the SAS and PCIe interfaces. HGST also delivers advanced software for caching, high-availability and clustering that accelerates traditional enterprise storage environments and enables significant server consolidation and improved total cost of ownership for cloud and hyperscale environments.

Storage Platforms and Systems. Supporting Western Digital’s strategy to bring higher value data storage platforms and systems to the market, Western Digital announced its first vertically integrated solution - the HGST Active Archive system. The active archive system delivers a fully-configured S3-compliant, scale-out object storage system that utilizes HGST’s helium-filled HDDs for improved storage economics.

Through vertical innovation and integration, the active archive system leverages Western Digital’s deep insight into storage systems resulting in an integrated, tuned and optimized solution that delivers improved total cost of ownership that can be more cost-effective than traditional cloud infrastructure.

Client: Desktop and Notebook PCs. Client compute solutions consist of HDDs for desktop and notebook PCs. Western Digital’s client compute storage solutions include HDDs designed for use in desktop PCs requiring high performance, reliability and capacity with various attributes such as low cost per GB, quiet acoustics, low power consumption and protection against shocks. In addition, Western Digital provides HDDs designed for use in notebook PCs and requiring high performance, reliability and capacity with various ranges of performance and attributes such as low power consumption for extended battery life and cooler operation, quiet acoustics and protection against shocks.

Western Digital also offers SATA HDDs specifically designed for home and small office network attached storage systems and optimized for energy efficiency and reliability, hard drives for video recording applications, including surveillance, as well as HDDs designed for advanced single-user computing systems such as professional systems for video editing and computer-aided design/computer-aided manufacturing (“CAD/CAM”) applications and high-end desktop PC applications including gaming, which require high performance and high reliability. Western Digital’s client compute HDD unit shipments were 136mm, 157mm and 162mm for FY2015, FY2014 and FY2013, respectively.

Branded Products. Western Digital’s branded product solutions consist of HDDs embedded into WD- and HGST- branded external storage appliances with capacities ranging from 500 GB to 24 TB and using interfaces such as USB 2.0, USB 3.0, FireWireTM, ThunderboltTM and Ethernet network connections. Within branded products, Western Digital offers HDDs that provide high quality, reliable storage for backup and capacity expansion in both mobile and desktop form factors that are designed to keep digital content secure while providing portable storage for desktops and notebooks. In addition, within branded products Western Digital offers solutions for SMBs, by offering complete network storage solutions designed to meet the needs of SMBs by providing centralized storage, backup, data protection and remote file access. Western Digital also provides external hard drives that connect to home or office networks, enabling consumers access from anywhere with an Internet connection and from smart phones, tablets and PCs via WD mobile apps and PC software. These My Cloud solutions offer the same functionality as public cloud storage services, yet offer consumers the peace of mind that ownership brings, with lower cost and greater capacity. Certain branded product solutions-such as My Cloud products include software that assists customers with backup, remote access and management of digital content.

Western Digital’s branded product hard drive unit shipments were 25mm in each of FY2015, FY2014 and FY2013.

Consumer Electronics Solutions. CE solutions are used in DVRs, gaming consoles, security surveillance, systems, set top boxes, camcorders, multi-function printers and entertainment and automobile navigation systems. Western Digital’s CE solutions include HDDs optimized for video streaming and continuous digital video recording. These HDDs deliver quiet operation, low operating temperature, low power consumption, high reliability and optimized streaming capabilities. CE HDD unit shipments were 37mm, 37mm and 28mm for FY2015, FY2014 and FY2013, respectively.

Historical revenue summary

Note: Fiscal year ends on Friday closest to 6/30; LTM as of 1/1/2016

Research and development

Western Digital devotes substantial resources to the development of new products and the improvement of existing products. It focuses its engineering efforts on coordinating product design and manufacturing processes to bring products to market in a cost-effective and timely manner. Research and development expenses totaled $1.6bn, $1.7bn and $1.6bn in FY2015, FY2014 and FY2013, respectively.

Patents, licenses and proprietary information

Western Digital has more than 7,000 active patents and has many patent applications in process. Western Digital believes that although its active patents and patent applications have considerable value, the successful manufacturing and marketing of its products depends primarily upon the technical and managerial competence of its staff. Accordingly, the patents held and applied for do not ensure future success.

In addition to patent protection of certain intellectual property rights, Western Digital considers elements of its product designs and processes to be proprietary and confidential. Western Digital believes that its non-patented intellectual property, particularly some of its process technology, is an important factor in its success. Western Digital relies upon non-disclosure agreements and contractual provisions and a system of internal safeguards to protect its proprietary information. Despite these safeguards, there is a risk that competitors may obtain and use such information. The laws of foreign jurisdictions in which it conducts business may provide less protection for confidential information than the United States.

Western Digital relies on certain technology that it licenses from other parties to manufacture and sell its products. It believes that it has adequate cross-licenses and other agreements in place in addition to its own intellectual property portfolio to compete successfully in the storage industry.

Manufacturing

Western Digital believes that it has significant know-how, unique product manufacturing processes, test and tooling, execution skills and human resources to continue to be successful and to grow, as necessary, its manufacturing operations. Western Digital strives to maintain manufacturing flexibility, high manufacturing yields, reliable products, and high-quality components. The critical elements of its HDD production are high volume and utilization, low cost assembly and testing, strict adherence to quality metrics and maintaining close relationships with its strategic component suppliers to access best-in-class technology and manufacturing capacity.

HDD manufacturing is a complex process involving the production and assembly of precision components with narrow tolerances and thorough testing. The assembly process occurs in a “clean room” environment that demands skill in process engineering and efficient space utilization to control the operating costs of this manufacturing environment. Its clean room manufacturing process consists of modular production units, each of which contains a number of work cells. Western Digital continually evaluates its manufacturing processes in an effort to increase productivity, sustain and improve quality and decrease manufacturing costs. Western Digital continually evaluates which steps in the manufacturing process would benefit from automation and how automated manufacturing processes can improve productivity and reduce manufacturing costs. For non-HDD products, it leverages the efficiencies of contract manufacturers when strategically advantageous.

Materials and supplies

The main components of the hard drive are a head-disk-assembly (“HDA”) and a PCBA.

The HDA includes heads, magnetic media, head positioning mechanism (“actuator”) and spindle motor. A rigid base and top cover contain these components in a contamination-controlled environment. One or more disks positioned around a motor-driven spindle hub that rotates the disks comprise the disk-pack assembly. The disk is made up of a smooth substrate on which thin layers of magnetic materials are deposited. The head stack assembly (“HSA”) is comprised of a magnetic positioner and a pivot-arm module on which the head gimbal assemblies (“HGAs”), including suspension, are mounted. Each disk surface has a head suspended directly above it, which can read data from or write data to the spinning disk. Other key components of Western Digital’s hard drives are pre-amps and voice coil magnets.

The PCBA includes both standard and custom integrated circuits, an interface connector to the host computer and a power connector. The integrated circuits on the printed circuit board typically include a power device that controls the motor and HSA positioner, and a system-on-chip (“SoC”) comprised of a drive interface, controller and recording channel. The drive interface receives instructions from the host computer, while the controller directs the flow of data to or from the disks and controls the heads. The location of data on each disk is logically maintained in concentric tracks divided into sectors. The host computer sends instructions to the controller to read data from or write data to the disks, based on logical track and sector locations. Guided by instructions from the controller, the HSA pivots in an arc across the disk until it reaches the selected track of a disk, where the data is recorded or retrieved.

Western Digital designs and manufactures a substantial portion of the heads and magnetic media required for its products. Consequently, it is more dependent upon its own development and execution efforts and less able to take advantage of head and magnetic media technologies developed by other manufacturers. Western Digital depends on an external supply base for all remaining components and materials for use in HDD product design and manufacturing.

The key components used in the manufacture of its SSDs are the NAND semiconductor media and SoC which are acquired from third party suppliers. The NAND flash products used in its SSDs are sourced from multiple tier-one NAND manufacturers. Western Digital continues to seek deeper relationships with these vendors to assure continuous supply of NAND, as well as sufficient technical depth of technology access to enable cost and technology improvements for its SSD product portfolio offering. Additionally, it is exploring strategic options to further strengthen and deepen collaboration with select NAND partners. These relationships, however, have limits when compared to the benefits of vertical integration. Additionally, the key component in Western Digital’s media players, the controller, is acquired from third party suppliers.

Western Digital believes that its sourcing strategy currently enables it to have the business flexibility needed to select high quality, low cost suppliers as product designs and technologies evolve. Western Digital generally retains multiple suppliers for each of its component requirements but in some instances uses sole sources for business reasons. Currently, Western Digital believes that there are no major issues with component availability.

Sales and distribution

Western Digital maintains sales offices in selected parts of the world including the major geographies of the Americas, Asia Pacific, Europe and the Middle East. Its international sales, which include sales to foreign subsidiaries of U.S. companies but do not include sales to U.S. subsidiaries of foreign companies, represented 79%, 80% and 78% of net revenue for FY2015, FY2014 and FY2013, respectively. Sales to international customers are subject to certain risks not normally encountered in domestic operations, including exposure to tariffs and various trade regulations.

Western Digital performs its marketing and advertising functions internally and through outside firms utilizing both consumer media and trade publications targeting various reseller and end-user categories. It also maintains customer relationships through direct communication and by providing information and support through its website. In accordance with standard storage industry practice, it provides distributors and retailers with limited price protection and programs under which it reimburses certain marketing expenditures. Western Digital also provides distributors, resellers and OEMs with other sales incentive programs.

[1]	Percentage of revenue for LTM as of 1/2/2016

Original Equipment Manufacturers. OEMs, including large-scale datacenter operators, purchase products, either directly or through a contract manufacturer such as an original design manufacturer (“ODM”), and assemble them into the devices they build. OEMs typically seek to qualify two or more providers for each generation of products. Many OEM customers utilize just-in-time inventory management processes. As a result, for certain OEMs, Western Digital maintains a base stock of finished goods inventory in facilities located near or adjacent to the OEM’s operations. In addition, it also sells directly to cloud infrastructure players, which it classifies as OEMs for purposes of channel information.

Distributors. Western Digital uses a broad group of distributors to sell its products to non-direct customers such as small computer and CE manufacturers, dealers, systems integrators, online retailers and other resellers. Distributors generally enter into non-exclusive agreements with Western Digital for the purchase and redistribution of its products in specific territories.

Retailers. Western Digital sells its branded products directly to a select group of major retailers such as computer superstores, warehouse clubs, online retailers, and computer electronics stores, and authorizes sales through distributors to smaller retailers. The retail channel complements other sales channels, while helping to build brand awareness for Western Digital and its products. Western Digital also sells its branded products through its websites.

For each of FY2015 and FY2014, sales to Hewlett Packard Company accounted for 11% of Western Digital’s net revenue. For FY2013, no single customer accounted for 10% or more of Western Digital’s net revenue.

Employees

As of July 3, 2015, Western Digital employed a total of 76,449 employees worldwide, excluding temporary employees and contractors. Many of Western Digital’s employees are highly skilled, and continued success depends in part upon Western Digital’s ability to attract and retain such employees. Accordingly, Western Digital offers employee benefit programs that it believes are, in the aggregate, competitive with those offered by competitors.

While the substantial majority of employees are not party to a collective bargaining agreement, a majority of Western Digital’s employees in Japan and China are subject to a collective bargaining agreement. Western Digital considers its employee relations to be good.

5.	SanDisk business overview

Note: Fiscal year ends on Sunday closest to 12/31

Overview

SanDisk Corporation is a global leader in flash storage solutions with a strong history of innovative product offerings. Flash storage technology allows digital information to be stored in a durable, compact format that retains data even without power. SanDisk’s NAND flash-based products enable businesses and consumers to efficiently and effectively capture, share and preserve digital content. Its products include flash storage solutions for enterprise data centers and client computing platforms, as well as removable and embedded flash products for mobile devices, cameras, automotive, connected home electronics and other applications. Its products are used in a variety of large markets, and it distributes its products globally through commercial and retail channels. SanDisk offers reliable and affordable flash storage solutions for use by consumers and enterprises in a wide variety of devices and applications. SanDisk was incorporated in the State of Delaware in June 1988. Since 2006, SanDisk has been a Standard & Poors, or S&P, 500 company and since 2011, it has been a Fortune 500 company.

SanDisk designs, develops and manufactures data storage solutions in a variety of form factors using flash memory, controller, firmware and software technologies. Its solutions include a broad range of solid state drives, or SSDs, embedded products, removable cards, universal serial bus, or USB, drives, wireless media drives, digital media players, and wafers and components. Its SSD products are used in both enterprise data centers and client computing platforms and provide high-speed, high-capacity storage solutions that can be used in lieu of hard disk drives. Its embedded flash products are used in mobile phones, tablets, computing platforms, imaging devices, automobiles and many other applications. Its removable cards are used in a wide range of applications such as mobile phones, tablets, digital cameras, gaming devices, personal computers, or PCs, automobiles and many other products. SanDisk also offers software solutions that can be used in conjunction with flash storage products to optimize performance in various computing and data center environments. It also generates license and royalty revenue related to its intellectual property.

Most of SanDisk’s products are made by combining NAND flash memory with a controller and firmware. It purchases substantially all of its NAND flash supply through its venture relationships with Toshiba Corporation, or Toshiba, which manufacture and provide SanDisk with leading-edge, high-quality NAND wafers. From time-to-time, SanDisk also purchases flash memory from other NAND flash manufacturers. While SanDisk does not unilaterally control the operations of Flash Ventures, it believes that its vertically integrated business model helps it to reduce the costs of producing its products, increases its ability to control the quality of its products and speeds delivery to its customers. SanDisk’s vertically integrated manufacturing operations are concentrated in three locations, with Flash Ventures located in Yokkaichi, Japan, and its in-house assembly and test operations located in Shanghai, China and Penang, Malaysia. SanDisk also utilizes third-party contract manufacturers in China, Malaysia, Taiwan and the U.S. SanDisk uses controllers that it has designed in-house as well as controllers purchased from third-parties. SanDisk’s controllers that are designed in-house are manufactured at third-party foundries. The vast majority of its products use firmware that is developed in-house.

SanDisk’s solutions

Note: Fiscal year ends on Sunday closest to 12/31; Revenue by category is calculated based on analysis of the information that SanDisk collects in its sales reporting processes.

[1]	Embedded includes products that attach to a host system board.
[2]	Removable includes products such as cards, USB flash drives and audio/video players.
[3]	Client SSD Solutions includes SSDs used in client devices and associated software.
[4]	Enterprise Solutions includes SSDs, system solutions and software used in data center applications.
[5]	Other includes wafers, components, accessories, and license and royalties.

SanDisk’s products are sold in a wide variety of form factors, capacities and performance levels, and include the following:

•	Enterprise Solutions. SanDisk’s enterprise solutions are used in high-capacity and/or high-performance data storage applications, and to accelerate application performance. It also provides enterprise software solutions designed to improve the performance of SSDs in various enterprise workload environments. Its eSSD solutions encompass all major storage interface protocols, including SAS, SATA, and PCIe. Its eSSD brand names include Lightning®, Optimus™, CloudSpeed™, X300DC and Fusion ioMemory™. SanDisk also offers system solutions such as the InfiniFlash™ System, which provide petabyte scalable capacity with impressive performance metrics at breakthrough economics.

•	Client Solid State Drive Solutions. SanDisk offers SSDs for client computing applications which encompass desktop computers, notebook computers, tablets and other computing devices. Its cSSDs can be used in a stand-alone configuration, in lieu of a hard drive, or in a dual-drive configuration in conjunction with a hard drive or in hybrid drives that contain a hard drive and cSSD. Its cSSDs are offered in industry-standard and custom form factors and branded under the SanDisk, SanDisk Ultra® II, SanDisk ReadyCache®, SanDisk SSD Plus, SanDisk Extreme® and SanDisk Extreme PRO® names.

•	Embedded Products. SanDisk’s embedded products are designed to meet the increasing demand for embedded storage for mobile phones, tablets, notebooks and other portable and wearable devices. Its embedded products include custom embedded solutions and its iNAND® embedded flash products, which include multi-chip packages, or MCP, solutions that combine NAND and mobile dynamic random-access memory, or mobile DRAM, in an integrated package. It also offers embedded solutions for automotive, connected home and industrial applications.

•

Removable Products. SanDisk’s removable products include cards, USB flash drives, Wireless Drives and Digital Media Players at a variety of storage capacities. By product category, its microSD™ removable cards are designed primarily for use in mobile products such as smartphones, tablets, action, surveillance and other cameras and eReaders. The CompactFlash® and Secure Digital, or SD, removable cards are primarily used in digital cameras and camcorders. Its USB flash drives are used in the computing and consumer markets, and are designed for high-performance and reliability. Its wireless drive products allow wireless streaming of high-definition movies, photos, music and documents to tablets, smartphones and computers. Its Digital Media Player products offer features such as FM radio, voice recording and support for a variety of audio and video formats.

•	Wafers and Components. SanDisk also sells memory wafers and memory components to customers who package the memory under their own brands or embed the memory in other products.

SanDisk’s strategy

In order to remain an industry-leading supplier of NAND flash storage solutions and to develop large scale demand for NAND flash-based storage products, SanDisk strives to:

•	Grow in Higher Value Segments. SanDisk has been focused on increasing the mix of its sales from SSD solutions, particularly from enterprise markets, as it maintains its leadership position in retail. These solutions generally provide the opportunity for greater differentiation and a higher price per GB.

•	Drive technology leadership. SanDisk has a deep understanding of the technology used in the design, manufacture and operation of NAND flash and has invented many of the key NAND flash technologies and solutions. It has developed and manufactured eleven generations of 2-dimensional NAND, or 2D NAND, flash memory. It has begun initial production of its 48-layer X3 3-dimensional NAND, or 3D NAND, technology and shipped initial quantities of its retail products as well as original equipment manufacturer, or OEM, samples using this technology in the fourth quarter of 2015. In January 2016, SanDisk began utilizing the New Fab 2 facility for the conversion of 2D NAND to 3D NAND technology, and it expects production wafer output late in the first quarter of 2016. It expects to further ramp commercial production in 2016 of its 48-layer X3 3D NAND technology. With its manufacturing and technology partner Toshiba, SanDisk is also investing in 3-dimensional resistive RAM, or 3D ReRAM technology which it believes may be a future alternative to NAND. In addition, SanDisk is collaborating with Hewlett Packard Enterprise Development LP, or HPE, on the further development of 3D ReRAM for use in Storage Class Memory applications. It expects 2D NAND, 3D NAND and potential future technologies, including 3D ReRAM, to co-exist for an extended period of time. In addition, SanDisk continues to invest in complementary technologies, such as controllers, firmware and software that manage the NAND flash and enable it to provide differentiated solutions for its customers.

•	Drive world-class product development and cost leadership. SanDisk believes the markets for flash storage are generally price elastic, meaning that a decrease in the price per GB results in increased demand for higher capacities and enable emergence of new applications for flash storage. It strives to continuously reduce the cost of NAND flash memory to grow existing and future markets, supply a diverse set of customers and channels, and support the profitable growth of its business. SanDisk has invested heavily in a vertically integrated business model, which includes its investments in high volume, state-of-the-art NAND flash manufacturing facilities in Japan through its ventures with Toshiba and its in-house assembly and test facilities in Shanghai, China and Penang, Malaysia in order to reduce product costs, increase its ability to control the quality of its products and provide efficient delivery to its customers. SanDisk aims to continue to leverage its vertical integration to produce leading edge, high quality products that customers can count on to store and reliably access their data.

•	Drive commercial business leadership. Even as SanDisk continues to grow its global retail presence and achieve design wins from its current and new OEM customers, SanDisk strives to broaden and strengthen its direct and channel customer engagements, including for enterprise and hyperscale opportunities. It is expanding its reach into small and medium business customers through distributors, value added resellers and system integrators.

•	Establish SanDisk as a Solutions Provider. SanDisk endeavors to create new use cases for NAND flash memory through its design and development of market-leading innovative hardware and software solution building blocks for a broad range of applications.

Products are sold in four primary end use application categories:

•	Enterprise and Hyperscale Data Centers. SanDisk provides eSSDs that are designed for mission critical environments and include solutions optimized for storage in write intensive, read intensive and mixed use applications. SanDisk also provides enterprise software solutions designed to improve the performance of SSDs in various enterprise environments. It believes that eSSD solutions will be a key NAND flash growth driver over the next several years as SSDs increasingly replace hard disk drives in enterprise and hyperscale data centers.

•	Client Computing. SanDisk provides cSSD solutions that are designed to enhance the user experience in notebooks, thin-and-light laptops and desktop computers. These cSSD solutions include SATA and PCIe interfaces. SanDisk believes cSSDs will increasingly replace hard disk drives in both corporate and consumer client computing platforms over the next several years.

•	Mobile and Connected Applications. SanDisk provides embedded and removable storage for mobile and connected applications. SanDisk is a leading supplier of microSD removable storage cards and embedded products, such as iNAND, MCP iNAND and custom solutions, for use in phones, tablets, notebooks, global positioning system, or GPS, devices, eReaders, wearable products and other mobile or computing devices. Multimedia features in mobile products that enable imaging, high-definition, or HD, videos, gaming and other applications have driven significantly increased demand for flash storage solutions in these devices. SanDisk also provides removable storage cards and embedded storage solutions for use in automotive and connected home applications.

•	Consumer Electronics. SanDisk provides flash storage solutions to multiple consumer segments, including imaging, USB drive, gaming, audio/video and others. Flash storage solutions are used in digital cameras for high-resolution still images and video, and in solid-state digital camcorders for high-resolution video. Gaming consoles and portable game devices now include advanced features that require high-capacity embedded or removable storage solutions, and SanDisk offers solutions that are specifically packaged for the gaming segment. SanDisk’s USB flash drives allow consumers to store and transfer files, pictures and music on keychain-sized devices. SanDisk sells a line of digital media players with both embedded and removable NAND flash under the Sansa® brand with varying combinations of audio and video capabilities. It also sells a line of wireless media drives under the Connect brand that provides wireless streaming of content to computers and mobile products. Primary removable card formats for consumer devices include CompactFlash®, SD and microSD.

Sales channels

SanDisk’s revenue is generated through the following channels:

Note: Fiscal year ends on Sunday closest to 12/31

[1]	Revenue by channel is calculated based on analysis of the information SanDisk collects in its sales reporting processes.
[2]	Commercial includes revenue from OEMs, system integrators, value-added resellers, direct sales, and license and royalties.

•	Commercial. SanDisk’s Commercial channel represents sales directly and through distributors to OEMs, system integrators and value-added resellers who bundle, embed or integrate its flash storage solutions. SanDisk’s Commercial channel addresses a large variety of applications, including mobile phones, tablets, notebooks, gaming devices, enterprise storage solutions, servers and other computing devices. Within the enterprise business, both sales and technical resources are increasingly engaged alongside SanDisk’s OEM and other partners to address end-customer requirements and generate demand. Commercial channel sales also include sales made directly to enterprise customers. SanDisk also sells its data storage solutions to customers in its Commercial channel that offer SanDisk’s products under the customer’s own brand name in retail channels. SanDisk generates license and royalty revenue related to intellectual property, or IP, and this revenue is also included in Commercial revenue.

•	Retail. SanDisk sells its products directly and through distributors to consumer electronics stores, office superstores, mobile phone stores, mass merchants, e-commerce retailers, catalog and mail order companies, drug stores, supermarkets, convenience stores and kiosks in a wide variety of locations.

Customers

In FY2015, FY2014 and FY2013, revenue from SanDisk’s top 10 direct customers and licensees accounted for approximately 44%, 48% and 49% of its revenue, respectively. In FY2015, FY2014 and FY2013, one customer, Apple Inc., or Apple, accounted for 14%, 19% and 20% of its revenue, respectively. The composition of its major customer base has changed over time, and SanDisk expects this pattern to continue as its markets and strategies evolve. Sales to its customers are generally made pursuant to purchase orders rather than long-term contracts.

Technology

Since inception, SanDisk has focused its research, development and standardization efforts on developing highly reliable, high-performance, cost-effective NAND flash storage products in small form factors to address a variety of segments. Research and development, or R&D, efforts are designed to help ensure the creation of fully-integrated, broadly interoperable products that are compatible with both existing and newly developed system platforms. SanDisk has successfully developed and commercialized 2-bits per cell flash multi-level cell, or X2, and 3-bits per cell flash multi-level cell, or X3, technologies, which have enabled significant cost reduction and growth in NAND flash usage. In addition, it is investing in the development of its 3D NAND technology, which it refers to as BiCS, and 3D ReRAM architecture. SanDisk has also initiated, defined and developed standards to meet new market needs and to promote wide acceptance of flash storage standards through interoperability and ease-of-use. It believes its core technical competencies are in:

•	high-density NAND flash process, module integration, device design and reliability;

•	securing data on a flash device;

•	controller design;

•	firmware and software development;

•	system-level design and integration;

•	multi-die stacking and packaging technology; and

•	low-cost system testing.

To achieve compatibility with various electronic platforms regardless of the host processors or operating systems used, SanDisk continues to develop new capabilities in NAND flash, advanced controllers and firmware design. SanDisk also continues to evolve its architecture to leverage advances in manufacturing process technology. SanDisk’s products are designed to be compatible with industry-standard and customer-specific interfaces used in operating systems for PCs, mobile phones, tablets, notebooks, digital imaging devices, gaming platforms, GPS products, servers and storage systems, and other computing and electronic devices.

SanDisk’s sophisticated controller and firmware technologies permit its flash storage solutions to achieve a high level of reliability and longevity. SanDisk’s system technologies, including its controller chips and firmware, are designed to detect defects in flash memory cells and prevent loss of data under most conditions.

SanDisk has a deep understanding of the technology used in the design, manufacture and operation of NAND flash and has invented many of the key NAND flash technologies and solutions. It strives to continuously reduce the cost of NAND flash in order to continue to grow its markets, supply a diverse set of customers and channels, and enable it to profitably grow its business. A key component of its ability to reduce the cost of NAND flash is its ability to continue to transition its NAND flash manufacturing technology to smaller geometries. SanDisk has transitioned a majority of its NAND manufacturing capacity to the 15-nanometer node (also referred to as 1Z-nanometer), and expects the 15-nanometer node to be its last technology node on 2D NAND flash architecture. SanDisk has begun initial production of its 48-layer X3 3D NAND technology and shipped initial quantities of retail products and OEM samples using this technology in the fourth quarter of 2015. In January 2016, SanDisk began utilizing the New Fab 2 facility for the conversion of 2D NAND to 3D NAND technology, and expects production wafer output late in the first quarter of 2016. With its manufacturing and technology partner, Toshiba, SanDisk is also investing in 3D ReRAM technology, which it believes may be a future alternative to NAND. In addition, SanDisk is also collaborating with HPE on the further development of 3D ReRAM for use in Storage Class Memory applications. SanDisk expects 2D NAND, 3D NAND and potential future technologies, including 3D ReRAM, to co-exist for an extended period of time.

Patents and licenses

SanDisk relies on a combination of patents, trademarks, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect its IP rights.

As of the end of 2015, SanDisk owned, or had rights to, more than 3,550 U.S. patents and more than 2,250 foreign patents. SanDisk had more than 1,300 patent applications pending in the U.S., and had foreign counterparts pending on many of the applications in multiple jurisdictions. SanDisk continually seeks additional U.S. and international patents on its technology.

SanDisk has patent license agreements with many companies, including Hitachi, Intel, Renesas Electronics Corporation, Samsung Electronics Co., Ltd., or Samsung, SK hynix Inc., or Hynix, Sony Corporation, or Sony, and Toshiba. In the three years ended January 3, 2016, it generated $1.14bn in revenue from license and royalty agreements.

Trade secrets and other confidential information are also important to SanDisk’s business. It protects its trade secrets through confidentiality and invention assignment agreements, among other measures.

Supply chain

SanDisk’s supply chain is an important competitive advantage and is comprised of the following:

•	Silicon Sourcing. All of SanDisk’s memory storage solutions require silicon chips for the memory and controller components. Substantially all of its NAND flash memory is supplied by Flash Ventures. This represents captive supply and SanDisk is obligated to take its share of the output from these ventures or pay the fixed costs associated with that capacity. SanDisk also purchases flash memory from other suppliers, which it refers to as non-captive, to supplement its captive flash memory. SanDisk uses controllers that it has designed in-house as well as controllers purchased from third parties. SanDisk’s controllers that are designed in-house are manufactured at third-party foundries.

•	Assembly and Testing. SanDisk sorts and tests its memory wafers at captive and third-party facilities in China, Japan and Taiwan. Products are assembled and tested at both in-house facilities in Shanghai, China, and through a network of contract manufacturers, which are located primarily in China, Malaysia, Taiwan and the U.S. SanDisk believes the use of in-house assembly and test facilities, as well as contract manufacturers, reduces the cost of operations, provides flexibility and gives access to increased production capacity.

Ventures with Toshiba

Note: Images not to scale

SanDisk and Toshiba currently operate three business ventures in 300-millimeter NAND flash manufacturing facilities in Yokkaichi, Japan, that provide SanDisk leading-edge, cost- competitive NAND wafers for its end products. Flash Partners Ltd., which operates primarily in Toshiba’s Fab 3 facility, or Fab 3, was formed in September 2004. Flash Alliance Ltd., which operates primarily in Toshiba’s Fab 4 facility, or Fab 4, was formed in July 2006. Flash Forward Ltd., which operates primarily in Toshiba’s Fab 5 facility, or Fab 5, was formed in July 2010. SanDisk refers to Flash Partners, Flash Alliance and Flash Forward collectively as Flash Ventures. SanDisk and Toshiba combined shipped almost 40% of total global NAND bits in calendar year 2015 per Gartner. Through Flash Ventures, SanDisk and Toshiba collaborate in the development and manufacture of 2D and 3D NAND flash wafers using semiconductor manufacturing equipment owned or leased by each of the Flash Venture entities. In addition, SanDisk and Toshiba collaborate on joint R&D activities for next generation technologies.

In October 2015, SanDisk entered into a facility agreement, the New Fab 2 Agreement, with Toshiba related to the construction and operation of Toshiba’s “New Fab 2” fabrication facility, which is primarily intended to provide space to convert 2D NAND capacity to 3D NAND. SanDisk expects that the New Fab 2 space will accommodate conversion of somewhat less than half of the current Fab 3, Fab 4 and Fab 5 2D NAND capacity to 3D NAND. In calendar Q4 2015, SanDisk achieved record yields on its 2D NAND 15nm technology. SanDisk also began shipping initial quantities of 48-layer X3 3D NAND in retail products and shipped its first OEM customer samples of this technology. Additionally, SanDisk began conversion of 2D to 3D NAND at New Fab 2 in January 2016. 3D NAND production began in calendar Q4 2015 and is expected to ramp across CY2016, with the majority of the output expected in the second half of the year. SanDisk expects its 3D NAND cost per bit to achieve lower cost per bit compared to its 15-nm 2D NAND in 2017 with its next-generation 3D NAND.

SanDisk holds a 49.9% ownership position in each of the Flash Venture entities. Each Flash Venture entity purchases wafers from Toshiba at cost and then resells those wafers to SanDisk and Toshiba at cost plus a mark-up. SanDisk is committed to purchase half of Flash Ventures’ NAND wafer supply or pay for half of Flash Ventures’ fixed costs regardless of the output SanDisk chooses to purchase. SanDisk is also committed to fund 49.9% to 50% of Flash Ventures’ costs to the extent that Flash Ventures’ revenue from wafer sales to SanDisk and Toshiba are insufficient to cover these costs.

Each Flash Venture entity’s board is comprised of 6 members with equal representation from SanDisk and Toshiba. Additionally, Flash Ventures have operating committees for each fabrication facility, with a representative from each of SanDisk and Toshiba on each operating committee. The operating committees oversee the day-to-day operations of Flash Ventures and the fabrication facilities.

[1]	~95% of memory COGS paid to Flash Ventures

SanDisk’s approximately 50% portion of Flash Ventures’ capital expenditure is funded from three sources: (1) operating cash flow generated by Flash Ventures; (2) equipment lease financing guaranteed by SanDisk; and (3) cash outlay from SanDisk in the form of loans or capital contributions. Operating cash flow is generated at Flash Ventures as Flash Ventures sell output to SanDisk and Toshiba at the all-in cost plus a markup. Together, cash inflow from the operating cash flow and equipment lease financing generally fund a substantial majority of Flash Ventures’ capital investments.

While Toshiba is restructuring many of its businesses including its semiconductor operations, Toshiba has announced that it positions the memory business as a core business and will continue to make focused investments that enhance its market competitiveness. The memory business is the second largest and the most profitable division of Toshiba. For the first nine months of Toshiba’s fiscal year ended March 31, 2015, Toshiba reported that its memory business generated ~14% of its total revenue. In February 2016, Toshiba announced that it is gearing up for future expanded production of BiCS FLASH, its proprietary 3D flash memory, by acquiring 150,000 square meters of land adjacent to its Yokkaichi Operations memory production complex. Additionally, Western Digital has had continued discussions with Toshiba since the SanDisk transaction announcement where Toshiba has reiterated their commitment to the Flash Ventures.

Competition

SanDisk faces competition from NAND flash memory manufacturers and from companies that buy NAND flash memory and incorporate it into their end products.

SanDisk believes that its ability to compete successfully depends on a number of factors, including:

•	product performance, reliability and differentiation;

•	price, quality and availability of products;

•	success in developing new products, applications and markets;

•	timing of new product announcements and successful introductions;

•	sufficient availability of cost-efficient supply;

•	creation and monetization of IP and the development of industry standards and formats;

•	the number and nature of competitors in a given market; and

•	general market and economic conditions.

SanDisk believes its key competitive advantages are:

•	its strong history of technological innovation and standards creation, which enables it to grow the overall market for flash storage solutions;

•	its vertically integrated business model, including the investment in Flash Ventures, which provides SanDisk with leading-edge, low-cost NAND flash;

•	that SanDisk is the only pure play NAND flash storage solutions provider, which strengthens its focus on NAND technology and solutions;

•	its IP ownership, in particular its patents, and multi-level cell, or MLC, manufacturing know-how, which provides it with license and royalty revenue as well as cost advantages;

•	its system expertise in controller, firmware and software development;

•	that it markets and sells a broad range of flash storage products, which gives it an advantage in attracting and retaining both retail and commercial customers;

•	that it has global retail distribution for products and is a worldwide leader in flash products;

•	that it has a well-recognized and trusted brand; and

•	its strong financial position.

Competitors include:

•	NAND Manufacturers and Embedded Solutions Providers. SanDisk competes with NAND flash memory manufacturers, including Hynix, Intel, Micron Technology, Inc., or Micron, Samsung and

Toshiba. These companies compete with SanDisk in selling a range of flash-based products and form factors, including embedded, SSD, removable and other form factors. SanDisk competes with these NAND flash memory manufacturers based upon technology and advanced wafer manufacturing processes which influence cost, performance and quality of the flash memory. SanDisk further competes based upon the features and performance of its flash storage solutions, the system technology in its solutions and the branding of its solutions.

•	Removable Product Manufacturers and Resellers. SanDisk competes with manufacturers and resellers of flash memory card and USB drives, which purchase or have a captive supply of flash memory components and assemble memory products. It competes based upon product features and performance, the breadth and availability of its product offerings, quality and reliability, marketing programs, brand recognition and price. Primary competitors currently include, among others, Kingston Technology, Lexar Media, a subsidiary of Micron, PNY Technologies, Samsung, Sony, Toshiba, Transcend, and Verbatim Americas. SanDisk also sells flash products, in the form of private label cards, wafers or components, to certain companies who sell products that may ultimately compete with its branded products in the retail or commercial channels.

•	Client Storage Solution Manufacturers. In the cSSD segment, SanDisk faces competition from NAND flash memory manufacturers including Intel, Micron, Samsung and Toshiba. It also faces competition from other suppliers of cSSDs and hard drives such as Kingston, Philips & Lite-On Digital Solutions Corporation, or Lite-On, Seagate Technology LLC or Seagate and Western Digital. SanDisk competes based upon the performance, quality and reliability of its product offerings, price and relationships with computer manufacturers.

•	Enterprise Storage Solution Manufacturers. SanDisk competes in the enterprise storage solutions segment where it faces competition from NAND flash memory manufacturers including Intel, Micron, Samsung and Toshiba, and from other providers of eSSDs and hard drives such as Lite-On and Seagate. SanDisk competes based upon the performance, quality and reliability of its product offerings, price and relationships with storage OEMs and enterprise customers. SanDisk’s enterprise system solutions, such as the InfiniFlash System, combined with different proprietary and open-source software stacks, compete with solutions that offer similar functionality, ranging from hard disk drive, or HDD,-based system solutions to hybrid solutions which combine flash and hard disk drives, to all flash arrays, from a variety of companies including NetApp, Inc., or NetApp, EMC Corporation, or EMC, and others. In addition, hyperscale companies, such as Google, Inc., Microsoft Corporation and Facebook Inc., may internally develop enterprise storage solutions.

•	Digital Media Players and Drives. In the standalone digital audio/video player segment, SanDisk faces strong competition from Apple. It also faces competition from Coby Electronics Corporation, GPX, a brand of Digital Products International, Koninklijke Philips N.V., Mach Speed Technologies, and Sony, among others. It also faces competition for its wireless media and flash drives from companies such as ADATA Technology, or ADATA, Seagate and Western Digital. SanDisk competes based upon the breadth and availability of its product offerings, quality and reliability, marketing programs, brand recognition and price.

Employees

As of January 3, 2016, SanDisk had 8,790 full-time employees, including 4,133 employees in operations, 3,125 employees in research and development, 938 employees in sales and marketing and 594 employees in general and administrative. None of its employees is represented by a collective bargaining agreement and SanDisk has never experienced any employee work stoppage. SanDisk believes that its employee relations are good.

SanDisk, Lightning, SanDisk Ultra, SanDisk ReadyCache, SanDisk Extreme, SanDisk Extreme PRO, iNAND and CompactFlash are trademarks of SanDisk Corporation, registered in the United States, or U.S., and other countries. Optimus, CloudSpeed, Fusion ioMemory, InfiniFlash, and ioControl are trademarks of SanDisk Corporation. SD and microSD are trademarks of SD-3C, LLC. Other brand(s) mentioned herein are for identification purposes only and may be the trademark(s) of their respective holder(s).

6.	Management team

Western Digital

Name	Age	Position
Stephen D. Milligan	52	Chief Executive Officer
Michael D. Cordano	51	President and Chief Operating Officer
Olivier M. Leonetti	51	Executive Vice President, Chief Financial Officer
Mark P. Long	48	Executive Vice President, Chief Strategy Officer
Michael C. Ray	48	Executive Vice President, Chief Legal Officer, Secretary
Jacqueline DeMaria	54	Executive Vice President, Chief HR Officer
Steven Campbell	61	Executive Vice President, Chief Technology Officer

Mr. Milligan re-joined Western Digital in March 2012 to serve as its President following Western Digital’s acquisition of HGST and was appointed Chief Executive Officer in January 2013. Mr. Milligan has served on the Board of Directors since January 2013. He served as HGST’s President from March 2009 to December 2009 and as its President and Chief Executive Officer from December 2009 until Western Digital’s acquisition of HGST in March 2012. From September 2007 to October 2009, Mr. Milligan served as HGST’s Chief Financial Officer. From January 2004 to September 2007, Mr. Milligan served as Western Digital’s Chief Financial Officer and from September 2002 to January 2004, Mr. Milligan served as Western Digital’s Senior Vice President, Finance. From April 1997 to September 2002, Mr. Milligan held various financial and accounting roles of increasing responsibility at Dell Inc. Prior to joining Dell, Mr. Milligan was employed at Price Waterhouse for 12 years. Mr. Milligan has served on the board of directors of Ross Stores, Inc. since January 2015.

Mr. Cordano was appointed President and Chief Operating Officer in October 2015. Prior to that Mr. Cordano served as President of Western Digital’s HGST subsidiary since July 2012. Prior to that, Mr. Cordano served as HGST’s Executive Vice President, Sales & Marketing, and President, Branded Business, from April 2009 to March 2012. From February 2005 to April 2009, Mr. Cordano served as Chief Executive Officer and co-founder of Fabrik, Inc., which was acquired by HGST in April 2009. From 1994 to February 2005, Mr. Cordano served in various roles of increasing responsibility at Maxtor Corporation, including as the Executive Vice President of Worldwide Sales and Marketing from April 2001 until February 2005, where he formed and managed the Branded Products Business Unit.

Mr. Leonetti was appointed as Executive Vice President and Chief Financial Officer in September 2014. Mr. Leonetti served as Vice President, Finance - Global Commercial Organization, at Amgen, Inc., a global pharmaceutical company, from April 2011 to September 2014, where he was responsible for implementing worldwide product development and commercial strategies and driving global restructuring programs. From July 1997 to April 2011, Mr. Leonetti served in various senior finance capacities at Dell Inc., including most recently as Vice President, Finance, Worldwide Consumer Division. Prior to that, Mr. Leonetti served in various worldwide finance capacities with Lex Rac Service plc, Braun UK Ltd and Gillette Industries Limited.

Mr. Long was appointed as Executive Vice President, Chief Strategy Officer, effective August 2015 and, prior to that, served as Executive Vice President, Strategy & Corporate Development, since February 2013. Prior to that, from March 2012 to February 2013, he served in various consulting capacities for WDC. Prior to that, from July 2010 to March 2012, he served as senior vice president, strategy and corporate development at HGST, which was acquired by Western Digital in March 2012. From August 2005 to July 2010, he served as managing director of VisionPoint Capital, where he provided merger and acquisition and corporate finance services to a range of technology companies, including Fabrik, Inc., which was acquired by HGST in April 2009. Prior to that, Mr. Long served as a senior executive with both public and private venture-backed technology companies and was an investment banker with Credit

Suisse First Boston and Deutsche Bank Securities. Among his duties as Executive Vice President, Strategy & Corporate Development, Mr. Long also leads Western Digital Capital, the company’s wholly owned strategic investment fund.

Mr. Ray was appointed as Executive Vice President and Chief Legal Officer in November 2015. Prior to that, Mr. Ray served as Senior Vice President, General Counsel and Secretary from April 2011 to November 2015 and as Vice President, General Counsel and Secretary from October 2010 to April 2011. From September 2000 to October 2010, Mr. Ray served in a number of positions in Western Digital’s legal department, ranging from Senior Counsel to Vice President, Legal Services. From September 1998 to September 2000, Mr. Ray served as corporate counsel for Wynn’s International, Inc. Prior to that, he served as a judicial clerk to the U.S. District Court, Central District of California and practiced law at O’Melveny & Myers LLP.

Ms. DeMaria was appointed Executive Vice President and Chief Human Resources Officer in November 2015. Ms. DeMaria joined Western Digital in July 2005 and previously served the company as senior vice president, global human resources and vice president, human resources. Prior to joining Western Digital, Ms. DeMaria served as senior vice president, human resources at Earth Tech, a subsidiary of Tyco International, from April 2004 to July 2005. She also served as chief people officer at Overture from January 2001 to April 2003, and Vice President, Human Resources at Mitsubishi Motors North America from October 1997 to December 2000. Before joining Mitsubishi, Ms. DeMaria held various senior human resources roles with Southern California Edison. Ms. DeMaria also recently served on the board of directors of Orange County United Way.

Mr. Campbell was appointed as Executive Vice President and Chief Technology Officer in November 2015. Previously, Mr. Campbell served as chief technology officer of HGST and Hitachi Global Storage Technologies (Hitachi GST) prior to Western Digital’s acquisition of Hitachi GST in March 2012. Prior to joining Hitachi GST in January 2009, Mr. Campbell served as chief executive officer of Magnecomp International (later renamed as Innotek Limited) from July 2002 to September 2008. Prior to that, Mr. Campbell served in a variety of capacities with Western Digital, Hewlett Packard, Quantum Corporation and DataPlay, including as general manager of desktop solutions, senior vice president of engineering, vice president of new product introduction and chief quality officer of Western Digital.

7.	Historical financials

LTM 1/1/2016 Pro forma Leverageable Adjusted EBITDA

($ in millions)
GAAP operating income	$1,565
Depreciation & amortization[1]	1,828

Pro forma EBITDA	$3,393

Stock-based compensation	346
Charges related to cost saving initiatives	37
Employee termination, asset impairment and other charges[2]	311
Charges related to arbitration award	32
Other charges[3]	16

Pro forma Adjusted EBITDA	$4,135
Less: Already realized WD + HSGT[4] synergies	(10)

Add: Est. WD + HGST COGS Run-rate Synergies[5]	250
Add: Est. WD + HGST Operating Expense Run-rate Synergies[5]	400
Add: Est. SanDisk Annual Run-Rate Synergies (within 18 months post closing)[6]	500

Pro forma Leverageable Adjusted EBITDA	$5,275

Note: Totals may not add up due to rounding

[1]	Depreciation and amortization consists of WD LTM depreciation of $895mm and amortization of $128mm, SanDisk depreciation of $280mm and amortization of $185mm (consisting of amortization of acquired intangible assets and amortization of an IP patent license within R&D), and incremental pro forma adjustments for depreciation of $139mm and amortization of $201mm.
[2]	Represents WDC LTM expenses of $197mm, SanDisk LTM impairment of acquisition-related intangible assets of $61mm, and SanDisk LTM restructuring expenses of $53mm.
[3]	Represents acquisition-related charges other than SanDisk and additional one-time non-GAAP charges.
[4]	Represents estimated savings from integration of WD and HGST Inc. subsidiaries following the October 19, 2015 decision by MOFCOM.
[5]	Refer to p. 2.
[6]	Refer to p. 12.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared to illustrate the effect of the Merger and the Financing Transactions. The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the Merger and the Financing Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined balance sheet gives effect to the Merger and the Financing Transactions as if those events had occurred on January 1, 2016 while the unaudited pro forma condensed combined statements of income for the year ended July 3, 2015, the six months ended January 1, 2016 and for the six months ended January 2, 2015 each give effect to the Merger and the Financing Transactions as if those events had occurred on June 28, 2014, the first day of Western Digital’s fiscal year ended July 3, 2015. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (i) directly attributable to the Merger and the Financing Transactions, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined statements of income do not reflect any non-recurring charges directly related to the Merger and the Financing Transactions that the combined company may incur upon completion of the Merger and the Financing Transactions. Further, because the tax rate used for these unaudited pro forma condensed combined financial statements is an estimated statutory tax rate, it will likely vary from the actual effective rate in periods subsequent to the completion of the Merger and the Financing Transactions.

The Merger will be treated as a business combination for accounting purposes, and Western Digital is the deemed accounting acquirer and SanDisk is the deemed accounting acquiree based on a number of factors considered at the time of the preparation of this filing. The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with ASC 805, “Business Combinations.” The fair value of SanDisk’s identifiable tangible and intangible assets acquired and liabilities assumed are based on preliminary estimates of fair value. In addition, the per share Merger Consideration to be delivered to SanDisk stockholders in connection with the Merger is dependent upon the Closing Cash Shortfall (if any), and the value of the portion of the per share Merger Consideration to be paid in shares of Western Digital common stock will be determined based on the trading price of Western Digital common stock at the time of completion of the Merger. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Following completion of the Merger, final valuations will be performed and management anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during the one-year measurement period following the date of completion of the Merger. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements have been presented on the assumption that there is no Closing Cash Shortfall on the closing date of the Merger. See Note 6 for sensitivity analyses to show the effect of changes in management’s assumption with respect to the Closing Cash Shortfall.

As of the date of this filing, Western Digital performed a preliminary review of SanDisk’s accounting policies, based primarily on publicly available information, to determine whether any adjustments were necessary to ensure comparability in the unaudited pro forma condensed combined financial statements. At this time, Western Digital is not aware of any differences that would have a material effect on the unaudited pro forma condensed combined financial statements; therefore, the unaudited pro forma condensed combined financial statements do not reflect any adjustments for potential differences in accounting policies. Upon completion of the Merger, or as more information becomes available, Western Digital will perform a more detailed review of SanDisk’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material effect on the unaudited pro forma condensed combined financial statements. In addition, certain reclassifications have been made to SanDisk’s historical financial statements to conform to the presentation used in Western Digital’s historical financial statements. Such reclassifications had no effect on SanDisk’s previously reported financial position or results of operations.

The unaudited pro forma condensed combined financial statements do not include any adjustments for the anticipated benefits from cost savings or synergies of Western Digital and SanDisk operating as a combined company or for liabilities resulting from integration planning, as management of Western Digital and SanDisk are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance, relocation or additional retention costs in subsequent periods related to employees of both companies, as well as the costs of vacating certain leased facilities of either company or other costs associated with integrating the companies. The ultimate recognition of such costs and liabilities would affect amounts in the unaudited pro forma condensed combined financial statements, and such costs and liabilities could be material.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•	audited historical consolidated financial statements of Western Digital as of and for the fiscal year ended July 3, 2015, included in Western Digital’s Annual Report on Form 10-K for the fiscal year ended July 3, 2015;

•	unaudited historical condensed consolidated financial statements of Western Digital as of and for the six months ended January 1, 2016 and January 2, 2015, included in Western Digital’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2016;

•	audited historical consolidated financial statements of SanDisk as of and for the fiscal years ended January 3, 2016 and December 28, 2014, included in SanDisk’s Annual Report on Form 10-K for the fiscal year ended January 3, 2016; and

•	unaudited historical condensed consolidated financial statements of SanDisk as of and for the six months ended June 28, 2015 and June 29, 2014, included in SanDisk’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2015.

Western Digital and SanDisk have different fiscal year ends which end on the Friday nearest to June 30 and the Sunday closest to December 31, respectively. As a consequence of Western Digital and SanDisk having different fiscal years, SanDisk’s historical results have been aligned to more closely conform to the fiscal periods of Western Digital as follows:

•	The unaudited pro forma condensed combined balance sheet as of January 1, 2016 combines Western Digital’s unaudited condensed consolidated balance sheet as of January 1, 2016 with SanDisk’s audited historical consolidated balance sheet as of January 3, 2016.

•	The unaudited pro forma condensed combined statements of income for the fiscal year ended July 3, 2015 combines Western Digital’s historical consolidated statement of income for the fiscal year ended July 3, 2015 with SanDisk’s historical unaudited condensed consolidated statement of operations for the four fiscal quarters ended June 28, 2015.

•	The unaudited pro forma condensed combined statements of income for the six months ended January 1, 2016 combines Western Digital’s historical unaudited condensed consolidated statement of income for the six months ended January 1, 2016 with SanDisk’s historical unaudited condensed consolidated statement of operations for the two fiscal quarters ended January 3, 2016.

•	The unaudited pro forma condensed combined statements of income for the six months ended January 2, 2015 combines Western Digital’s historical unaudited condensed consolidated statement of income for the six months ended January 2, 2015 with SanDisk’s historical unaudited condensed consolidated statement of operations for the two fiscal quarters ended December 28, 2014.

Western Digital’s historical financial information for the fiscal year ended July 3, 2015 and as of and for the six month periods ended January 1, 2016 and January 2, 2015 is derived from Western Digital’s Annual Report on Form 10-K and Quarterly Report on 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on August 21, 2015 and February 10, 2016, respectively. The historical financial information for SanDisk as of January 3, 2016 is derived from SanDisk’s Annual Report on 10-K filed with the SEC on February 12, 2016. The historical financial information for SanDisk for the four fiscal quarters ended June 28, 2015 is derived by adding the historical financial information for SanDisk for the year ended December 28, 2014 included in SanDisk’s Annual Report on Form 10-K filed with the SEC on February 12, 2016 and the historical financial information for SanDisk for the six month period ended June 28, 2015, and subtracting the historical financial information for SanDisk for the six month period ended June 29, 2014, each as included in SanDisk’s Quarterly Report on Form 10-Q filed with the SEC on July 31, 2015. The historical financial information for SanDisk for the two fiscal quarters ended January 3, 2016 is derived by subtracting the historical financial information for SanDisk for the six month period ended June 28, 2015, as included in SanDisk’s Quarterly Report on Form 10-Q filed with the SEC on July 31, 2015 from the historical financial information for SanDisk for the year ended January 1, 2016 included in SanDisk’s Annual Report on Form 10-K filed with the SEC on February 12, 2016. The historical financial information for SanDisk for the two fiscal quarters ended December 28, 2014 is derived by subtracting the historical financial information for SanDisk for the six month period ended June 29, 2014, as included in SanDisk’s Quarterly Report on Form 10-Q filed with the SEC on July 31, 2015 from the historical financial information for SanDisk for the year ended December 28, 2014 included in SanDisk’s Annual Report on Form 10-K filed with the SEC on February 12, 2016.

Unaudited pro forma condensed combined balance sheet as of January 1, 2016

($ in millions)	Western Digital Historical January 1, 2016	SanDisk Historical January 3, 2016	Reclassification adjustments (Note 1)	Pro forma adjustments	Note		Pro forma combined company
Cash and cash equivalents	$5,363	$1,479	$—	($2,950)	4(a	)	$3,892
Short-term investments	497	2,527	—	(2,521)	4(b	)	503
Accounts receivable, net	1,650	618	—	—			2,268
Inventories	1,238	809	—	191	4(c	)	2,238
Other current assets	200	227	—	34	4(d),(e	)	461

Total current assets	8,948	5,660	—	(5,246)			9,362
Long-term marketable securities	—	117	(117)	—			—
Property, plant & equipment, net	2,801	817	—	359	4(c	)	3,977
Notes receivable and investments in Flash Ventures	—	1,010	—	—			1,010
Deferred taxes	—	325	(325)	—			—
Goodwill	2,766	831	—	6,081	4(c	)	9,678
Other intangible assets, net	292	297	—	6,463	4(c	)	7,052
Other non-current assets	659	174	442	(163)	4(d),(e),(f	)	1,112

Total assets	$15,466	$9,231	$—	$7,494			$32,191

Accounts payable	$1,806	$323	$—	$—			$2,129
Accounts payable to related parties	—	178	—	—			178
Accrued arbitration award	32	—	—	—			32
Convertible short-term debt	—	913	—	(913)	4(h	)	—
Other current accrued liabilities	—	353	(353)	—			—
Deferred income on shipments to distributors and retailers and deferred revenue	—	236	(236)	—			—
Accrued expenses	505	—	431	(102)	4(d),(e),(g	)	834
Accrued compensation	315	—	139	—			454
Accrued warranty	144	—	19	—			163
Revolving credit facility	255	—	—	45	4(h	)	300
Current portion of long-term debt	188	—	—	(128)	4(h	)	60

Total current liabilities	3,245	2,003	—	(1,098)			4,150
Long-term debt	2,062	—	—	11,918	4(h	)	13,980
Convertible long-term debt	—	1,238	—	(1,238)	4(h	)	—
Other liabilities	602	171	—	1,146	4(f	)	1,919

Total liabilities	5,909	3,412	—	10,728			20,049
Convertible short-term debt conversion obligation	—	80	—	(80)	4(h	)	—
Total shareholders’ equity	9,557	5,739	—	(3,154)	4(i	)	12,142

Total liabilities, convertible short-term debt conversion obligation and equity	$15,466	$9,231	$—	$7,494			$32,191

Unaudited pro forma condensed combined statements of income for the fiscal year ended July 3, 2015

($ in millions)	Western Digital historical fiscal year ended July 3, 2015	SanDisk historical four fiscal quarters ended June 28, 2015	Reclassification adjustments (Note 1)	Pro forma adjustments	Notes		Pro forma combined company
Revenue, net	$14,572	$6,051	$—	($10)	5(a	)	$20,613
Cost of revenue	10,351	3,350	115	261	5(a),(b),(c	)	14,077
Amortization of acquisition-related intangible assets	—	115	(115)	—			—

Gross profit	4,221	2,586	—	(271)			6,536
Operating expenses
Research and development	1,646	891	—	30	5(b),(c	)	2,567
Selling, general and administrative¹	773	624	51	88	5(b),(c	)	1,536
Charges related to arbitration award	15	—	—	—			15
Amortization of acquisition-related intangible assets	—	51	(51)	—			—
Impairment of acquisition-related intangible assets	—	61	—	—			61
Restructuring and other	—	83	(83)	—			—
Employee terminations, asset impairment and other charges	176	—	83	—			259

Total operating expenses	2,610	1,710	—	118			4,438
Operating income	1,611	876	—	(389)			2,098
Interest and other income	15	42	5	(40)	5(f	)	22
Gain (loss) on investments	—	4	(4)	—			—
Interest and other expense	(49)	(122)	(1)	(686)	5(e	)	(858)

Total other expense, net	(34)	(76)	—	(726)			(836)
Income before income taxes	1,577	800	—	(1,115)			1,262
Income tax provision	112	217	—	(129)	5(g	)	200

Net income	$1,465	$583	$—	($986)			$1,062

[1]	Line items related to “Sales and marketing” and “General and administrative” for SanDisk have been combined into the “Selling, general and administrative” line for presentation conformity

Unaudited pro forma condensed combined statements of income for the Six months ended January 1, 2016

($ in millions)	Western Digital historical six months ended January 1, 2016	SanDisk historical six months ended January 3, 2016	Reclassification adjustments (Note 1)	Pro forma adjustments	Notes		Pro forma combined company
Revenue, net	$6,677	$2,995	$—	$—			$9,672
Cost of revenue	4,816	1,710	58	130	5(b),(c	)	6,714
Amortization of acquisition-related intangible assets	—	58	(58)	—			—

Gross profit	1,861	1,227	—	(130)			2,958
Operating expenses
Research and development	774	442	—	5	5(b),(c	)	1,221
Selling, general and administrative[1]	399	273	55	(22)	5(b),(c),(d	)	705
Charges related to arbitration award	32	—	—	—			32
Amortization of acquisition-related intangible assets	—	26	(26)	—			—
Restructuring and other	—	3	(3)	—			—
Employee terminations, asset impairment and other charges	83	—	3	—			86
Western Digital acquisition-related expenses	—	29	(29)	—			—

Total operating expenses	1,288	773	—	(17)			2,044
Operating income	573	454	—	(113)			914
Interest and other income	11	16	1	(15)	5(f	)	13
Gain (loss) on investments	—	1	(1)	—			—
Interest and other expense	(26)	(68)	—	(337)	5(e	)	(431)

Total other expense, net	(15)	(51)	—	(352)			(418)
Income before income taxes	558	403	—	(465)			496
Income tax provision	24	136	—	(69)	5(g	)	91

Net income	$534	$267	$—	($396)			$405

[1]	Line items related to “Sales and marketing” and “General and administrative” for SanDisk have been combined into the “Selling, general and administrative” line for presentation conformity

Unaudited pro forma condensed combined statements of income for the fiscal year ended July 3, 2015

($ in millions)	Western Digital historical six months ended January 2, 2015	SanDisk historical six months ended December 28, 2014	Reclassification adjustments (Note 1)	Pro forma adjustments	Notes		Pro forma combined company
Revenue, net	$7,831	$3,482	$—	($7)	5(a	)	$11,306
Cost of revenue	5,572	1,863	62	129	5(a),(b),(c	)	7,626
Amortization of acquisition-related intangible assets	—	62	(62)	—			—

Gross profit	2,259	1,557	—	(136)			3,680
Operating expenses
Research and development	863	449	—	19	5(b),(c	)	1,331
Selling, general and administrative *	384	335	23	50	5(b),(c	)	792
Charges related to arbitration award	15	—	—	—			15
Amortization of acquisition-related intangible assets	—	23	(23)	—			—
Impairment of acquisition-related intangible assets	—	—	—	—			—
Restructuring and other	—	33	(33)	—			—
Employee terminations, asset impairment and other charges	62	—	33	—			95

Total operating expenses	1,324	840	—	69			2,233
Operating income	935	717	—	(205)			1,447
Interest and other income	8	23	3	(22)	5(f	)	12
Gain (loss) on investments	—	3	(3)	—			—
Interest and other expense	(25)	(66)	—	(344)	5(e	)	(435)

Total other expense, net	(17)	(40)	—	(366)			(423)
Income before income taxes	918	677	—	(571)			1,024
Income tax provision	57	212	—	(73)	5(g	)	196

Net income	$861	$465	$—	($498)			$828

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X. The historical financial information has been adjusted to give effect to the transactions that are (i) directly attributable to the Merger and the Financing Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of the combined company. The historical financial information of Western Digital and SanDisk is presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The acquisition accounting adjustments relating to the Merger and the Financing Transactions are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to this preliminary purchase price allocation. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any anticipated benefits from cost savings or synergies that may result from the Merger or to any integration costs. The unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the combined company following the Merger and the Financing Transactions.

Certain reclassifications have been made to SanDisk’s historical financial statements to conform to the presentation used in Western Digital’s historical financial statements. Such reclassifications had no effect on SanDisk’s previously reported financial position or results of operations. The unaudited pro forma condensed combined financial statements may not reflect all reclassifications necessary to conform SanDisk’s presentation to that of Western Digital due to limitations on the availability of information as of the date of this filing. Accounting policy differences and additional reclassification adjustments may be identified as more information becomes available.

2.	Calculation of Preliminary Estimated Purchase Price

The estimated purchase price to be transferred that is reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the Merger is completed. The calculation of the estimated purchase price presented below is based on management’s assumptions that (i) the Merger is expected to close in the second calendar quarter of 2016, and (ii) the amount of cash that SanDisk has available for use in the U.S. without payment of withholding or U.S. income taxes on the closing date of the Merger will not fall short of a target cash amount of $4.049 billion, if the closing of the Merger occurs before June 30, 2016.

Pursuant to the Merger Agreement, based on management’s assumptions and estimates, Western Digital will pay $67.50 per share in cash and issue 0.2387 shares of its common stock per share of SanDisk common stock.

The fair value of the estimated purchase price expected to be transferred on the closing date of the Merger includes the value of the estimated cash consideration and the estimated fair value of the equity transferred as per the Merger Agreement. For the purposes of calculating the estimated purchase price in these unaudited pro forma condensed combined financial statements, the effective date of the Merger and the Financing Transactions is assumed to be February 1, 2016. The consideration transferred will ultimately be based on the share price of Western Digital common stock on the effective date, and could be materially different than the share price used in these unaudited pro forma condensed combined financial statements. The calculation of estimated purchase price is as follows:

(in millions, except per share amounts)	As of February 1, 2016
Estimated number of Western Digital common shares to be delivered to SanDisk shareholders
Total number of SanDisk common shares	201
Share exchange ratio	0.2387

Estimated number of Western Digital common shares to be delivered	48
Preliminary estimated purchase price
Cash payment for SanDisk common shares at $67.50 per share	$13,568
Net cash payment for SanDisk vested stock options outstanding	$67
Estimated number of Western Digital common shares to be delivered	48
Multiplied by market price of each Western Digital common share on February 1, 2016	$49.19

Total value of Western Digital common shares to be delivered	$2,360
Value of Western Digital replacement stock options and restricted stock units (1)	$189

Total preliminary estimated purchase price	$16,184

(1)	Represents the fair value of replacement awards attributable to pre-combination service to be recorded as part of the consideration transferred in the Merger, while the fair value of replacement awards attributable to post-combination service is recorded separately from the business combination and recognized as compensation expense over the remaining post-combination service period. Under the Merger Agreement, Western Digital will assume all unvested and outstanding SanDisk stock options, all unvested restricted stock units and all vested and outstanding stock options with a per share exercise price that is greater than or equal to the value of the per share Merger Consideration at closing held by employees immediately prior to the closing of the Merger. The estimated incremental impact of post-combination compensation cost has been recorded as an adjustment to the unaudited pro forma condensed combined statements of income for the year ended July 3, 2015 and for the six months ended January 1, 2016 and January 2, 2015.

For purposes of these unaudited pro forma condensed combined financial statements, the fair values of Western Digital equivalent restricted stock units and stock options were estimated, pursuant to the exchange ratio set forth in the Merger Agreement, using the market closing price of Western Digital common stock on February 1, 2016 and the Binomial valuation model utilizing various assumptions, respectively. The underlying assumptions are based on best estimates at this time, and therefore are subject to change with market conditions and other circumstances, and these changes may have a material impact on the fair values used to calculate the total purchase price and the incremental impact of post-combination compensation cost. Further, the estimated purchase price and the allocation of the estimated purchase price will be dependent on the number of SanDisk stock options and restricted stock units outstanding upon the completion of the Merger.

Any changes in management’s assumptions and the then-current market price of Western Digital common shares upon completion of the Merger will likely result in differences versus the per share Merger Consideration and closing price of Western Digital common shares on February 1, 2016, respectively, that are assumed in these unaudited pro forma condensed combined financial statements, and those differences may be material. Refer to Note 6 for sensitivity analyses to show the effect of changes in management assumptions and estimates related to the preliminary estimated purchase price.

3.	Preliminary Estimated Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the Merger. The pro forma purchase price allocation below is based on preliminary estimates of fair value as of February 1, 2016, using the historical balance sheet of SanDisk as of January 3, 2016. As of the date of this filing, Western Digital has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of SanDisk’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. Therefore, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third party valuation advisors, following the completion of the Merger. The estimated intangible asset values and their useful lives could be affected by a variety of factors that may become known to Western Digital only upon access to additional information and/or changes in these factors that may occur prior to the effective time of the Merger (the “Effective Time”). The preliminary estimated intangible assets consist of customer relationships, developed technology, trade name and in-process research and development (“IPR&D”). The related estimated useful lives range between five years to indefinite and are detailed in Note 5(c). The estimated fair values of the intangibles were based primarily on current estimates of SanDisk’s expected future cash flows and may change as estimates and assumptions are refined. Additional intangible asset classes may be identified as the valuation process continues.

The following table sets forth a preliminary allocation of the estimated purchase price to SanDisk’s identifiable tangible and intangible assets acquired and liabilities assumed by Western Digital, with the excess recorded as goodwill:

($ in millions)
Cash and cash equivalents	$1,479
Short-term marketable securities	2,527
Accounts receivables, net	618
Inventories, net	1,000
Other current assets	227
Long term marketable securities	117
Property, plant and equipment	1,176
Notes receivable and investments in Flash Ventures	1,010
Other non-current assets, net	130
Identifiable intangible assets	6,760

Total assets	$15,044
Accounts payable, accrued liabilities and other current liabilities	927
Deferred income on shipments to distributors and retailers and deferred revenue	68
Deferred tax liabilities	1,146
Other long-term liabilities	171
Convertible Notes and related derivatives	3,460

Total liabilities	$5,772
Net assets acquired (a)	9,272
Total preliminary estimated purchase price (b)	16,184

Estimated goodwill (b) - (a)	$6,912

Tangible assets acquired and liabilities assumed

Western Digital has estimated the fair value of tangible assets acquired and liabilities assumed.

Property, plant and equipment, net (“PP&E”), is required to be measured at fair value. Western Digital does not have sufficient information at this time as to the specific nature, age, condition or location of the land, buildings and improvements, machinery and equipment, and assets not yet placed in service, as applicable. All of these factors could result in differences between fair value and net book value. Accordingly, Western Digital used publicly available benchmarking information as well as a variety of other market participant assumptions to develop the preliminary fair values for machinery and equipment. Sufficient information is not yet available to develop preliminary fair values for land, buildings and improvements, and, accordingly, land, buildings and improvements have been reflected at SanDisk’s book value, which Western Digital believes to be a reasonable approximation of fair value. These estimates are preliminary and subject to change and could vary materially from the actual adjustment at the Effective Time.

The assumed liability for the SanDisk convertible notes (the “Convertible Notes”) and related derivatives reflects the estimated conversion value of the Convertible Notes and the estimated fair value of the related bond hedges and warrants. These estimates are preliminary and subject to change and could vary materially from the actual adjustment at the Effective Time.

Inventory and deferred revenue have been adjusted to their estimated fair value as discussed further in Note 4 below. The fair value of all other tangible assets acquired and liabilities assumed has been reflected at SanDisk’s book value as of January 3, 2016, which Western Digital believes to be a reasonable approximation of fair value.

Identifiable intangible assets

Preliminary identifiable intangible assets in the pro forma financial information consist of anticipated intangibles derived from customer relationships, developed technology, trade name and IPR&D. The developed technology and customer relationships are finite-lived intangible assets and the amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income, as further described in Note 5(c). The IPR&D and the trade name are indefinite-lived intangible assets. The estimated fair values of the identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation. Therefore, the amount of amortization following the Merger may differ significantly between periods based upon the final value assigned and amortization period used for each identifiable intangible asset.

Identifiable intangible assets recognized in the Merger are not expected to be deductible for tax purposes. Adjustments were made to record deferred taxes related to taxable temporary differences arising from a difference between the tax basis and the recognized value of identifiable intangible assets assumed in the Merger. These adjustments are based on estimates of the fair value of SanDisk’s assets to be acquired, the liabilities to be assumed and the related allocations of purchase price. These estimates are subject to further review by Western Digital’s management, which may result in material adjustments to deferred taxes with an offsetting adjustment to goodwill.

Goodwill represents the excess of the preliminary estimated purchase price over the fair value of the underlying net assets acquired. Goodwill is not amortized but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets, and synergies expected to be achieved from the combined operations of Western Digital and SanDisk. Goodwill recognized in the Merger is not expected to be deductible for tax purposes.

4.	Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

Pro Forma Adjustments

(a)	Represents the impact from estimated cash portion of the estimated purchase price, Western Digital transaction costs and debt issuance costs, and certain historical SanDisk and Western Digital debt anticipated to be paid concurrent with the closing of the Merger.

($ in millions)
Cash proceeds of new debt	$17,340
Cash consideration paid for SanDisk common shares and vested in-the-money stock options outstanding	(13,635)
Cash consideration paid upon conversion of Convertible Notes and settlement of related derivatives (See Note 4(h))	(3,319)
Repayment of Western Digital debt	(2,505)
Repayment of Bridge Facility	(3,000)
Payment of accrued interest	(7)
Western Digital transaction costs	(62)
Debt financing fees	(283)
Cash proceeds from sale of marketable securities	2,521

Net cash outflow	($2,950)

(b)	Reflects the sale of SanDisk’s short-term marketable securities, which can be sold and proceeds held available for use in the U.S. or that can be repatriated to the U.S. without payment of withholding tax or U.S. income taxes, to fund a portion of the estimated purchase price.

($ in millions)
Short-term marketable securities	$2,521

(c)	Reflects the application of the acquisition method of accounting based on the estimated fair value of the tangible assets of SanDisk and the fair value of intangible assets acquired as discussed in Note 3 above.

($ in millions)
Inventories—Elimination of historical	($809)
Inventories—Fair value	1,000

$191
Property, plant and equipment—Elimination of historical	(817)
Property, plant and equipment—Fair value	1,176

$359
Goodwill—Elimination of historical	(831)
Goodwill—Fair value	6,912

$6,081
Intangible assets—Elimination of historical	(297)
Intangible assets—Fair value	6,760

$6,463

d)	Reflects the recognition of capitalized debt issuance costs associated with anticipated borrowings to fund the Merger (including the Credit Facilities and the Notes), as well as the assumption by Western Digital of a liability for SanDisk’s transaction costs and retention bonuses.

($ in millions)
Western Digital debt issuance costs—other current assets	$38
Western Digital debt issuance costs—other non-current assets	213
SanDisk transaction costs and retention bonuses—accrued expenses	72

(e)	Reflects the elimination of accrued interest expense on SanDisk’s historical balance sheet as a result of repayment of existing SanDisk debt. Additionally, this adjustment reflects elimination of debt issuance costs on Western Digital’s historical balance sheet as a result of repayment of the existing Western Digital debt (SanDisk presents debt issuance costs as a reduction to debt on the balance sheet and are captured in Note 4(h)).

($ in millions)
Western Digital debt issuance costs—other current assets	($4)
Western Digital debt issuance costs—other non-current assets	(8)
SanDisk accrued interest expense—accrued expenses	(7)

(f)	Adjustments to record deferred taxes related to taxable and deductible temporary differences that arise from a difference between the tax basis and the recognized value of assets acquired and liabilities assumed in the Merger. These adjustments are based on estimates of the fair value of SanDisk’s assets to be acquired, the liabilities to be assumed, and the related allocations of purchase price. These estimates are subject to further review by Western Digital’s management, which may result in material adjustments to deferred taxes with an offsetting adjustment to goodwill.

($ in millions)	Estimated tax effects of pro forma adjustments and related reclassification adjustments
Reduction in deferred tax assets (other non-current assets)	($368)
Increase in deferred tax liabilities (other liabilities)	1,146

(g)	Adjustment to reflect SanDisk’s deferred income at fair value. The estimation reflects the anticipated remaining fulfillment obligations and a profit component associated with the deferred income liability.

($ in millions)
Deferred income adjustment—accrued expenses	($167)

h)	Reflects adjustments to current and long-term debt for anticipated borrowings to fund the Merger, net of original estimated issue discounts. In connection with the Merger, Western Digital intends to issue the Notes and enter into the Credit Facilities totaling $18.1 billion and borrow approximately $17.3 billion (net of estimated original issue discounts) under the Notes and the Credit Facilities to pay part of the purchase price, refinance existing debt of both Western Digital and SanDisk and pay transaction related fees and expenses. In addition, the adjustment represents the repayment of the existing SanDisk and Western Digital debt including any unamortized original issue discount and the elimination of SanDisk’s debt issuance costs (Western Digital’s debt issuance costs are eliminated in Note 4(e)). The adjustments to current and long-term debt are summarized as follows:

($ in millions)
Term Loan A Facility	$3,000
Term Loan B Facility	5,940
Revolving Facility	300
Secured Notes	1,000
Unsecured Notes	4,100
Bridge Facility	3,000

Total anticipated new debt financing	17,340
Repayments of existing of Western Digital debt	(2,505)
Increase in Convertible Notes and related derivatives to fair value	1,229
Elimination of Convertible Notes[1]	(3,460)
Repayments of Bridge Facility[2]	(3,000)

Total reduction of debt	(7,736)

Net adjustment[3]	9,604
Revolving Facility	300
Current portion of new debt financing	60
Long-term portion of new debt financing	13,980

Net anticipated new debt financing	$14,340

[1]	Reflects settlement of the Convertible Notes and related derivatives. The settlement consists of a cash payment of $3.319 billion and the delivery of $141 million in Western Digital shares to the holders of the Convertible Notes and the related derivatives.
[2]	Bridge Facility is assumed to be repaid upon the closing of the Merger.
[3]	Net adjustment related to debt is detailed as follows:

($ in millions)	Anticipated new debt financing	Reduction of debt	Net adjustment
Revolving Facility	$300	$(255)	$45
Bridge Facility	3,000	(3,000)	—
Current portion of long-term debt	60	(188)	(128)
Long-term debt	13,980	(2,062)	11,918
Convertible short-term debt	—	(913)	(913)
Convertible long-term debt	—	(1,238)	(1,238)
Convertible short-term debt conversion obligation	—	(80)	(80)

Net adjustment	$17,340	($7,736)	$9,604

(i)	Reflects the following adjustments to shareholders’ equity applicable to the Merger:

($ in millions)
Elimination of pre-merger SanDisk equity balances	($5,739)
Western Digital historical deferred debt financing fees and cost associated with Bridge Facility	(43)
Adjustment for Western Digital transaction costs	(62)
Value of Western Digital common shares to be delivered	2,360
Value of Western Digital replacement stock options and restricted stock units	189
Shares delivered upon conversion of Convertible Notes (See Note 4(h))	141

Total adjustment to shareholders’ equity	($3,154)

Summary of Certain Balance Sheet Pro Forma Adjustments

The following provides a summary of balance sheet pro forma adjustments where multiple adjustments have impacted a single financial statement line item:

($ in millions)
Capitalization of debt issuance costs on new debt (Note 4(d))	$38
Elimination of historical capitalized debt issuance costs (Note 4(e))	(4)

Net adjustment to other current assets	$34

Capitalization of debt issuance costs on new debt (Note 4(d))	$213
Elimination of historical capitalized debt issuance costs (Note 4(e))	(8)
Deferred tax adjustment (Note 4(f))	(368)

Net adjustment to other non-current assets	($163)

SanDisk transaction costs and retention bonuses (Note 4(d))	$72
Elimination of historical accrued interest expense (Note 4(e))	(7)
Deferred revenue adjustment (Note 4(g))	(167)

Net adjustment to accrued expenses	($102)

5.	Notes to Unaudited Pro Forma Condensed Combined Statements of Income

The unaudited pro forma condensed consolidated statements of income for the year ended July 3, 2015 and for the six months ended January 1, 2016 and January 2, 2015 have not been adjusted for estimated non-recurring transaction costs yet to be incurred, retention bonuses, and other items that are expected to have a one-time impact on the pro forma combined net income in the twelve months following the Merger. These other items include the impact on post-merger cost of revenue of the purchase accounting adjustment to step up inventory to fair value (See Note 4(c)), and the impact on post-merger revenue of the purchase accounting adjustment to reflect deferred revenue at fair value (See Note 4(g)).

Pro Forma Adjustments

(a)	Represents adjustment to eliminate sales and cost of revenue from SanDisk to Western Digital during the year ended July 3, 2015 and the six months ended January 2, 2015. There were no sales between SanDisk and Western Digital during the six months ended January 1, 2016.

(b)	Represents adjustment to record incremental post-combination stock compensation expense related to SanDisk unvested restricted stock units and unvested stock options that were replaced with Western Digital awards.

	Pro Forma Fiscal Year Ended July 3, 2015			Pro Forma Six Months Ended January 1, 2016			Pro Forma Six Months Ended January 2, 2015
($ in millions)	Cost of Revenue	R&D	SG&A	Cost of Revenue	R&D	SG&A	Cost of Revenue	R&D	SG&A
Reversal of SanDisk historical share-based compensation	($18)	($85)	($74)	($10)	($44)	($32)	($8)	($41)	($41)
Post-combination replacement share-based compensation	22	105	91	10	44	32	11	54	53

Total incremental share-based compensation	$4	$20	$17	$—	$—	$—	$3	$13	$12

(c)	Represents adjustments to record incremental depreciation expense related to the fair value adjustment of PP&E and amortization expense related to identifiable intangible assets calculated on a straight-line basis.

The adjustment for the incremental depreciation expense associated with the fair value adjustment of PP&E is as follows:

($ in millions)	Pro Forma Fiscal Year Ended July 3, 2015	Pro Forma Six Months Ended January 1, 2016	Pro Forma Six Months Ended January 2, 2015
Cost of Revenue	$103	$48	$55
R&D	31	15	16
SG&A	14	6	7

Total incremental depreciation expense	$148	$69	$78

The adjustment for the amortization of the identifiable intangible assets is as follows:

	Pro Forma Fiscal Year Ended July 3, 2015			Pro Forma Six Months Ended January 1, 2016			Pro Forma Six Months Ended January 2, 2015
($ in millions)	Cost of Revenue	R&D	SG&A	Cost of Revenue	R&D	SG&A	Cost of Revenue	R&D	SG&A
Reversal of SanDisk historical intangible asset amortization	($115)	($21)	($51)	($58)	($10)	($26)	($62)	($10)	($23)
Amortization of purchased identifiable assets	279	—	108	140	—	54	140	—	54

Total incremental intangible asset amortization expense	$164	($21)	$57	$82	($10)	$28	$78	($10)	$31

The table below indicates the estimated fair value of each of the identifiable intangible assets and estimated useful life of each:

Intangible Asset	Approximate Fair Value ($ in millions)	Estimated Useful Life (in years)
Developed Technology	$1,815	6-7
IPR&D	2,425	N/A
Customer Relationships	810	5-10
Trade Name	1,710	N/A
Total	$6,760

IPR&D will be accounted for as an indefinite-lived intangible asset until the underlying projects are completed or abandoned. The SanDisk trade name will also be accounted for as an indefinite-lived intangible asset.

(d)	Represents adjustment to eliminate non-recurring transaction costs and retention bonuses incurred by SanDisk and Western Digital in the six months ended January 1, 2016. There were no non-recurring transaction costs or retention bonuses incurred by SanDisk or Western Digital during the year ended July 3, 2015 of the six months ended January 2, 2015.

($ in millions)	Pro Forma Six Months Ended January 1, 2016
SanDisk transaction costs	$15
Western Digital transaction costs	27
Retention bonus expense	14

Total transaction cost expense	$56

(e)	To reverse interest expense and amortization of deferred debt issuance costs associated with debts repaid, and to record estimated interest expense, amortization of debt issuance costs and original issuance discount associated with the anticipated debt financing. Estimated interest expense on the Term Loan Facilities, Revolving Facility and Bridge Facility is based on the applicable one month or three month LIBOR rate as of February 1, 2016, which were 0.43% and 0.61%, respectively

($ in millions)	Pro Forma Fiscal Year Ended July 3, 2015	Pro Forma Six Months Ended January 1, 2016	Pro Forma Six Months Ended January 2, 2015
Reversal of SanDisk historical interest expense and amortization of deferred debt issuance costs	($116)	($62)	($57)
Reversal of Western Digital historical interest expense and amortization of deferred debt issuance costs	(49)	(25)	(25)
Interest expense on anticipated debt, inclusive of estimated debt issuance costs and original issue discount	851	424	426

Total additional interest expense	$686	$337	$344

A sensitivity analysis on interest expense for the year ended July 3, 2015 and for the six months ended January 1, 2016 and January 2, 2015 has been performed to assess the effect of a change of one-eighth of a percent (0.125 percent) in the base interest rate assumed for these preliminary pro forma purposes would have on the Financing Transactions.

The following table shows the change in interest expense for the debt financing:

Change in interest expense assuming ($ in millions)	Pro Forma Fiscal Year Ended July 3, 2015	Pro Forma Six Months Ended January 1, 2016	Pro Forma Six Months Ended January 2, 2015
Increase of 0.125%	$18	$9	$9
Decrease of 0.125%	(18)	(9)	(9)

(f)	To reverse the interest income related to marketable securities sold to fund a portion of the estimated purchase price, as described in Note 4(b):

($ in millions)	Pro Forma Fiscal Year Ended July 3, 2015	Pro Forma Six Months Ended January 1, 2016	Pro Forma Six Months Ended January 2, 2015
Reversal of applicable portion of SanDisk historical interest income	($40)	($15)	($22)

(g)	Adjustments to the pro forma combined provision for income taxes reflect estimated income tax rates applicable for each tax jurisdiction. The estimated income tax rates are based on the applicable enacted statutory tax rates for the periods referenced above and appropriately reflect certain basis differences that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled. These rates are estimates and do not take into account future income tax strategies that may be applied to the combined company.

Summary of Certain Statements of Income Pro Forma Adjustments

The following provides a summary of statements of income pro forma adjustments where multiple adjustments have impacted a single financial statement line item:

	Pro Forma Fiscal Year Ended July 3, 2015			Pro Forma Six Months Ended January 1, 2016			Pro Forma Six Months Ended January 2, 2015
($ in millions)	Cost of Revenue	R&D	SG&A	Cost of Revenue	R&D	SG&A	Cost of Revenue	R&D	SG&A
Elimination of cost of revenue for SanDisk sales to Western Digital (Note 5(a))	($10)	$—	$—	$—	$—	$—	($7)	$—	$—
Incremental share-based compensation expense (Note 5(b))	4	20	17	—	—	—	3	13	12
Incremental depreciation expense (Note 5(c))	103	31	14	48	15	6	55	16	7
Additional intangible asset amortization expense (Note 5(c))	164	(21)	57	82	(10)	28	78	(10)	31
Transaction cost and retention bonus (Note 5(d))	—	—	—	—	—	(56)	—	—	—

Net adjustment	$261	$30	$88	$130	$5	($22)	$129	$19	$50

6.	Sensitivity Analyses on the Effect of Change in Management’s Assumptions

The following tables show the effects on the estimated purchase price and impacted balance sheet line items of changes in management’s assumptions that there will be no Closing Cash Shortfall. A separate table shows the sensitivity of the estimated purchase price and goodwill to changes in Western Digital’s stock price.

The following represents the effect of changes in the assumption with respect to the Closing Cash Shortfall:

($ in millions)	Closing Cash Shortfall of 10% (i.e., 90% of Target Available Cash)	Closing Cash Shortfall of 25% (i.e., 75% of Target Available Cash)
Pro Forma Balance Sheet Data at January 1, 2016
Estimated Purchase Price	$16,030	$15,798
Goodwill	6,758	6,526
Cash	4,313	4,946
Shareholders’ equity	12,409	12,810

The following represents the effect of changes in the assumption with respect to Western Digital stock price as of closing:

Change in Stock Price ($ in millions, except stock price)	Stock price	Estimated purchase price	Goodwill
Increase of 10%	$54.11	$16,420	$7,149
Decrease of 10%	44.27	15,948	6,677

Western Digital financial history

Condensed Consolidated Balance Sheets

($ in millions, except par value)	January 1, 2016	July 3, 2015	June 2, 2014
Assets
Current assets:
Cash and cash equivalents	$5,363	$5,024	$4,804
Short-term investments	497	262	284
Accounts receivable, net	1,650	1,532	1,989
Inventories	1,238	1,368	1,226
Other current assets	200	331	417

Total current assets	8,948	8,517	8,720
Property, plant and equipment, net	2,801	2,965	3,293
Goodwill	2,766	2,766	2,559
Other intangible assets, net	292	332	454
Other non-current assets	659	601	473

Total assets	$15,466	$15,181	$15,499
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,806	$1,881	$1,971
Accrued arbitration award	32	—	758
Accrued expenses	505	470	412
Accrued compensation	315	330	460
Accrued warranty	144	150	119
Revolving credit facility	255	255	—
Current portion of long-term debt	188	156	125

Total current liabilities	3,245	3,242	3,845
Long-term debt	2,062	2,156	2,313
Other liabilities	602	564	499

Total liabilities	5,909	5,962	6,657
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; authorized — 5 shares; issued and outstanding — none	—	—	—
Common stock, $.01 par value; authorized — 450 shares; issued — 261 shares; outstanding — 232, 230 and 234 shares, respectively	3	3	3
Additional paid-in capital	2,421	2,428	2,331
Accumulated other comprehensive income (loss)	(8)	(20)	12
Retained earnings	9,407	9,107	8,066
Treasury stock — common shares at cost; 29, 31 shares and 27 shares, respectively	(2,266)	(2,299)	(1,570)

Total shareholders’ equity	9,557	9,219	8,842

Total liabilities and shareholders’ equity	$15,466	$15,181	$15,499

Consolidated Statements of Income (Annual)

	Fiscal Years Ended
($ in millions, except per share amounts)	July 3, 2015	June 27, 2014	June 28, 2013
Revenue, net	$14,572	$15,130	$15,351
Cost of revenue	10,351	10,770	10,988

Gross profit	4,221	4,360	4,363
Operating expenses:
Research and development	1,646	1,661	1,572
Selling, general and administrative	773	761	706
Charges related to arbitration award	15	52	681
Employee termination, asset impairment and other charges	176	95	138

Total operating expenses	2,610	2,569	3,097

Operating income	1,611	1,791	1,266
Other income (expense):
Interest and other income	15	17	11
Interest and other expense	(49)	(56)	(55)

Total other expense, net	(34)	(39)	(44)

Income before income taxes	1,577	1,752	1,222
Income tax provision	112	135	242

Net income	$1,465	$1,617	$980

Income per common share:
Basic	$6.31	$6.88	$4.07

Diluted	$6.18	$6.68	$3.98

Weighted average shares outstanding:
Basic	232	235	241
Diluted	237	242	246
Cash dividends declared per share	$1.80	$1.25	$1.00

Consolidated Statements of Income (YTD)

	Three Months Ended		Six Months Ended
($ in millions, except per share amounts)	January 1, 2016	January 2, 2015	January 1, 2016	January 2, 2015
Revenue, net	$3,317	$3,888	$6,677	$7,831
Cost of revenue	2,411	2,778	4,816	5,572

Gross profit	906	1,110	1,861	2,259
Operating expenses:
Research and development	389	426	774	863
Selling, general and administrative	207	164	399	384
Charges related to arbitration award	32	1	32	15
Employee termination, asset impairment and other charges	27	53	83	62

Total operating expenses	655	644	1,288	1,324

Operating income	251	466	573	935
Other income (expense):
Interest and other income	6	4	11	8
Interest and other expense	(13)	(12)	(26)	(25)

Total other expense, net	(7)	(8)	(15)	(17)

Income before income taxes	244	458	558	918
Income tax expense (benefit)	(7)	20	24	57

Net income	$251	$438	$534	$861

Income per common share:
Basic	$1.08	$1.88	$2.31	$3.70

Diluted	$1.07	$1.84	$2.28	$3.60

Weighted average shares outstanding:
Basic	232	233	231	233
Diluted	234	238	234	239
Cash dividends declared per share	$0.50	$0.40	$1.00	$0.80

Consolidated Statements of Cash Flows

	Six Months Ended		Fiscal Years Ended
(In $ in millions)	January 1, 2016	January 2, 2015	July 3, 2015	June 27, 2014	June 28, 2013
Cash flows from operating activities
Net income	$534	$861	$1,465	$1,617	$980
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	488	579	1,114	1,244	1,233
Stock-based compensation	79	80	162	156	137
Deferred income taxes	15	31	28	(13)	35
Gain from insurance recovery	—	(37)	(37)	(65)	—
Loss on disposal of assets	6	12	17	40	—
Non-cash portion of employee termination, asset impairment and other charges	18	19	86	62	19
Other non-cash operating activities, net	—	—	—	9	—
Changes in:
Accounts receivable, net	(118)	109	458	(175)	584
Inventories	127	(56)	(143)	—	22
Accounts payable	(58)	94	(148)	(32)	(511)
Accrued arbitration award	32	(758)	(758)	52	681
Accrued expenses	35	70	35	(56)	(122)
Accrued compensation	(15)	(9)	(134)	7	77
Other assets and liabilities	—	75	97	(30)	(16)

Net cash provided by operating activities	1,143	1,070	2,242	2,816	3,119

Cash flows from investing activities
Purchases of property, plant and equipment	(300)	(306)	(612)	(628)	(952)
Proceeds from sale of property, plant and equipment	—	7	—	—	—
Acquisitions, net of cash acquired	—	(6)	(257)	(823)	(1)
Purchases of investments	(408)	(595)	(857)	(561)	(17)
Proceeds from sales and maturities of investments	266	630	768	72	—
Other investing activities, net	(12)	16	5	4	—

Net cash used in investing activities	(454)	(254)	(953)	(1,936)	(970)

Cash flows from financing activities
Issuance of stock under employee stock plans	54	112	212	187	185
Taxes paid on vested stock awards under employee stock plans	(44)	(59)	(64)	(32)	(25)
Excess tax benefits from employee stock plans	(6)	11	19	60	45
Repurchases of common stock	(60)	(532)	(970)	(816)	(842)
Dividends paid to shareholders	(231)	(187)	(396)	(259)	(181)
Repayment of debt	(63)	(63)	(125)	(2,517)	(230)
Proceeds from debt, net of issuance costs	—	—	255	2,992	—

Net cash used in financing activities	(350)	(718)	(1,069)	(385)	(1,048)

Net increase in cash and cash equivalents	339	98	220	495	1,101
Cash and cash equivalents, beginning of year	5,024	4,804	4,804	4,309	3,208

Cash and cash equivalents, end of year	$5,363	$4,902	$5,024	$4,804	$4,309
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$21	$(45)	$47	$141	$146

Cash paid for interest	$22	$23	$45	$46	$49

Supplemental disclosure of non-cash financing activities:
Accrual of cash dividend declared	$116	$93	$116	$94	$59

Q2 FY2016 and YTD 2016 Compared to Q2 FY2015 and YTD 2015

•	Revenue. For the quarter ended January 1, 2016, net revenue was $3.3bn, a decrease of 15% from the prior-year period. Total hard drive shipments decreased to 49.7mm units for the quarter ended January 1, 2016 as compared to 61.0mm units in the prior-year period. For the six months ended January 1, 2016, net revenue was $6.7bn, a decrease of 15% from the prior-year period. Total hard drive shipments decreased to 101.4mm units for the six months ended January 1, 2016 as compared to 125.8mm units in the prior-year period. These decreases in revenue were primarily the result of a softer demand environment largely driven by a challenging global economic environment, partially offset by an increase in the average selling price (“ASP”) for HDDs due to changes in product mix. Additionally, the first fiscal quarter of the prior year included an additional week of revenue due to a 14-week quarter. For the quarter ended January 1, 2016, the ASP for HDDs increased to $61 compared to the prior-year period ASP for HDDs of $60. For the six months ended January 1, 2016, the ASP for HDDs increased to $61 compared to the prior-year period ASP for HDDs of $59.

•	Gross margin. For the three months ended January 1, 2016, gross margin decreased to 27.3%, as compared to 28.5% for the prior-year period. For the six months ended January 1, 2016, gross margin decreased to 27.9%, as compared to 28.8% for the prior-year period. These decreases in gross margin were primarily the result of a change in product mix and the absorption impact due to lower volume.

•	R&D. Research and development (“R&D”) expense was $389mm for the three months ended January 1, 2016, a decrease of $37mm from the prior-year period. This decrease was primarily the result of reductions in R&D costs as a result of business realignment initiatives from the prior-year period. R&D expense was $774mm for the six months ended January 1, 2016, a decrease of $89mm from the prior-year period. This decrease was primarily the result of an additional week of operating expenses during the first fiscal quarter of the prior year and reductions in R&D costs as a result of business realignment initiatives from the prior-year period. As a percentage of net revenue, R&D expense was 11.7% and 11.6% in the three and six months ended January 1, 2016, as compared to 11.0% in both the respective prior-year periods.

•	SG&A. Selling, general and administrative (“SG&A”) expense was $207mm for the three months ended January 1, 2016, an increase of $43mm from the prior-year period. This increase was primarily the result of acquisition-related expenses and charges incurred as part of cost-saving initiatives. SG&A expense was $399mm for the six months ended January 1, 2016, an increase of $15mm from the prior-year period. This increase was primarily the result of acquisition-related expenses and charges incurred as part of cost-saving initiatives, partially offset by an additional week of operating expenses during the first fiscal quarter of the prior year. SG&A expense as a percentage of net revenue was 6.2% and 6.0% in the three and six months ended January 1, 2016, respectively, as compared to 4.2% and 4.9% in the respective prior-year periods.

•	Interest expense. During both the three and six months ended January 1, 2016, Western Digital recorded $32mm of additional interest charges related to an arbitration award for claims brought against Western Digital and a now former employee of Western Digital by Seagate Technology LLC, as compared to $1mm and $15mm in the respective prior-year periods.

•	Employee termination, asset impairment and other charges. During the three and six months ended January 1, 2016, Western Digital recorded employee termination, asset impairment and other charges of $27mm and $83mm, respectively, in order to realign operations with anticipated market demand, as compared to $53mm and $62mm in the respective prior-year periods.

•

Other Income (Expense). Other expense, net for the three and six months ended January 1, 2016 was $7mm and $15mm, respectively, as compared to $8mm and $17mm in the respective prior-year periods. Interest and other income for the three and six months ended January 1, 2016 increased $2mm and $3mm, respectively, as compared to the prior-year periods due to a higher average daily invested cash balance. Interest and other expense for both the three and six months ended January 1, 2016 increased $1mm, as compared to both the prior-year periods due to interest on a higher debt balance.

•	Income Tax Provision. Western Digital had an income tax benefit of $7mm and income tax expense of $24mm in the three and six months ended January 1, 2016, respectively. Its income tax expense for the three and six months ended January 2, 2015 was $20mm and $57mm, respectively. Western Digital’s tax provision for both the three and six months ended January 1, 2016 reflects a tax benefit of $30mm for the retroactive extension of the U.S. Federal R&D tax credit that was permanently signed into law on December 19, 2015 and a tax benefit of $34mm from restructuring activities. The remaining differences between the effective tax rate and the U.S. Federal statutory rate are primarily due to tax holidays in Malaysia, the Philippines, Singapore and Thailand that expire at various dates from 2016 through 2025 and the current year generation of income tax credits.

Fiscal Year 2015 Compared to Fiscal Year 2014

•	Revenue. Net revenue was $14.6bn for 2015, a decrease of 4% from 2014. The decrease was primarily due to a 8% decline in total HDD shipments, partially offset by an increase in ASPs. Total HDD shipments in 2015 decreased to 229mm units as compared to 249m units for the prior year primarily due to a decrease in client PC demand. ASPs were $60 for 2015, an increase of $2 from 2014, primarily due to a change in product mix.

•	Gross Profit. Gross profit for 2015 was $4.2bn, a decrease of $139mm from the prior year. The decrease was primarily due to lower volume. Gross profit as a percentage of net revenue remained relatively flat at 29.0% in 2015 as compared to 28.8% in 2014.

•	R&D. Research and development (“R&D”) expense was $1.6bn in 2015, a decrease of $15mm, or 1%, over the prior year. This slight decrease was primarily due to lower incentive compensation, partially offset by an additional week in fiscal 2015 and additional expenses related to Western Digital’s acquisitions.

•	SG&A. Selling, general and administrative (“SG&A”) expense was $773mm in 2015, an increase of $12mm, or 2%, as compared to 2014. Adjusting for a $37mm flood-related insurance recovery in 2015 compared to a $65mm flood-related insurance recovery in 2014, SG&A expense decreased $16mm, or 2% compared to 2014. This slight decrease was primarily due to lower incentive compensation, partially offset by an additional week in fiscal 2015 and additional expenses related to acquisitions.

•	Other charges. During 2015 and 2014, Western Digital recorded $15mm and $52mm, respectively, for charges related to the Seagate matter.

•	Employee termination, asset impairment and other charges. During 2015, Western Digital recorded $176mm of employee termination, asset impairment and other charges. These charges consisted of $82mm of employee termination costs, $82mm of asset impairment charges and $12mm of contract termination and other charges. During 2014, WD recorded $95mm of employee termination, asset impairment and other charges. These charges consisted of $27mm of employee termination costs, $62mm of asset impairment charges and $6mm of contract termination and other charges.

•	Other Expense, net. Other expense, net was $34mm in 2015 compared to $39mm in 2014. Interest and other income decreased to $15mm in 2015 from $17mm in 2014, primarily due a $3mm gain on the sale of Western Digital’s auction-rate securities in 2014. Interest and other expense decreased to $49mm in 2015, from $56mm in 2014, primarily due to a $4mm write-off of debt issuance costs in 2014.

•	Income Tax Provision. Income tax expense was $112mm in 2015 as compared to $135mm in 2014. Tax expense as a percentage of income before taxes was 7.1% in 2015 compared to 7.7% in 2014. Income tax provision for 2015 reflects a tax benefit of $27mm as a result of the retroactive extension of the U.S. Federal research and development tax credit (the “R&D credit”) that was signed into law on December 19, 2014. The differences between the effective tax rate and the U.S. Federal statutory rate are primarily due to tax holidays in Malaysia, the Philippines, Singapore and Thailand that expire at various dates from 2016 through 2025 and the current year generation of income tax credits.

Fiscal Year 2014 Compared to Fiscal Year 2013

•	Revenue. Net revenue was $15.1bn for 2014, a decrease of 1% from 2013. ASPs were $58 for 2014, a decrease of $3 from 2013. These decreases were primarily due to modest price declines and a change in product mix, partially offset by an increase in unit shipments. Total hard drive shipments in 2014 increased to 249mm units as compared to 242mm units for the prior year primarily due to strength in CE solutions, including gaming consoles.

•	Gross Profit. Gross profit for 2014 was $4.4bn, a decrease of $3mm from the prior year. Gross profit as a percentage of net revenue increased to 28.8% in 2014 as compared to 28.4% in 2013. The increase in gross profit as a percentage of net revenue was primarily driven by higher volumes in 2014 as compared to 2013 as well as a continued focus on operational excellence.

•	R&D. R&D expense was $1.7bn in 2014, an increase of $89mm, or 6%, over the prior year. This increase was primarily due to the inclusion of Virident and sTec’s R&D expenses from the dates of acquisition and the continued investment in product development. As a percentage of net revenue, R&D expense increased to 11.0% in 2014 compared to 10.2% in 2013.

•	SG&A. SG&A expense was $761mm in 2014, an increase of $55mm, or 8%, as compared to 2013. This increase in SG&A expense was primarily due to the inclusion of Virident and sTec’s SG&A expenses from the dates of acquisition and the expansion of sales and marketing to support new products and growing markets, partially offset by a $65 million gain on flood-related insurance recovery. SG&A expense as a percentage of net revenue increased to 5.0% in 2014 compared to 4.6% in 2013.

•	Other charges. During 2014 and 2013, Western Digital recorded $52mm and $681mm, respectively, for charges related to the Seagate matter.

•	Employee termination, asset impairment and other charges. During 2014, Western Digital recorded $95mm of employee termination, asset impairment and other charges. These charges consisted of $27mm of employee termination costs, $62mm of asset impairment charges and $6mm of other charges. During 2013, Western Digital recorded $138mm of employee termination, asset impairment and other charges. These charges consisted of $109mm of employee termination costs, $14mm of asset impairment charges and $15mm of other charges.

•	Other Expense, net. Other expense, net was $39mm in 2014 compared to $44mm in 2013. Interest and other income increased from $11mm in 2013 to $17mm in 2014 primarily due to a $3mm gain on the sale of auction-rate securities in 2014 and a higher average daily invested cash balance for the period. Interest and other expense increased from $55mm in 2013 to $56mm in 2014, primarily due to a $4mm write-off of debt issuance costs associated with lenders that extinguished or reduced their participation in new credit agreement, offset by lower variable interest rates on average debt balance in 2014.

•	Income Tax Provision. Income tax expense was $135mm in 2014 as compared to $242mm in 2013. Tax expense as a percentage of income before taxes was 7.7% in 2014 compared to 19.8% in 2013. Western Digital recorded an $88mm charge to reduce previously recognized California deferred tax assets in fiscal 2013 as a result of the enactment of California Proposition 39. California Proposition 39, which was approved by California voters on November 6, 2012, affects California state income tax apportionment for most multi-state taxpayers for tax years beginning on or after January 1, 2013. The differences between the effective tax rate and the U.S. Federal statutory rate are primarily due to tax holidays in Malaysia, the Philippines, Singapore and Thailand that expire at various dates from 2016 through 2025 and the current year generation of income tax credits.

Western Digital non-GAAP reconciliations

FYE Friday closest to 6/30, $ in millions	FY ‘13	FY ‘14	FY ‘15	LTM 1/1/2016
Non-GAAP gross profit
GAAP gross profit	$4,363	$4,360	$4,221	$3,823
Acquisition related adjustments	0	0	0	0
Charges related to cost saving initiatives	0	0	0	22
Other	0	10	40	1
Amortization of acquired intangible assets	149	154	134	90
Non GAAP gross profit	$4,512	$4,524	$4,395	$3,936
Non GAAP gross margin	29.4%	29.9%	30.2%	29.3%

EBITDA
GAAP operating income	$1,266	$1,791	$1,611	$1,249
Depreciation & Amortization	1,233	1,244	1,114	1,023
EBITDA	$2,499	$3,035	$2,725	$2,272
Stock-based compensation	137	156	162	161
Charges related to cost saving initiatives	0	0	0	37
Employee, termination, asset impairment and other charges	138	95	176	197
Charges related to arbitration award	681	52	15	32
Acquisition-related adjustments	7	13	3	30
Flood-related insurance recovery	0	(65)	(37)	0
Other	11	54	55	10
Adjusted EBITDA	$3,473	$3,340	$3,099	$2,739

Free cash flow
Cash from operations	$3,119	$2,816	$2,242	$2,315
Less: Capital expenditures	952	628	612	606
Add: One time arbitration expense	0	0	773	0
Free cash flow	$2,167	$2,189	$2,403	$1,709

Note: Numbers may not add up due to rounding

SanDisk financial history

Consolidated Balance Sheets

(In thousands)	January 3, 2016	December 28, 2014
Assets
Current assets:
Cash and cash equivalents	$1,478,948	$809,003
Short-term marketable securities	2,527,245	1,455,509
Accounts receivable, net	618,191	842,476
Inventory	809,395	698,011
Deferred taxes	—	180,134
Other current assets	226,007	210,065

Total current assets	5,659,786	4,195,198
Long-term marketable securities	117,142	2,758,475
Property and equipment, net	817,130	724,357
Notes receivable and investments in Flash Ventures	1,009,989	962,817
Deferred taxes	325,033	161,827
Goodwill	831,328	831,328
Intangible assets, net	296,726	542,351
Other non-current assets	173,627	97,472

Total assets	$9,230,761	$10,273,825
Liabilities, convertible short-term debt conversion obligation and equity
Current liabilities:
Accounts payable trade	$323,280	$404,237
Accounts payable to related parties	177,510	136,051
Convertible short-term debt	913,178	864,718
Other current accrued liabilities	353,940	506,293
Deferred income on shipments to distributors and retailers and deferred revenue	235,572	274,657

Total current liabilities	2,003,480	2,185,956
Convertible long-term debt	1,237,776	1,188,491
Non-current liabilities	170,093	245,554

Total liabilities	3,411,349	3,620,001
Commitments and contingencies
Convertible short-term debt conversion obligation	80,488	127,143
Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized shares: 4,000,000, Issued and outstanding: none	—	—
Common stock, $0.001 par value, Authorized shares: 800,000,000, Issued and outstanding: 200,973,254 in 2015 and 215,743,090 in 2014	201	216
Capital in excess of par value	5,203,725	5,236,766
Retained earnings	733,937	1,499,149
Accumulated other comprehensive loss	(198,939)	(208,072)

Total stockholders’ equity	5,738,924	6,528,059
Non-controlling interests	—	(1,378)

Total equity	5,738,924	6,526,681

Total liabilities, convertible short-term debt conversion obligation and equity	$9,230,761	$10,273,825

Consolidated Statements of Operations

	Years ended
(In thousands, except per share amounts)	January 3, 2016	December 28, 2014	December 29, 2013
Revenue	$5,564,872	$6,627,701	$6,170,003
Cost of revenue	3,196,583	3,458,954	3,252,988
Amortization of acquisition-related intangible assets	111,220	100,899	49,532

Total cost of revenue	3,307,803	3,559,853	3,302,520

Gross profit	2,257,069	3,067,848	2,867,483
Operating expenses:
Research and development	883,242	852,310	742,268
Sales and marketing	387,394	383,288	276,312
General and administrative	174,142	214,902	192,310
Amortization of acquisition-related intangible assets	53,349	26,423	11,155
Impairment of acquisition-related intangible assets	61,000	—	83,228
Restructuring and other	53,252	32,991	—
Western Digital acquisition-related expenses	28,065	—	—

Total operating expenses	1,640,444	1,509,914	1,305,273

Operating income	616,625	1,557,934	1,562,210
Interest income	36,444	51,811	48,785
Gain on investments	1,208	4,763	3,219
Interest (expense) and other income (expense), net	(124,653)	(125,478)	(98,065)

Total other income (expense), net	(87,001)	(68,904)	(46,061)

Income before income taxes	529,624	1,489,030	1,516,149
Provision for income taxes	141,146	481,584	473,492

Net income	$388,478	$1,007,446	$1,042,657
Net income per share:
Basic	$1.89	$4.52	$4.44

Diluted	$1.82	$4.23	$4.34

Shares used in computing net income per share:
Basic	205,443	222,714	234,886
Diluted	212,900	238,209	240,236
Cash dividends declared per share	$0.90	$1.05	$0.45

Consolidated Statements of Cash Flows

	Years ended
(In thousands)	January 3, 2016	December 28, 2014	December 29, 2013
Cash flows from operating activities:
Net income	$388,478	$1,007,446	$1,042,657
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	(4,891)	(7,915)	527
Depreciation	280,170	254,271	226,334
Amortization	340,925	324,231	237,731
Provision for doubtful accounts	709	857	2,167
Share-based compensation expense	172,396	155,313	99,756
Excess tax benefit from share-based plans	(12,232)	(44,919)	(27,198)
Impairment and other	67,599	6,790	75,561
Other non-operating	(9,620)	636	(792)
Changes in operating assets and liabilities:
Accounts receivable, net	224,915	(118,606)	(51,125)
Inventory	(110,250)	136,442	23,310
Other assets	(70,636)	37,738	147,713
Accounts payable trade	(47,690)	37,380	16,377
Accounts payable to related parties	41,459	(10,913)	(67,842)
Other liabilities	(214,652)	(80,303)	138,496

Total adjustments	658,202	691,002	821,015

Net cash provided by operating activities	1,046,680	1,698,448	1,863,672

Cash flows from investing activities:
Purchases of short and long-term marketable securities	(3,073,012)	(4,106,494)	(4,925,520)
Proceeds from sales of short and long-term marketable securities	4,105,992	4,114,712	3,701,528
Proceeds from maturities of short and long-term marketable securities	456,653	772,882	751,900
Acquisition of property and equipment, net	(413,828)	(232,786)	(213,415)
Investment in Flash Ventures	—	(24,296)	(12,342)
Notes receivable issuances to Flash Ventures	(323,382)	(181,481)	(37,099)
Notes receivable proceeds from Flash Ventures	285,070	231,409	124,765
Purchased technology and other assets	(8,959)	(24,837)	(8,377)
Acquisitions, net of cash acquired	—	(1,063,798)	(304,320)
Other	(866)	—	—

Net cash provided by (used in) investing activities	1,027,668	(514,689)	(922,880)

Cash flows from financing activities:
Proceeds from issuance of convertible senior notes, net of issuance costs	—	—	1,483,125
Purchase of convertible bond hedge	—	—	(331,650)
Proceeds from sale of warrants	—	—	217,800
Repayment of debt financing	(73)	(3,212)	(928,061)
Distribution to non-controlling interests	—	—	(87)
Proceeds from employee stock programs	68,514	181,486	266,044
Excess tax benefit from share-based plans	12,232	44,919	27,198
Dividends paid	(188,911)	(234,565)	(101,191)
Repurchase of common stock	(1,250,263)	(1,300,212)	(1,589,539)
Taxes paid related to net share settlement of equity awards	(44,695)	(41,264)	—

Net cash used in financing activities	(1,403,196)	(1,352,848)	(956,361)

Effect of changes in foreign currency exchange rates on cash	(1,207)	(8,154)	6,345
Net increase (decrease) in cash and cash equivalents	669,945	(177,243)	(9,224)
Cash and cash equivalents at beginning of year	809,003	986,246	995,470

Cash and cash equivalents at end of year	$1,478,948	$809,003	$986,246
Supplemental disclosure of cash flow information:
Property and equipment additions not yet paid in cash	$80,523	$119,151	$49,376

Cash paid for income taxes, net of refunds	$(257,230)	$(433,959)	$(373,183)

Cash paid for interest expense	$(22,471)	$(22,349)	$(20,403)

Fiscal Year 2015 Compared to Fiscal Year 2014

Revenue.

The changes in revenue by category were due primarily to the following:

•	Removable revenue decreased 11%, due primarily to lower sales of cards to private label customers and retail price declines exceeding unit growth

•	Embedded revenue decreased 12%, due primarily to lower sales of iNAND and MCP products, partially offset by higher sales of custom embedded products

•	Enterprise Solutions revenue increased 10%, due primarily to higher sales of PCIe solutions from the Fusion-io acquisition completed in the third quarter of 2014, and higher sales of SATA solutions, partially offset by lower sales of SAS solutions

•	cSSD Solutions revenue decreased 50%, due primarily to a significant cSSD program ending for SanDisk at a large customer, partially offset by growth in cSSD products to other customers; and

•	Other revenue decreased 4%, driven by lower sales of wafers and components, partially offset by higher license and royalty

The changes in revenue by geography were due primarily to the following:

•	Revenue in the U.S. was approximately the same as the previous year with lower sales of removable products offset by higher sales of cSSD solutions and enterprise solutions

•	Revenue in Asia-Pacific decreased due primarily to a significant cSSD program ending for SanDisk at a large customer, lower revenue from embedded products, removable products, wafers and components, partially offset by higher license and royalty revenue

•	Revenue in Europe, Middle East and Africa increased due primarily to higher sales of enterprise solutions and cSSD solutions, partially offset by lower revenue from removable products

•	Revenue in other foreign countries decreased due primarily to lower sales of removable and embedded products

•	Gross margin. The lower gross margin for 2015, compared to 2014, resulted primarily from the impact of a 34% decline in blended average selling price per GB exceeding the impact of a 27% decline in blended average cost per GB. The reduction in SanDisk’s average selling price per GB was driven by both the market environment and product mix. The reduction in blended average cost per GB in 2015 was derived primarily from technology transitions, non-memory cost reductions and a weaker Japanese yen relative to the U.S. dollar, partially offset by higher inventory-related charges, higher usage of non-captive memory, and start-up costs related to Malaysia assembly and test facility

•	R&D. The increase in research and development expense for 2015, compared to 2014, was due primarily to increases in third-party engineering expense of $26mm, higher equipment depreciation of $10mm, and facilities expense of $4mm, partially offset by a decrease in engineering product costs of $11mm and lower employee-related costs of $1mm. The slightly lower employee-related costs of $1mm were due primarily to decreases in incentive compensation expense of $41mm, partially offset by increases in salary and benefit costs of $27mm and share-based compensation expense of $13mm, both due primarily to an increase in headcount, in part related to the acquisition of Fusion-io in July 2014

•	Sales & Marketing. The slight increase in sales and marketing expense for 2015, compared to 2014, was due primarily to increases in employee-related costs of $10mm and other expenses of $4mm, partially offset by a decrease in advertising expense of $11mm. The higher employee-related costs of $10mm include increases in salary and benefit costs of $25mm, in part related to the acquisition of Fusion-io in July 2014, partially offset by a decrease in incentive compensation expense of $16mm

•	G&A. The decrease in general and administrative expense for 2015, compared to 2014, was due primarily to decreases in legal expense of $18mm, employee-related costs of $11mm, charitable contributions expense of $6mm, and outside services expense of $5mm. The lower employee-related costs of $11mm were due primarily to a decrease in incentive compensation expense of $9mm

•	Amortization of acquisition-related intangibles. The increase in amortization of acquisition-related intangible assets for 2015, compared to 2014, was due to the acquisition of Fusion-io which was completed in the third quarter of 2014

•	Impairment of acquisition-related intangible assets. Impairment of acquisition-related intangible assets for 2015 related to an IPR&D project from the acquisition of Fusion-io. The project was cancelled and resources were redirected towards the next-generation PCIe and converged enterprise platform.

•	Restructuring and others. Restructuring and other expense for 2015 primarily included legal settlements as well as charges and adjustments related to the 2015 Restructuring Plan and the 2014 Restructuring Plan. During 2015, SanDisk implemented a restructuring plan, which primarily consisted of reductions in workforce related to realignment of certain projects. The 2015 Restructuring Plan included severance and benefits related to involuntary terminations of personnel in manufacturing operations, research and development, sales and marketing, and general and administrative functions of the organization, in the U.S. and other countries. The 2015 Restructuring Plan is estimated to reduce annual employee expenses by approximately $42mm.

•	Expenses related to Western Digital acquisition. In October 2015, SanDisk entered into a definitive agreement under which Western Digital will acquire all of outstanding shares of common stock for a combination of cash and Western Digital common stock. In the fourth quarter of 2015, SanDisk incurred, and in 2016 SanDisk expects to continue to incur, expenses such as transaction, legal, employee-related and other costs related to the pending acquisition of SanDisk by Western Digital through the closing of this acquisition

•	Other income. Total other income (expense), net for 2015, compared to 2014, reflected a higher net expense due to lower interest income and higher interest expense, partially offset by lower expense from other income (expense), net. Interest income decreased due to lower balances of cash and cash equivalents, and short and long-term marketable securities. Interest expense increased due to interest accretion on convertible debt securities. Other income (expense), net was a lower net expense in 2015, due primarily to an impairment charge in 2014 and lower foreign exchange losses

•	Income tax provision. 2015 and 2014 provisions for income taxes differ from the U.S. statutory tax rate of 35% due primarily to settlements with tax authorities, the non-deductibility of certain share-based compensation, the impact of state taxes, R&D credits, tax-exempt interest and earnings from foreign operations. Earnings and taxes resulting from foreign operations are largely attributable to SanDisk’s Chinese, Irish, Israeli, Japanese and Malaysian entities. The lower effective tax rate for 2015, compared to 2014, is primarily attributable to higher tax benefits resulting from settlements of audits and a decrease in state income taxes, partially offset by increased nondeductible share-based compensation. In 2015 and 2014, SanDisk recorded tax benefits of $37mm and $25mm, respectively, as a result of several audit settlements. The Protecting Americans from Tax Hikes (PATH) Act of 2015 enacted on December 18, 2015 extended and made permanent the federal R&D tax credit. As a result, SanDisk’s income tax provision for 2015 includes a tax benefit that reduced effective annual tax rate. SanDisk recorded federal R&D tax benefits of $11mm and $19mm in 2015 and 2014, respectively

Fiscal Year 2014 Compared to Fiscal Year 2013

Revenue.

The changes in revenue by category for 2014, compared to 2013, were due primarily to the following

•	Removable revenue comprised 38% of revenue mix and revenue was lower by 5% year-over-year, due primarily to lower sales of imaging cards, USB drives and gaming cards

•	SSD solutions achieved 29% of revenue mix, with a 61% year-over-year revenue growth rate. SanDisk experienced growth in sales of both cSSD solutions and eSSD solutions, with growth in eSSD solutions partially benefiting from the acquisition of SMART Storage Systems, or SMART Storage, in August 2013 and the acquisition of Fusion-io in July 2014

•	Embedded revenue comprised 22% of revenue mix and was lower by 11% year-over-year, due primarily to lower sales of custom embedded solutions

The changes in revenue by geography were due primarily to the following:

•	Revenue in the U.S. increased due primarily to increased sales of client and eSSD products and cards for mobile devices, partially offset by lower sales of imaging cards and USB drives

•	Revenue in Asia-Pacific increased due primarily to increased sales of client and eSSD products, wafer and components, and cards for mobile devices, partially offset by lower sales of embedded products, gaming cards and imaging cards

•	Revenue in the Europe, Middle East and Africa increased due primarily to increased sales of client and eSSD products, partially offset by lower sales of imaging cards and USB drives

•	Revenue in other foreign countries decreased due primarily to lower sales of imaging cards and cards for mobile devices, partially offset by higher sales of embedded products

•	Gross margin. Gross margin was approximately the same in 2014, compared to 2013, as blended average selling price per GB and blended average cost per GB both declined by 22%. Gross margin in 2014 was negatively impacted by a decreased mix of removable product revenue, an increased mix of cSSD revenue, increased amortization of acquisition-related intangible assets and increased share-based compensation. Gross margin in 2014 was positively impacted by an increased mix of eSSD revenue, a decreased mix of embedded revenue and a weaker Japanese yen relative to the U.S. dollar

•	R&D. The increase in research and development expense for 2014, compared to 2013, was due primarily to higher employee-related costs of $73mm, higher facility costs of $20mm, an increase in third-party services of $12mm and an increase in higher equipment depreciation of $9mm, partially offset by lower third-party license costs of $10mm. The higher employee-related costs were due primarily to an increase in salary and benefits of $69mm and share-based compensation of $23mm, due primarily to increased headcount, which was in part related to acquisition of Fusion-io, partially offset by lower incentive compensation of $19mm

•	Sales & Marketing. The increase in sales and marketing expense for 2014, compared to 2013, was due primarily to higher employee-related costs of $77mm, higher advertising, branding and merchandising of $19mm, increased facility costs of $6mm, and an increase in outside services of $4mm. The higher employee-related costs were due primarily to an increase in salary and benefits of $65mm and share-based compensation expense of $17mm, due primarily to increased headcount, which was in part related to acquisition of Fusion-io, partially offset by lower incentive compensation of $5mm

•	G&A. The increase in general and administrative expense for 2014, compared to 2013, was due primarily to an increase in employee-related costs of $20mm and higher legal costs of $12mm, partially offset by lower outside service expense of $3mm and lower other costs of $4mm. The higher employee-related costs were due primarily to an increase in salary and benefits of $14mm and share-based compensation expense of $10mm, due primarily to increased headcount, which was in part related to the acquisition of Fusion-io, partially offset by lower incentive compensation of $4mm

•	Amortization of acquisition-related intangibles. Amortization of acquisition-related intangible assets in 2014, compared to 2013, was higher due to a full year of amortization of intangible assets from the acquisition of SMART Storage, which was completed in the third quarter of 2013, and from Fusion-io acquisition which was completed in the third quarter of 2014

•	Impairment of acquisition-related intangible assets. In 2013, SanDisk impaired and wrote off $83mm of IPR&D and amortizable intangible assets related to its acquisition of Pliant Technology, Inc.

•	Restructuring and others. During 2014, SanDisk implemented a restructuring plan, which primarily consisted of reductions in workforce related to redundant activities due to the Fusion-io acquisition, as well as realignment of certain projects. The 2014 Restructuring Plan included severance and benefits related to involuntary terminations of personnel in manufacturing operations, research and development, sales and marketing, and general and administrative functions of the organization, in the U.S. and other countries. In addition, SanDisk recorded other expense related to the acquisition of Fusion-io, which primarily consisted of legal, banker, accounting and tax fees, certain employee change of control charges and employee retention bonus payments, and litigation and integration expenses

•	Other income. Total other income (expense), net for 2014 reflected a higher net expense, compared to 2013, due primarily to higher interest expense as a result of higher average convertible debt balances, partially offset by increased interest income due primarily to realized gains on sales of marketable securities. “Other income (expense), net” was a higher expense in 2014, compared to 2013, due to an impairment charge on a loan provided to ioControl®, a product line of Fusion-io which SanDisk divested in the fourth quarter of 2014

•	Income tax provision. 2014 and 2013 provisions for income taxes differ from the U.S. statutory tax rate of 35% due primarily to settlements with tax authorities and the non-deductibility of certain share-based compensation, the impact of state taxes, R&D credits, tax-exempt interest and earnings from foreign operations. Earnings and taxes resulting from foreign operations are largely attributable to SanDisk’s Chinese, Irish, Israeli and Japanese entities. The higher effective tax rate for 2014, compared to 2013, and was due primarily to the retroactive inclusion of the 2012 federal R&D tax credit in 2013. SanDisk is subject to U.S. federal income tax as well as income taxes in multiple state and foreign jurisdictions. SanDisk recorded federal R&D tax benefits of $19mm in both 2014 and 2013.

SanDisk non-GAAP reconciliations

FYE Sunday closest to 12/31, $ in millions	FY ‘13	FY ‘14	FY ‘15
Gross profit
GAAP gross profit	$2,867	$3,068	$2,257
Stock-based compensation	10	15	19
Amortization of acquisition-related intangible assets	50	101	111
Inventory step-up expense	0	8	0
Non-GAAP gross profit	$2,927	$3,191	$2,387
Non-GAAP gross margin	47.4%	48.1%	42.9%

EBITDA
GAAP operating income	$1,562	$1,558	$617
Depreciation & Amortization	311	403	465
EBITDA	$1,873	$1,961	$1,081
Stock-based compensation	100	155	172
Impairment of acquisition-related intangible assets	83	0	61
Restructuring expenses	0	33	53
Inventory step-up expense	0	8	0
Western Digital acquisition-related expenses	0	0	28
Adjusted EBITDA	$2,056	$2,157	$1,396

Free cash flow
Cash from operations	$1,864	$1,698	$1,047
Less: Capital expenditures	(213)	(233)	(414)
Less: Cash (outflow)/inflow for Joint Venture capital investments	75	26	(38)
Free cash flow	$1,726	$1,491	$595

Note: Numbers may not add up due to rounding

8.	Glossary of Terms

Abbreviation	Definition

cSSD	Client SSD

EB	Exabyte

eSSD	Enterprise SSD

FAB	Fabrication facility

Flash Memory	Electronic non-volatile computer storage medium that can be electrically erased and reprogrammed

Flash Ventures	SanDisk - Toshiba joint venture entities collectively (Flash Partners, Flash Alliance and Flash Forward)

GB	Gigabyte

GTM	Go-to-market

HDD	Hard Disk Drives

HGST	Hitachi Global Storage Technologies

MOFCOM	Ministry of Commerce of the People’s Republic of China

NAND flash	Flash memory based on NAND logic gate

2D NAND	Flash memory cells in a two dimensional array on a silicon substrate

3D NAND	Flash memory cells in a three dimensional array by stacking cells on top of each other enabling significant density increases

NVM	Non-volatile Memory

PB	Petabyte

PCIe	Peripheral Component Interconnect Express; type of interface that connects a computer to storage devices

ReRAM	Resistive random-access memory; type of non-volatile random-access computer memory currently under development

SAS	Serial Attached SCSI; type of interface that connects a computer to storage devices

SATA	Serial Advanced Technology Attachment; type of interface that connects a computer to storage devices

SSD	Solid State Drives

TAM	Total Addressable Market

TB	Terabyte

USB drive	Universal Serial Bus; Flash based storage device

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding Western Digital Corporation’s (“Western Digital”) product and technology positioning, the anticipated benefits and timing of the integration of HGST and Western Digital and Western Digital’s proposed merger with SanDisk Corporation (“SanDisk”) (including financing of the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding Western Digital’s (and Western Digital’s and SanDisk’s combined) expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the use of forward-looking words, such as “may,” “will,” “could,” “would,” “should,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “approximate,” “intend,” “upside,” and the like, or the use of future tense. Statements contained herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of Western Digital (and the combined businesses of Western Digital and SanDisk), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of Western Digital based upon currently available information. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from Western Digital’s expectations as a result of a variety of factors, including, without limitation, those discussed below. These forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Western Digital is unable to predict or control, that may cause actual results, performance or plans to differ materially from those expressed or implied by such forward-looking statements, including: volatility in global economic conditions; business conditions and growth in the storage ecosystem; pricing trends and fluctuations in average selling prices; the availability and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; the development and introduction of products based on new technologies and expansion into new data storage markets; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including Western Digital’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Western Digital undertakes no obligation to update these forward-looking statements to reflect new information or events.

Risks and uncertainties related to the proposed merger include, but are not limited to, the risk that SanDisk’s stockholders do not approve the merger or that Western Digital’s stockholders do not approve the issuance of stock in the merger (to the extent such approval is required), potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the merger, uncertainties as to the timing of the merger, the possibility that the closing conditions to the proposed merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary approval, adverse effects on Western Digital’s stock price resulting from the announcement or completion of the merger, competitive responses to the announcement or completion of the merger, costs and difficulties related to the integration of SanDisk’s businesses and operations with Western Digital’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the merger, uncertainties as to whether the completion of the merger or any transaction will have the accretive effect on Western Digital’s earnings or cash flows that it expects, unexpected costs, liabilities, charges or expenses resulting from the merger, litigation relating to the merger, the inability to retain key personnel, and any changes in general economic and/or industry-specific conditions. In addition to the factors set forth above, other factors that may affect Western Digital’s or SanDisk’s plans, results or stock price are set forth in Western Digital’s and SanDisk’s respective filings with the SEC, including Western Digital’s and SanDisk’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and Western Digital’s

most recent registration statement on Form S-4, referred to below. Many of these factors are beyond Western Digital’s and SanDisk’s control. Western Digital and SanDisk caution investors that any forward-looking statements made by Western Digital or SanDisk are not guarantees of future performance. Neither Western Digital nor SanDisk intend, or undertake any obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

This presentation contains financial measures defined as non-GAAP by the SEC. We believe that certain non-GAAP financial measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating our operating performance. Non-GAAP information is used to evaluate business performance and management’s effectiveness. These measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures may not be calculated in the same manner by all companies and therefore may not be comparable.

Important Additional Information and Where to find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between Western Digital and SanDisk. In connection with the proposed merger, Western Digital filed a registration statement on Form S-4 with the SEC on December 11, 2015, as amended by Amendment No. 1, dated January 27, 2016 and by Amendment No. 2, dated February 5, 2016, which was declared effective by the SEC on February 5, 2016, and Western Digital filed the definitive proxy statement/prospectus on February 5, 2016. Western Digital and SanDisk began to mail the definitive joint proxy statement/prospectus to their respective stockholders on February 5, 2016. This material is not a substitute for the joint proxy statement/prospectus or registration statement or for any other document that Western Digital or SanDisk may file with the SEC and send to Western Digital’s and/or SanDisk’s stockholders in connection with the proposed merger. INVESTORS AND SECURITY HOLDERS OF WESTERN DIGITAL AND SANDISK ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus as well as other filings containing information about Western Digital and SanDisk, without charge, at the SEC’s website, http://www.sec.gov. Copies of the documents filed with the SEC by Western Digital will be available free of charge on Western Digital’s website at http://www.wdc.com. Copies of the documents filed with the SEC by SanDisk will be available free of charge on SanDisk’s website at http://www.sandisk.com.

Participants in Solicitation

Western Digital, SanDisk and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from their respective stockholders in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders in connection with the proposed transaction is set forth in the definitive joint proxy statement/prospectus referred to above. You can find information about Western Digital’s and SanDisk’s executive officers and directors in the definitive proxy statement referred to above and about SanDisk’s executive officers and directors in its definitive proxy statement filed with the SEC on April 27, 2015. You can obtain free copies of these documents from Western Digital and SanDisk, respectively, using the contact information above. Investors may obtain additional information regarding the interest of such participants by reading the joint proxy statement/prospectus filed on Western Digital’s most recent Form S-4.